UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Walgreen Co.
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108 Wilmot Road

Deerfield, Illinois 60015

November 25, 2013

Dear Fellow Shareholders:

Please join us Wednesday, January 8, 2014, at 2:00 p.m., Central Standard Time, for our Annual Shareholders’ Meeting. As in past years, the meeting will be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois. For your convenience, a shuttle service will run from the Navy Pier main entrance and parking garages to Entrance 2, Lobby 3.

Fiscal 2013 was a year of major strategic progress as we crystalized and advanced the transformation of our company for long-term sustainable growth and value creation. We are “Well” positioned for a strong future.

Continuing to meet our long-term goal of delivering top-tier shareholder returns, Walgreens this year returned $1.0 billion to shareholders through dividends. Over the past five years, Walgreens dividend has grown at a compound annual growth rate of nearly 23 percent, compared with 10 percent for the Dow Jones Industrial Average and 6 percent for the S&P 500.

With our breakthrough “Well Experience” concepts … transformation of community pharmacy to play a greater role in healthcare in America … and the global platform we are building through our strategic partnership with Alliance Boots and our long-term strategic relationship with AmerisourceBergen – we are establishing the first global pharmacy-led, health and wellbeing enterprise, seizing opportunities to lead the market in the decades ahead.

Please mark your calendar for January 8. Closed captioning will be offered during the entire meeting, including questions and answers. If you are unable to attend the meeting in person, please join us online at Walgreens.com at 2:00 p.m., Central Standard Time, that day to hear a live broadcast. A video re-broadcast is expected to be available on our website by Monday, January 13.

Your vote is very important. Whether or not you plan to attend the meeting, please vote at your earliest convenience by following the instructions in the notice of internet availability of proxy materials or the proxy card you received in the mail.

Our very best wishes for a happy and healthy holiday season, and thank you for your continued trust and confidence in Walgreens. Be well!

Sincerely,

JAMES A. SKINNER	GREGORY D. WASSON
Chairman of the Board	President and Chief Executive Officer

108 Wilmot Road

Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, January 8, 2014

TO THE SHAREHOLDERS OF WALGREEN CO.:

The Annual Meeting of Shareholders of Walgreen Co., an Illinois corporation, will be held:

Date:  Wednesday, January 8, 2014

Time:  2:00 p.m. Central Standard Time

Place: Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois

The Annual Meeting is being held for the following purposes:

(1)	To elect 13 directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

(2)	To approve, on an advisory basis, the compensation of our named executive officers (a “Say-on-Pay” vote);

(3)	To ratify the appointment of Deloitte & Touche LLP as Walgreen Co.’s independent registered public accounting firm for the fiscal year ending August 31, 2014;

(4)	To consider up to two shareholder proposals, if presented at the meeting; and

(5)	To transact such other business as may properly come before the meeting or any adjournment.

Only shareholders of record at the close of business on November 11, 2013 are entitled to vote at the Annual Meeting and any adjournment.

Shareholders are cordially invited to attend the Annual Meeting. If you plan to attend the meeting, you must have an admission ticket and follow the admission procedures described on page 3 of the Proxy Statement.

To vote your shares, please follow the instructions in the notice of internet availability of proxy materials or the proxy card you received in the mail. If you vote by telephone or via the Internet, you need not return a proxy card. You may revoke your proxy at any time before your shares are voted at the meeting by notifying the Corporate Secretary of Walgreen Co. in writing or by validly submitting another proxy by telephone, Internet or mail. If you are present at the meeting, you may vote your shares in person, which will supersede your proxy. If you hold shares through a broker or other custodian, please check the voting instructions provided to you by that broker or custodian.

Your vote is important. Whether or not you plan to attend the meeting in person, please vote at your earliest convenience. Your vote before the Annual Meeting will ensure representation of your shares at the Annual Meeting even if you are unable to attend.

By order of the Board of Directors,

THOMAS J. SABATINO, JR.
Corporate Secretary

November 25, 2013

Proxy Statement — Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

General Information	Items to be Voted On

Meeting:  Annual Meeting of Shareholders

Meeting Location:  Grand Ballroom of Navy Pier,
600 E. Grand Avenue, Chicago, Illinois

Date:  2:00 p.m. Central Standard Time on January 8, 2014

Record Date:  November 11, 2013

Common Shares Outstanding as of Record Date:  949,690,432

Stock Symbol:  WAG

Stock Exchanges:  NYSE, NASDAQ and Chicago

Registrar & Transfer Agent:  Wells Fargo

State and Year of Incorporation:  Illinois (1909)

Corporate Headquarters:  108 Wilmot Road, Deerfield, Illinois 60015

Corporate website:  www.walgreens.com

Investor Relations website:  investor.walgreens.com

	Proposal	Board Recommendation
	No. 1: Election of 13 directors	FOR
	No. 2: “Say-on-pay” advisory vote to approve named executive officer compensation	FOR
	No. 3: Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2014	FOR
	Shareholder Proposals. Advisory votes on: • No. 4: Executive equity retention policy	AGAINST
	• No. 5: Proxy access	AGAINST
Executive Compensation
CEO: Gregory D. Wasson (age 55; tenure as CEO: 5 years)
Corporate Governance	Fiscal 2013 CEO Total Direct Compensation:

Board Meetings in fiscal 2013:  10

Standing Board Committees (Meetings in fiscal 2013):  Audit (8); Compensation (4); Nominating and Governance (3); and Finance (4)

Majority Vote Standard in Election of Directors:  Yes

Separate Chairman and CEO:  Yes

Independent Directors Meet without Management:  Yes

Staggered Board:  No (all directors elected annually)

Shareholder Rights Plan:  No

Charter amendment to remove various super-majority vote requirements implemented in 2011

Director and Officer Share Ownership Guidelines:  Yes

Hedging and Short Sale Policy:  Yes

Base Salary:  $1,333,333

Annual Performance Bonus:  $2,047,499

Long-Term Incentives:  $9,560,761

Recoupment Policy:  Yes

Key Elements of our Executive Compensation Program:

¡  Competitive Base Salary: represented 10% of our CEO’s and, on average, 19% of our other NEO’s total compensation in fiscal 2013.

¡  Annual Cash Incentive:  the amount of an executive’s performance bonus, if any, under our Management Incentive Plan depends on the extent to which annual performance criteria are achieved. Represented 15% of our CEO’s and, on average, 22% of our other NEOs’ total compensation in fiscal 2013.

¡  Long-Term Equity Incentives comprised of:

- 40% stock options (3 year cliff vesting; realized value, if any, is dependent on stock price appreciation);

- 35% performance shares (shares earned, if any, vary based on Company performance over a 3 fiscal year period); and

- 25% restricted stock units (vest after 3 years if Company performance criteria are achieved).

These long-term equity incentives represented 70% of our CEO’s and, on average, 55% of our other NEOs’ total compensation in fiscal 2013.

¡  Other Benefit Plans and Programs such as 401(k) plan, opportunity to defer compensation, and limited perquisites (with no tax gross-ups).

Fiscal 2013 Highlights

• Achieved record sales of $72.2 billion, net earnings of $2.45 billion and operating cash flow of $4.3 billion

• Continued the expansion of our Well Experience pilot format, reaching more than 500 stores opened or converted across the chain

• Stabilized our commercial book of pharmacy business through multi-year agreements with Express Scripts, Caremark and other leading commercial payers

• Advanced our goal of creating the first global pharmacy-led, health and wellbeing enterprise by forging a game-changing strategic relationship with AmerisourceBergen

• Achieved $154 million in combined net synergies in the first year of our strategic partnership with Alliance Boots

2013 Proxy Statement	Walgreen Co. |	1

Director Nominees (13)				Board Committees

Name	Director Since	Inde- pendent	Position	Audit	Comp.	Nom. & Gov.	Finance
Janice M. Babiak	2012	*	Former Partner, Ernst & Young LLP	X			X
David J. Brailer	2010	*	Chairman, Health Evolution Partners	X			X
Steven A. Davis	2009	*	Chairman and CEO, Bob Evans Farms, Inc.		X	X
William C. Foote	1997	*	Former Chairman and CEO, USG Corporation		X	X
Mark P. Frissora	2009	*	Chairman and CEO, Hertz Global Holdings, Inc. and The Hertz Corporation			X	X
Ginger L. Graham	2010	*	President and CEO, Two Trees Consulting, Inc.		X		X
Alan G. McNally	1999	*	Former Chairman and CEO, Harris Bank			X	X
Dominic P. Murphy	2012		Partner, Kohlberg Kravis Roberts & Co. L.P.				X
Stefano Pessina	2012		Executive Chairman, Alliance Boots GmbH				X
Nancy M. Schlichting	2006	*	President and CEO, Henry Ford Health System	X	X
Alejandro Silva	2008	*	Chairman and CEO, Evans Food Group, Inc.	X		X
James A. Skinner	2005	*	Chairman of the Board, Walgreen Co.
Gregory D. Wasson	2009		President and CEO, Walgreen Co.

Questions and Answers about the Proxy Materials and the Annual Meeting

Why am I receiving these materials?

This Proxy Statement is being distributed beginning on or about November 25, 2013 to all shareholders of record as of the close of business on November 11, 2013 in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Walgreen Co. to be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois, on Wednesday, January 8, 2014, at 2:00 p.m. Central Standard Time. This proxy statement describes the business that will be transacted at the Annual Meeting and how you can vote your shares. Whenever we refer in this Proxy Statement to the “Annual Meeting,” we are also referring to any adjournments of the Annual Meeting. References in this proxy statement to “Walgreens,” the “Company,” “we,” “us” or “our” refer to Walgreen Co. except as otherwise indicated or the context otherwise requires.

How may I receive proxy materials?

We are again this year using the Securities and Exchange Commission “e-proxy” rule that allows companies to furnish their proxy materials over the Internet instead of mailing printed copies of the proxy materials to each shareholder. As a result, we are mailing to most of our shareholders a notice about the Internet availability of the proxy materials (the “Notice of Internet Availability”) that contains instructions on how to access this proxy statement, the accompanying notice of annual meeting and our fiscal 2013 Annual Report online. If you received the Notice of Internet Availability by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy materials and how you may submit your proxy. The notice also contains instructions on how shareholders may, if desired, request a printed copy of our proxy materials.

Shareholders who do not receive the Notice of Internet Availability will receive a printed copy of the proxy materials and our fiscal 2013 Annual Report by mail unless they have previously requested electronic delivery. We are providing notice of the availability of those materials by e-mail to those shareholders who have previously elected to receive the proxy materials and annual report electronically. The email contains a link to the website where those materials are available and a link to the proxy voting website.

2	| Walgreen Co.	2013 Proxy Statement

Who can attend the Annual Meeting?

Only shareholders of Walgreens as of the record date, November 11, 2013, their authorized representatives and guests of Walgreens may attend the Annual Meeting. To attend the meeting in person, you will need an admission ticket or an account statement showing your ownership of Walgreens stock as of November 11, 2013, and a government-issued photo identification. An admission ticket is included with the proxy materials if you received a printed copy of the proxy materials. A Notice of Internet Availability in your name can also serve as your admission ticket. Large bags, backpacks, briefcases, suitcases, cameras, recording equipment and other electronic devices will not be permitted in the meeting, and attendees may be subject to security inspections.

Who is entitled to vote?

Only shareholders of record of Walgreen Co. common stock at the close of business on November 11, 2013, are entitled to notice of, and to vote at, the Annual Meeting. As of that date, 949,690,432 common shares of Walgreen Co. were outstanding. Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Cumulative voting allows a shareholder to multiply the number of shares owned by the number of directors to be elected and to cast an equal number of votes for each of the thirteen nominees, distribute their votes among as many nominees as they choose, or cast all their votes for one nominee. Shareholders may not cumulate their votes against a nominee.

Shareholders of Record.  If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares, and a Notice of Internet Availability or a set of proxy materials is being provided to you directly by Walgreens. As the shareholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

“Street Name” Shareholders.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice of Internet Availability or proxy materials were forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. Since you are not the shareholder of record, however, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy.

What proposals are being voted on at the Annual Meeting? What are the Board of Directors’ voting recommendations?

	Proposal	Board Recommendation

No. 1	The election to the Board of Directors of the 13 persons nominated by the Board, each for a term of one year ending at the next Annual Meeting.	“FOR”

No. 2	Say-on-Pay: An advisory vote on the compensation of our named executive officers.	“FOR”

No. 3	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending August 31, 2014.	“FOR”

No. 4	Shareholder proposal regarding an executive equity retention policy.	“AGAINST”

No. 5	Shareholder proposal regarding proxy access.	“AGAINST”

2013 Proxy Statement	Walgreen Co. |	3

The proxy holders intend to vote each proxy received by them in accordance with the direction of the shareholder completing the proxy. If you grant a proxy to allow your shares to be represented at the Annual Meeting, but do not indicate how your shares should be voted on one or more matters listed above, then the proxies will vote your shares as the Board of Directors recommends for those matters. If you grant a proxy to allow your shares to be represented at the Annual Meeting with no further instructions on the election of directors, the proxy holders have discretionary authority to cumulate votes and to allocate such votes among some or all of the nominees recommended by the Board of Directors, although they have no present intention of doing so. If any other matters are properly presented at the meeting, the proxies may vote your shares in accordance with their best judgment. Other than the matters listed above, Walgreens knows of no other matters to be presented at the meeting.

How do I vote?

Shareholders of Record:  If you are a shareholder of record and you received a printed copy of the proxy materials by mail, you may vote in person at the Annual Meeting or by one of the following methods:

•	By Mail. Complete, sign and date the enclosed proxy card and return it in the prepaid envelope provided;

•	By Telephone. Call the toll-free telephone number set forth on the proxy card (1-800-690-6903) and follow the recorded instructions; or

•	By Internet. Access the secure Internet website registration page identified on the proxy card and follow the instructions.

Please refer to the specific instructions set forth on the proxy card you received.

If you are a shareholder of record and you received a Notice of Internet Availability of Proxy Materials, you may vote in person at the Annual Meeting, by accessing the secure Internet website registration page identified on the Notice of Internet Availability and following the instructions, or by mail or telephone if you request a printed copy of the proxy materials by calling the toll-free telephone number set forth on the Notice of Internet Availability (1-800-579-1639). Please refer to the specific instructions set forth in the Notice of Internet Availability you received.

Please note that the Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m. Eastern Time on January 7, 2014. The individuals named as proxies on the proxy card will vote your shares in accordance with your instructions.

Street Name Shareholders:  If your shares are held by a broker, bank or other nominee, you should have received instructions on how to vote or instruct the broker to vote your shares from your broker, bank or other nominee. Please follow their instructions carefully. If you give the broker voting instructions, your shares will be voted as you direct. Please note that brokers may not vote your shares on the election of directors, on compensation matters or on shareholder proposals in the absence of your specific instructions as to how to vote. Please provide your voting instructions so your vote can be counted.

Street name shareholders may generally vote by one of the following methods:

•

By Mail.  If you received a printed copy of the proxy materials, you may vote by signing, dating and returning the voting instruction card sent to you by your broker, bank or other nominee in the pre-addressed envelope provided;

•

By Methods Listed on Voting Instruction Card.  Please refer to your voting instruction card or other information provided by your broker, bank or other nominee to determine whether you may vote by telephone or electronically on the Internet, and follow the instructions on the voting instruction card or other information provided by the record holder; or

4	| Walgreen Co.	2013 Proxy Statement

•

In Person with a Proxy from the Record Holder.  A street name shareholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her brokerage firm, bank or other nominee and present that proxy and proof of identification at the Annual Meeting to vote. Please consult the voting instruction card provided to you by your broker, bank or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

If you are a shareholder of record and choose to cumulate your votes in the election of directors, you must notify our Corporate Secretary in writing prior to the Annual Meeting or, if you vote in person at the Annual Meeting, notify the chair of the meeting prior to the commencement of voting. If you hold shares beneficially through a broker, bank or other nominee and wish to cumulate votes, you should contact your broker, bank or nominee.

If my shares are held in street name, how will my shares be voted if I do not return voting instructions to my broker?

If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may vote your shares in its discretion on matters designated as routine under the rules of the New York Stock Exchange (“NYSE”). However, a broker cannot vote shares held in street name on matters designated as non-routine by the NYSE, unless the broker receives voting instructions from the beneficial owner. If you hold your shares in street name and do not provide voting instructions to your broker, your broker will have discretion to vote your shares only on proposal No. 3, because the ratification of the appointment of the Company’s independent registered public accounting firm appointment is considered a routine matter. Each of the other items to be submitted for a vote of shareholders at the Annual Meeting is considered non-routine under applicable NYSE rules. “Broker non-votes” occur when brokerage firms return proxies for which no voting instructions have been received from beneficial owners and the broker does not have discretionary authority to vote on the proposal.

What constitutes a quorum at the Annual Meeting?

A majority of the outstanding shares, represented at the Annual Meeting in person or by proxy, will constitute a quorum, which is the minimum number of shares that must be present or represented by proxy at the Annual Meeting to transact business. Abstentions and broker non-votes are counted as shares represented at the meeting for purposes of determining a quorum. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the remainder of the meeting (including any meeting resulting from an adjournment of the Annual Meeting, unless a new record date is set).

How many votes are needed to have the proposals pass?

The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the matter is required to elect each director and approve each proposal.

How are the votes counted?

With respect to each proposal, only proxies and ballots that indicate votes “For,” “Against” or “Abstain” on the proposals or that provide the designated proxies with the right to vote in their judgment and discretion on the proposals are counted to determine the number of shares present and entitled to vote. If you elect to abstain, the abstention will have the same effect as an “against” vote on these proposals. Shares constituting broker non-votes are not counted as shares represented in person or by proxy and entitled to vote on a non-routine matter and, therefore, are not counted for the purpose of determining whether shareholders have approved the proposal.

2013 Proxy Statement	Walgreen Co. |	5

Can I change my vote after I return the proxy card, or after voting by telephone or electronically?

If you are a shareholder of record, you can revoke your proxy at any time before it is voted at the meeting by taking one of the following three actions:

•	by giving timely written notice of the revocation to the Corporate Secretary of Walgreens;

•	by submitting another timely proxy by telephone, Internet or mail in accordance with the instructions provided with the proxy card or Notice of Internet Availability you received; or

•	by voting in person at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by timely contacting your bank, broker or other holder of record in accordance with that entity’s procedures. You may also vote in person at the Annual Meeting if you obtain a legal proxy.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. The proxy confers discretionary authority to the persons named in the proxy, or their substitutes, to vote on any other business that may properly come before the meeting.

How does the Company Shareholders Agreement entered into in connection with the Alliance Boots transaction affect the Annual Meeting?

Upon the closing on August 2, 2012 of the acquisition by the Company of 45% of the issued and outstanding share capital of Alliance Boots GmbH (“Alliance Boots”), the Company, Kohlberg Kravis Roberts & Co. L.P. (“KKR”, and together with certain of its affiliates, the “KKR Investors”), Stefano Pessina (and together with certain of his affiliates, the “SP Investors”) and other shareholders of AB Acquisitions Holdings Limited (the “Seller”) receiving Company common stock in the transaction (together with the KKR Investors and the SP Investors, the “Investors”) entered into a Shareholders’ Agreement regarding, among other things, certain rights and obligations of the Investors as shareholders of the Company (the “Company Shareholders Agreement”).

Pursuant to the Company Shareholders Agreement, for so long as the SP Investors and the KKR Investors continue to meet certain common stock beneficial ownership thresholds and subject to certain other conditions, the SP Investors and the KKR Investors, respectively, are each entitled to designate a nominee for election to the Board of Directors of the Company. Stefano Pessina, the Executive Chairman of Alliance Boots, is the designee of the SP Investors, and Dominic P. Murphy, a Partner of KKR, is the designee of the KKR Investors, and each is included in the Company’s slate of director nominees in Proposal No. 1.

In addition, the SP Investors and KKR Investors have agreed, for so long as the SP Investors have the right to designate a nominee for election to the Company’s Board of Directors (or Mr. Pessina continues to serve as Executive Chairperson or Chief Executive Officer of Alliance Boots), and for so long as the KKR Investors have the right to designate a nominee for election to the Company’s Board of Directors, subject to certain exceptions, to vote all of their Company shares in accordance with the Company Board’s recommendation on all matters submitted to a vote of Company shareholders. For additional information, see “Certain Relationships and Related Transactions-Alliance Boots Arrangements and Transactions” below.

Is my vote confidential?

Yes, any information that identifies a shareholder or the particular vote of a shareholder is kept confidential and will not be disclosed to Walgreens unless required by law or requested by you.

Who counts the votes?

Broadridge Financial Solutions, Inc. will tabulate the proxies and a representative of Hagberg and Associates will act as the inspector of election. Each firm is independent of Walgreens.

6	| Walgreen Co.	2013 Proxy Statement

How can I find out the voting results?

We expect to announce preliminary results at the Annual Meeting. We will report final voting results in a Form 8-K filing with the Securities and Exchange Commission following the Annual Meeting.

Who will pay for the costs involved in the solicitation of proxies?

Walgreens will bear the expenses incurred to solicit proxies. We will pay all costs of preparing, assembling, printing and distributing the proxy materials. Solicitation may be made by mail, facsimile, email, in person and by telephone. Officers, directors and employees of Walgreens may help solicit proxies for no additional compensation. We have retained Alliance Advisors LLC to assist in soliciting proxies for a fee of approximately $12,000, plus reasonable out-of-pocket expenses. We may incur additional fees if we request additional services. We will, upon request, reimburse brokerage firms and other nominees or fiduciaries for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of our common stock.

PROPOSAL 1

Election of Directors

There are 13 nominees identified below for election to the Board of Directors to hold office for one year or until their successors are elected and qualified. Should any nominee unexpectedly become unavailable for election, the Nominating and Governance Committee will recommend, and the Board of Directors will substitute (in accordance with the Company Shareholders Agreement in the case of a nominee designated pursuant to that agreement), a replacement nominee, unless the Board instead chooses to reduce the number of directors serving on the Board. The proxy holders will vote all proxies received by them for any such replacement nominee. The Board of Directors does not anticipate that any nominee will be unable to serve.

Set forth below are the names, ages, principal occupations and other information about the director nominees. Also included is a description of the specific experience, qualifications, attributes and skills of each nominee that led the Board to conclude that each nominee is well-qualified to serve as a member of our Board of Directors.

• Director since 2005 • Independent • Chairman of the Board

James A. Skinner, 69—Chairman of the Board of Walgreen Co. since July 2012. Mr. Skinner previously served McDonald’s Corporation as Vice Chairman from January 2003 to June 2012, as Chief Executive Officer from November 2004 to June 2012 and as a director from 2004 to June 2012. Since 2005, Mr. Skinner has served as a director of Illinois Tool Works Inc., where he chairs the board’s compensation committee and serves on the nominating and corporate governance committee. Mr. Skinner has served as a director of Hewlett-Packard Company since July 2013, where he serves on the audit committee, the HR and compensation committee and the nominating and governance committee. He also serves as a trustee of the Ronald McDonald House Charities.

Significant Experience/Competencies

•   Former Public Company CEO

•   General Management & Business Operations

•   Consumer-facing Industry

•   Consumer Marketing

•   Supply Chain & Logistics

•   Real Estate

•   Mergers & Acquisitions

•   International

•   Strategy Development

•   Risk Management

•   Finance

•   Public Relations/Communications

•   Human Capital

Overview of Board Qualifications

Mr. Skinner’s prior experience serving as the Chief Executive Officer of one of the largest global companies, as well as his experience in a range of management positions within McDonald’s, provides him with great breadth and depth of understanding of the strategic, operational, financial and human capital issues facing public companies. It also gives him valuable insights and perspectives with respect to our retail operations. Mr. Skinner’s roles on other public company boards also enable him to draw on various viewpoints in his service on our Board.

2013 Proxy Statement	Walgreen Co. |	7

• Director since 2012 • Independent • Chair of Audit Committee • Finance Committee

Janice M. Babiak, 55—Former Partner at Ernst & Young LLP (“EY”), where she held a variety of roles with the firm in the United States and the United Kingdom between 1982 and 2009. After joining the firm’s audit practice in 1982, she helped found EY’s technology security and risk services practice in 1996 and its global climate change and sustainability services practice in 2008. Ms. Babiak served as Managing Partner of EY’s Regulatory & Public Policy practice in the Northern Europe, Middle East and India and Africa (NEMIA) region and as a Board Member for the NEMIA region from July 2006 to July 2008, and as Global Leader of EY’s Climate Change and Sustainability Services practice from July 2008 to December 2009. Ms. Babiak has served as a director of Bank of Montreal since October 2012, where she serves on the audit and conduct review committee, and as a non-executive director of Royal Mail Holdings plc since March 2013. Previously, she served as a non-executive director and chair of the audit committee of Logica plc, a publicly-traded technology company headquartered in the United Kingdom, from January 2010 until its sale in August 2012. She is a Certified Public Accountant, Certified Information Systems Auditor, and Certified Information Security Manager. She also is a Chartered Accountant in Great Britain and serves as a Council Member of the Institute of Chartered Accountants in England and Wales.

Significant Experience/Competencies

•   Retail Industry

•   General Management &
Business Operations

•   Consumer-facing Industry

•   Regulated Industry

•   Corporate/Institutional
Relationship Management

•   Mergers & Acquisitions

•   International

•   Strategy Development

•   Risk Management

•   Finance

Overview of Board Qualifications

Ms. Babiak brings to the Board her great depth of experience in the areas of audit, accounting and finance, having spent her career as a partner at the accounting firm Ernst & Young LLP, including service as partner for a number of retail and healthcare-related industry clients, until her retirement in December 2009. With her extensive accounting knowledge and experience, she is well-qualified to serve on our Finance Committee and as a designated financial expert on our Audit Committee. Her international experience, leadership in the areas of climate change and sustainability, and experience working with and serving on the audit committees of other publicly-traded companies, further contributes to the perspective and judgment that she brings to service on our Board.

• Director since 2010 • Independent • Audit Committee • Finance Committee

David J. Brailer, M.D., Ph.D., 54—Chairman of Health Evolution Partners, a private equity firm focused on the healthcare industry, since 2006. Dr. Brailer served as National Coordinator for Health Information Technology within the Department of Health and Human Services of the U.S. federal government from May 2004 to April 2006. He was a Senior Fellow at the Health Technology Center from 2002 to 2004. Previously, he served as Chairman and Chief Executive Officer and a director of CareScience, Inc., a provider of care management services and Internet-based healthcare solutions, from 1992 to 2002. Prior to that, he was Adjunct Assistant Professor of Health Care Systems at The Wharton School of Business at the University of Pennsylvania.

Significant Experience/Competencies

•   Former Public Company CEO

•   General Management & Business Operations

•   Healthcare Industry; Regulated Industry

•   Corporate/Institutional
Relationship Management

•   Mergers & Acquisitions

•   International

•   Strategy Development

•   Risk Management

•   Finance

•   Public Relations/Communications

•   IT/E-commerce

Overview of Board Qualifications

With his experience as Chairman and Chief Executive Officer of CareScience, Inc. for more than 10 years and his subsequent experience with the U.S. federal government, where he was commonly referred to as the “health information technology czar,” Dr. Brailer provides the Board with strong technology and e-commerce experience coupled with business leadership and expertise in particular with respect to strategy formulation and the healthcare industry. In addition, Dr. Brailer brings to the Board insight and knowledge of investment and market conditions in the healthcare industry.

8	| Walgreen Co.	2013 Proxy Statement

• Director since 2009 • Independent • Compensation Committee • Chair of Nominating and Governance Committee

Steven A. Davis, 55—Chairman of the Board (since September 2006) and Chief Executive Officer (since May 2006) of Bob Evans Farms, Inc. Mr. Davis was President of Long John Silver’s and A&W All-American Food Restaurants (Yum! Brands) from January 2002 to May 2006 and Senior Vice President and General Manager of Pizza Hut, Inc. (Yum! Brands) from 2000 to 2002. He has served as a director of Bob Evans Farms, Inc. since May 2006 and of Marathon Petroleum Corporation since July 2013, where he serves on the audit committee and corporate governance and nominating committee. From May 2006 through September 2009, Mr. Davis served as a director of CenturyLink (successor to Embarq Corporation). From 1984 to 2003, Mr. Davis was employed by Kraft General Foods in a series of brand leadership positions. Mr. Davis also serves on the board of directors of JobsOhio, a nonprofit corporation that seeks to lead job creation and economic development efforts in Ohio, the James Cancer Hospital Foundation at Ohio State University, and as a trustee of the Ohio Business Roundtable Executive Committee.

Significant Experience/Competencies

•   Current Public Company CEO

•   General Management & Business Operations

•   Retail Industry; Consumer-facing Industry

•   Consumer Marketing

•   Merchandising

•   Supply Chain & Logistics

•   Hospital Board

•   Real Estate

•   Healthcare Industry; Regulated Industry

•   Corporate/Institutional
Relationship Management

•   Mergers & Acquisitions

•   Strategy Development

•   Finance

•   Public Relations/Communications

Overview of Board Qualifications

Mr. Davis brings valuable management expertise and business leadership, as well as a broad understanding of the strategic, operational and financial issues facing public companies, to the Board and its Compensation and Nominating and Governance Committees. Mr. Davis has extensive experience in the marketing and branding of retail products, in multi-unit retail, and with respect to mergers and acquisitions. His experience serving as a board and committee member (audit, finance and corporate governance and nominating) of other publicly-traded companies is also valued by the Board.

• Director since 1997 • Independent • Chair of Compensation Committee • Nominating and Governance Committee

William C. Foote, 62—Independent business advisor. Mr. Foote served USG Corporation, a manufacturer and distributor of building materials, as Chairman of the Board from April 1996 to December 2011, as Chief Executive Officer from January 1996 to December 2010 and as President from September 1999 to January 2006. He also serves as a director of Kohler Co. and is a trustee of Williams College. He is the former chairman of the board of The Federal Reserve Bank of Chicago and a life trustee of Northwestern Memorial HealthCare in Chicago.

Significant Experience/Competencies

•   Former Public Company CEO

•   General Management & Business Operations

•   Supply Chain & Logistics

•   Hospital Board

•   Corporate/Institutional
Relationship Management

•   Mergers & Acquisitions

•   Strategy Development

•   Finance

•   Public Relations/Communications

Overview of Board Qualifications

With many roles as a corporate director over the years and his experience as Chairman and Chief Executive Officer of USG for 15 years, Mr. Foote provides the Board with strong business leadership, expertise in strategy formulation, financial acumen and substantial experience with respect to corporate governance matters. These roles, in addition to his service as Chairman of The Federal Reserve Bank of Chicago, enable Mr. Foote to have valuable insights and perspectives with regard to business and market conditions.

2013 Proxy Statement	Walgreen Co. |	9

• Director since 2009 • Independent • Chair of Finance Committee • Nominating and Governance Committee

Mark P. Frissora, 58—Chairman of the Board (since January 2007) and Chief Executive Officer (since July 2006) of Hertz Global Holdings, Inc. and The Hertz Corporation. Mr. Frissora was Chief Executive Officer of Tenneco Inc. from November 1999 to July 2006 and President of the automotive operations of Tenneco Inc. from April 1999 to July 2006. He served as the Chairman of Tenneco Inc. from March 2000 to July 2006. Mr. Frissora is a director of Hertz Global Holdings, Inc. and from June 2002 through November 2009, served as a director of NCR Corporation, where he chaired the compensation and human resource committee. He also is a director of Delphi Automotive PLC and is a member of their finance and nominating and governance committees.

Significant Experience/Competencies

•   Current Public Company CEO

•   General Management & Business Operations

•   Consumer-facing Industry

•   Consumer Marketing

•   Merchandising

•   Supply Chain & Logistics

•   Real Estate

•   Corporate/Institutional Relationship Management

•   Mergers & Acquisitions

•   International

•   Strategy Development

•   Finance

•   Public Relations/Communications

•   Human Capital

Overview of Board Qualifications

Mr. Frissora brings to the Board a deep knowledge and understanding of retail businesses, and the leadership abilities, strategic management skills, and financial and operational expertise to compete in highly competitive retail markets. In addition, his experience as chief executive officer of Hertz and Tenneco and his experience serving on other public company boards provides Mr. Frissora with an understanding of the strategic, operational and financial issues facing public companies and enable him to draw on various perspectives and viewpoints in his service on the Board.

• Director since 2010 • Independent • Compensation Committee • Finance Committee

Ginger L. Graham, 57—President and Chief Executive Officer of Two Trees Consulting, Inc., a healthcare and executive leadership consulting firm, since November 2007. Senior Lecturer at Harvard Business School from October 2009 to June 2012. Previously, Ms. Graham was President (from September 2003 to June 2006) and Chief Executive Officer (from September 2003 to March 2007) of Amylin Pharmaceuticals, a biopharmaceutical company, and served as a director of that company from 1995 to 2009. From 1994 to 2003, she held various positions with Guidant Corporation, a cardiovascular medical device manufacturer, including Group Chairman, Office of the President, President of the Vascular Intervention Group, and Vice President. Ms. Graham has served as a director and a member of the audit committee of Genomic Health, Inc., a NASDAQ listed company, since December 2008. She also serves as a director of the Circle of Life Hospice Foundation.

Significant Experience/Competencies

•   Former Public Company CEO

•   General Management & Business Operations

•   Healthcare Industry; Regulated Industry

•   Mergers & Acquisitions

•   International

•   Strategy Development

•   Finance

•   Public Relations/Communications

•   Human Capital

Overview of Board Qualifications

Ms. Graham brings to the Board her extensive experience in senior management and leadership roles in the healthcare industry, including experience leading companies in drug, device and product development and commercialization. The Board values her insights and experience, including her service on the faculty of Harvard Business School teaching classes in entrepreneurship. She also brings to her service on the Board and the Compensation and Finance Committees valuable experience as a director of publicly and privately held life sciences companies and as a consultant to healthcare companies regarding strategy, leadership, team building and capability building.

10	| Walgreen Co.	2013 Proxy Statement

• Director since 1999 • Independent • Finance Committee • Nominating and Governance Committee

Alan G. McNally, 68—Chairman of the Board of Walgreen Co. from October 2008 to July 2012. Mr. McNally was the acting Chief Executive Officer of Walgreen Co. from October 2008 to February 2009 and lead director of the Board from January 2008 to October 2008. Mr. McNally has served as Special Advisor to BMO Financial Corp. (formerly known as Harris Financial Corp.) since January 2007. He was Chairman of the Board of Harris Financial Corp. from April 1998 to May 2006, Chief Executive Officer from April 1998 to September 2002, and a director from May 2006 through December 2006. Mr. McNally was Chairman of the Board of Harris Trust and Savings Bank and Harris Bankcorp, Inc. from April 1995 to January 2004 and Chief Executive Officer from September 1993 to September 2002.

Significant Experience/Competencies

•   Former CEO

•   Former Non-Executive Chairman

•   General Management &
Business Operations

•   Consumer-facing Industry

•   Consumer Marketing

•   Hospital Board

•   Regulated Industry

•   Corporate/Institutional
Relationship Management

•   Mergers & Acquisitions

•   International

•   Strategy Development

•   Risk Management

•   Finance

•   Public Relations/Communications

Overview of Board Qualifications

The Board believes that Mr. McNally’s demonstrated leadership skills and broad-based business acumen, together with his independence, prior service as the Company’s non-executive Chairman of the Board and extensive strategic, financial, operational and management experience gained in the financial services industry, enable him to provide valuable insights regarding the Board and its governance and oversight responsibilities. In addition to his prior roles as Chairman and Chief Executive Officer of Harris Bank and as Chairman and acting Chief Executive Officer of Walgreens from October 2008 to February 2009, the Board values Mr. McNally’s experience from his prior service as non-executive Chairman of the Board of Harris Financial Corporation and, earlier in his career, of MasterCard International.

• Director since 2012 • Finance Committee

Dominic P. Murphy, 46—Mr. Murphy is a Partner of Kohlberg Kravis Roberts & Co. L.P. (KKR). Mr. Murphy was nominated by the KKR Investors pursuant to the Company Shareholders Agreement. He is responsible for the development of KKR’s activities in the United Kingdom and Ireland, is head of its healthcare industry team in Europe and is a member of the firm’s European investment and portfolio management committees. He has served as a member of the board of Alliance Boots and certain of its affiliates since 2007. Mr. Murphy has also served as a director of Ambea Holding AB, a healthcare and care services company serving the Nordic region of Europe, since 2010, and of Acteon Group Ltd., a subsea oilfield services company, since 2012. Since joining KKR in 2005, he has played a significant role in the investments in Alliance Boots, Ambea Holding AB, Acteon Group Ltd. and SBS Broadcasting Group. Mr. Murphy was formerly a Partner at Cinven Partners LLP, a European based private equity firm, from 1996 to 2004 and an investment manager with 3i Group plc, an international investment management firm, from 1994 to 1996. Mr. Murphy serves as a member of the Great Ormond Street Hospital Children’s Charity Corporate Partnerships Board and of the National Portrait Gallery Development Council.

Significant Experience/Competencies

•   General Management & Business Operations

•   Healthcare Industry; Regulated Industry

•   Mergers & Acquisitions

•   International

•   Strategy Development

•   Finance

•   Public Relations/Communications

•   Human Capital

Overview of Board Qualifications

Mr. Murphy brings to the Board his considerable international and private equity business experience gained through his role in KKR private equity investments. The Board values his insights and experience, including his substantial merger and acquisition, corporate finance and retail and healthcare industry experience, as well as his in-depth familiarity with Alliance Boots and the markets in which it operates. He also brings to his service on the Board valuable experience as a director of publicly and privately held healthcare companies.

2013 Proxy Statement	Walgreen Co. |	11

• Director since 2012 • Finance Committee

Stefano Pessina, 72—Mr. Pessina has served as Executive Chairman of Alliance Boots since July 2007, having previously served as its Executive Deputy Chairman. Mr. Pessina was nominated to serve on the Board by the SP Investors pursuant to the Company Shareholders Agreement. Prior to the merger of Alliance UniChem and Boots plc, Mr. Pessina was Executive Deputy Chairman of Alliance UniChem, previously having been its Chief Executive for three years through December 2004. Mr. Pessina was appointed to the Alliance UniChem Board in 1997 when UniChem merged with Alliance Santé, the Franco-Italian pharmaceutical wholesale group which he established in Italy in 1977. Mr. Pessina also serves on the Board of Directors of Galenica AG, a publicly-traded Swiss healthcare group, and a number of private companies.

Significant Experience/Competencies

•   Private Company Executive Chairman

•   Former Public Company CEO and Executive Deputy Chairman

•   General Management & Business Operations

•   Healthcare Industry; Regulated Industry

•   Mergers & Acquisitions

•   International

•   Strategy Development

•   Finance

•   Public Relations/Communications

•   Human Capital

Overview of Board Qualifications

As Executive Chairman of Alliance Boots, Mr. Pessina brings to the Board an in-depth knowledge of Alliance Boots and the healthcare and retail industries. Mr. Pessina’s substantial international business experience and business acumen provide the Board with valued strategic, financial and operational insights and perspectives. The Board also values his significant merger and acquisition experience as well as his experience gained serving on the boards of public and private healthcare and retail companies. He brings valued perspective and judgment to Board discussions regarding the Company’s competitive landscape and strategic opportunities and challenges.

• Director since 2006 • Independent • Audit Committee • Compensation Committee

Nancy M. Schlichting, 59—Chief Executive Officer of the Henry Ford Health System since June 2003. Ms. Schlichting was Executive Vice President and Chief Operating Officer of the Henry Ford Health System from June 1999 to June 2003, and President and Chief Executive Officer of Henry Ford Hospital from August 2001 to June 2003. She also serves as past Chair of the Detroit Regional Chamber and as a director of the Kresge Foundation, where she chairs the board’s compensation committee.

Significant Experience/Competencies

•   Current CEO

•   General Management & Business Operations

•   Consumer-facing Industry

•   Consumer Marketing

•   Healthcare Industry; Regulated Industry

•   Hospital Board

•   Corporate/Institutional Relationship Management

•   Strategy Development

•   Finance

•   Human Capital

Overview of Board Qualifications

As a result of her leadership of hospitals and health systems, Ms. Schlichting brings to her service on the Board and its Audit and Compensation Committees a deep knowledge and understanding of the healthcare industry. The Board also highly values her experience and insights gained at Henry Ford Health System, where she has been responsible for the strategic and operational performance of a leading integrated health system, including an academic medical center, community hospitals, a health plan, a multi-specialty medical group, and an ambulatory and health retail network. Henry Ford Health System was a 2011 Malcolm Baldridge National Quality Award recipient.

12	| Walgreen Co.	2013 Proxy Statement

• Director since 2008 • Independent • Audit Committee • Nominating and Governance Committee

Alejandro Silva, 66—Chairman of the Board and Chief Executive Officer of Evans Food Group, Inc., a producer of snack foods, since October 1985. Mr. Silva has served as a director of the PrivateBancorp, Inc. since 2005. Mr. Silva is also a director of the Chicago Transit Authority, where he chairs the committee on finance, audit and budget, and lends his experience to numerous Chicago civic organizations, including the Renaissance Schools Fund, the Museum of Science and Industry, the Field Museum of Natural History and the Ravinia Festival.

Significant Experience/Competencies

•   Current CEO

•   General Management & Business Operations

•   Consumer-facing Industry

•   Consumer Marketing

•   Merchandising

•   Hospital Board

•   Corporate/Institutional Relationship Management

•   Mergers & Acquisitions

•   International

•   Strategy Development

•   Risk Management

•   Finance

Overview of Board Qualifications

Mr. Silva is a successful entrepreneur who brings his strong entrepreneurial, management and leadership skills to the Board and its Audit and Nominating and Governance Committees. As Chief Executive Officer of Evans Food Group, Mr. Silva has valuable experience in the areas of business strategy, operations, business growth, consumer marketing and merchandising, and brings this perspective to boardroom discussions. He also brings public company and civic board experience gained through service as a director of PrivateBancorp, the Chicago Transit Authority and other civic organizations.

• Director since 2009 • President and Chief Executive Officer

Gregory D. Wasson, 55—President and Chief Executive Officer since February 2009. Mr. Wasson was President and Chief Operating Officer from May 2007 to February 2009, Executive Vice President from October 2005 to May 2007, Senior Vice President from February 2004 to October 2005 and Vice President from October 2001 to February 2004. He was also President of Walgreens Health Services from March 2002 to May 2007. Mr. Wasson has served as a director of Alliance Boots since August 2012 and of Verizon Communications Inc., a provider of communications, information and entertainment products and services, since March 2013.

Significant Experience/Competencies

•   General Management & Business Operations

•   Retail Industry

•   Consumer Marketing

•   Merchandising

•   Supply Chain & Logistics

•   Real Estate

•   Healthcare Industry; Regulated Industry

•   Corporate/Institutional Relationship Management

•   Mergers & Acquisitions

•   Strategy Development

•   Risk Management

•   Finance

•   Public Relations/Communications

•   Human Capital

Overview of Board Qualifications

As President and Chief Executive Officer, Mr. Wasson leads our senior management team and brings to the Board an in-depth knowledge of our Company and the retail and healthcare industries. A graduate of Purdue University’s School of Pharmacy, Mr. Wasson has served in a variety of management capacities over his 33-year career at Walgreens including store operations, pharmacy benefit management and senior management with enterprise-wide responsibilities. This experience enables him to provide the Board with critical insights regarding our business and the dynamic environment in which we compete. Mr. Wasson provides a valuable and unique perspective in Board discussions about the Company’s business, competitive landscape, relationships with key constituencies, senior leadership, strategic opportunities and challenges, and operating and financial performance.

The Board of Directors unanimously recommends that shareholders vote FOR the nominees set forth above. Proxies solicited by the Board will be so voted unless shareholders specify a contrary choice.

2013 Proxy Statement	Walgreen Co. |	13

The Board of Directors, Board Committees and Corporate Governance

Board Meetings

During fiscal 2013, the Board of Directors met in person and by telephone 10 times and there were 19 meetings of Board Committees. The non-management members of the Board of Directors meet in executive sessions in conjunction with each quarterly Board meeting. As the non-executive chairman, Mr. Skinner presides at those sessions.

The Company’s Corporate Governance Guidelines state that directors are expected to attend the Annual Meeting of Shareholders and all meetings of the Board and the Committees of which they are members, unless prevented by unavoidable circumstances. Each director attended at least 75% of the aggregate number of meetings of the Board and Committees on which he or she served during the periods for which he or she served. All of the directors attended the Company’s Annual Meeting of Shareholders on January 9, 2013.

Director Independence

The Board believes that, as a matter of policy, at least two-thirds of the Company’s Board members should be independent. Accordingly, the Board conducts an annual review as to whether each of its directors qualifies as independent. As permitted by the New York Stock Exchange, The NASDAQ Global Select Market and the Chicago Stock Exchange listing standards, the Board has determined categorically that any relationship within the parameters set forth below will not impair the independence of a director:

1)

The director or a member of the director’s immediate family is, or has been during the entity’s last fiscal year, an executive officer or director of an entity with which the Company has ordinary course business dealings and such entity has, directly or indirectly, made payments to, or received payments from, the Company during the entity’s last fiscal year equal to less than the greater of $200,000 or 2% of the entity’s consolidated gross revenue for the entity’s last fiscal year; or

2)

The director or a member of the director’s immediate family is an executive officer, director or trustee or was an executive officer, director or trustee of a charitable or other not-for-profit entity during the entity’s last fiscal year and the Company’s contributions to the entity during the entity’s last fiscal year were: (a) less than the greater of $200,000 or 2% of the entity’s total annual charitable receipts for the entity’s last fiscal year; and (b) less than 5% of the Company’s total annual contributions to charitable or other not-for-profit entities. The Company’s matching of employee charitable contributions is not included in the Company’s annual charitable contributions for this purpose.

In making independence determinations, the Board considers relationships involving directors and their immediate family members that may implicate New York Stock Exchange, The NASDAQ Global Select Market or Chicago Stock Exchange listing standards or other applicable law, and relies on information derived from Company records, questionnaires completed by directors and inquiries of other relevant parties.

For the directors and nominees for director identified herein as independent, the relationships reviewed by the Board as part of its most recent independence determinations included Walgreens commercial relationships with entities: (i) at which Board members then served as officers, including Bob Evans Farms, Inc. (Mr. Davis), Evans Food Group, Inc. (Mr. Silva), Henry Ford Health System (Ms. Schlichting), Hertz Global Holdings, Inc. and The Hertz Corporation (Mr. Frissora); (ii) in which Board members or their immediate family members then held an aggregate 10% or more direct or indirect interest; and (iii) at which Board members then served as outside director, trustee, special advisor or lecturer including the Chicago Transit Authority (Mr. Silva), BMO Financial Corp. (Mr. McNally and Ms. Babiak), Hewlett-Packard Company (Mr. Skinner), Kohler Co. (Mr. Foote) and Northwestern Memorial HealthCare

14	| Walgreen Co.	2013 Proxy Statement

(Mr. Foote). The relationships with the entities noted above involved Walgreens purchase or sale of products and services in the ordinary course of business on arm’s-length terms and under circumstances that did not impair the relevant director’s independence under applicable law or listing standards. The aggregate amount in each case was within the Company’s categorical standard for commercial transactions described above, other than payments by the Company to the Chicago Transit Authority (CTA), a political subdivision of the State of Illinois. Along with various other retailers, the Company is an authorized vendor of CTA mass transit passes in the ordinary course of its business. The aggregate amount paid by the Company for CTA passes is not material to the Company and represented approximately 3.9% of CTA consolidated gross revenues in its most recent fiscal year. Mr. Silva serves as a non-employee director of the CTA. He is not a partner, shareholder or executive officer of the CTA and had no role in the terms or existence of the Company’s relationship with the CTA. In each instance noted above, the Board concluded that the relationship did not impair the independence of the director. In addition, no director or nominee identified herein as independent or entity affiliated with such a director or nominee had a relationship with Walgreens whereby professional services were provided to the Company.

The Board also considered the amounts of our contributions to charitable institutions or other non-profit organizations for which certain of our directors serve as an officer, director or trustee, which in each case was within the categorical standard for contributions described above. In each instance, the Board concluded that the relationship did not impair the independence of the director.

Upon completion of its annual review, the Board of Directors determined that Ms. Babiak, Dr. Brailer, Mr. Davis, Mr. Foote, Mr. Frissora, Ms. Graham, Mr. McNally, Ms. Schlichting, Mr. Silva and Mr. Skinner are independent under the applicable listing standards of the New York Stock Exchange, The NASDAQ Global Select Market and the Chicago Stock Exchange, as well as the Company’s standards.

Committees

During fiscal 2013, the Board of Directors had standing Audit, Compensation, Nominating and Governance and Finance Committees. Members of the Audit, Compensation and Nominating and Governance Committees are required to be independent in accordance with applicable rules and regulations. The Board of Directors has determined that each member of the Audit, Compensation, and Nominating and Governance Committees is independent as defined in the Company’s independence standards, the rules of the Securities and Exchange Commission (in the case of the Audit Committee), and the listing standards of the New York Stock Exchange, The NASDAQ Global Select Market and the Chicago Stock Exchange. As of the date of this proxy statement, committee membership was as follows:

Director Name	Audit Committee	Compensation Committee	Finance Committee	Nominating and Governance Committee
Ms. Babiak	X*		X
Dr. Brailer	X		X
Mr. Davis		X		X*
Mr. Foote		X*		X
Mr. Frissora			X*	X
Ms. Graham		X	X
Mr. McNally			X	X
Mr. Murphy			X(1)
Mr. Pessina			X(1)
Ms. Schlichting	X	X
Mr. Silva	X			X
Mr. Skinner(2)

*	Chair of Committee.

(1)	Appointed to Committee effective October 10, 2012.

(2)	As independent Chairman of the Board, Mr. Skinner attends meetings of all Board Committees.

2013 Proxy Statement	Walgreen Co. |	15

Audit Committee

The Audit Committee met eight times during fiscal 2013. The Committee is composed of Ms. Babiak, Chair, Dr. Brailer, Ms. Schlichting and Mr. Silva. David Schwartz served as Chair of the Committee until his retirement from the Board on January 9, 2013.

Each member of the Committee meets the current financial literacy requirements of the New York Stock Exchange, The NASDAQ Global Select Market and the Chicago Stock Exchange. The Board of Directors has also determined that Ms. Babiak meets the definition of audit committee financial expert under the rules promulgated by the Securities and Exchange Commission.

The Committee selects our independent registered public accounting firm and assists in the oversight of matters relating to the Company’s financial reporting processes and systems. Specific tasks include overseeing the quality and integrity of the Company’s financial statements, the Company’s compliance with certain regulatory requirements, and internal accounting controls. The Committee also reviews the performance of the Company’s outside auditor and the internal audit function, and oversees policies associated with financial risk assessment and risk management.

Compensation Committee

The Compensation Committee met four times during fiscal 2013. The Committee is composed of Mr. Foote, Chairman, Mr. Davis, Ms. Graham and Ms. Schlichting.

The Committee determines the various elements of executive compensation and oversees executive succession planning. With respect to succession planning for the Chief Executive Officer, the Committee works in conjunction with the Nominating and Governance Committee. The Committee maintains authority and responsibility for the administration of the Company’s executive compensation programs, including base salaries, the annual performance-based Management Incentive Plan, the Omnibus Incentive Plan, certain executive deferred compensation plans and perquisites. The Committee also reviews management’s proposals regarding certain employee benefit plans and makes recommendations regarding such proposals to the Board of Directors.

The Committee consists solely of non-management directors who are independent under applicable securities laws and stock exchange rules. The Committee is supported in its work by its outside independent compensation consultant Mercer LLC (“Mercer”), as well as the Company’s Human Resources management, which provides data and other information.

Mercer provides the Committee information regarding market compensation and practices, assists the Committee in the review and evaluation of such compensation and practices, and advises the Committee on compensation decisions, particularly with respect to the compensation of the Company’s Chief Executive Officer. Mercer also assists the Nominating and Governance Committee in the review and evaluation of director compensation and practices.

Mercer’s fees for executive and director compensation consulting services provided to the Committee with respect to Walgreens and its subsidiaries in fiscal year 2013 were approximately $159,000. In addition, we paid Mercer approximately $29,888 for manuals and compensation survey data in fiscal year 2013. Mercer does not currently provide any additional services to the Company. Mercer is a wholly-owned subsidiary of Marsh & McLennan Companies (“MMC”). MMC and its affiliates other than Mercer provided certain services not related to executive and director compensation, primarily insurance brokerage, to Walgreens and its affiliates in fiscal year 2013 and received compensation totaling approximately $1,528,000. (This amount does not include insurance premiums that are paid through MMC to insurance carriers on behalf of Walgreens.) These non-compensation related services and fees are not subject to the Committee’s review or approval. In addition, the Committee is aware that MMC and its affiliates other than Mercer provide similar services to non-controlled entities related to Walgreens.

16	| Walgreen Co.	2013 Proxy Statement

The Committee has reviewed and considered (1) the services Mercer performed for the Committee during fiscal 2013, (2) the non-compensation related services performed by MMC and its affiliates for Walgreens and its affiliates in fiscal 2013, (3) the relationships among Walgreens, Mercer and MMC, and (4) the quality and objectivity of the services Mercer consultants provided to the Committee. The Committee noted that the Mercer consultants providing service to the Committee do not market or sell to Walgreens or its affiliates the non-compensation related services performed by MMC, and those consultants receive no incentive or other compensation based on the fees paid by Walgreens and its affiliates for these other services. In addition, Mercer’s professional standards prohibit its consultants from considering any other relationships Mercer or any of its affiliates may have with Walgreens and its affiliates in rendering advice and recommendations to the Committee. Based on its review, the Committee has concluded that the advice it receives from Mercer is objective and not influenced by MMC’s other relationships with Walgreens or its affiliates.

For additional information regarding the operation of the Committee and the role of outside compensation consultants, see “Executive Compensation – Compensation Discussion and Analysis” below.

Finance Committee

The Finance Committee met four times during fiscal 2013. The Committee is composed of Mr. Frissora, Chairman, Ms. Babiak, Dr. Brailer, Ms. Graham, Mr. McNally, Mr. Murphy and Mr. Pessina. Messrs. Murphy and Pessina joined the Committee on October 10, 2012. Mr. Schwartz served on the Committee until his retirement from the Board on January 9, 2013.

The Committee reviews the financial policies, requirements and practices of the Company and makes recommendations to the Board of Directors concerning such matters. Specific responsibilities include reviewing the Company’s capital allocation, capital structure, dividend policy, capital expenditures, operating income, cash flow and liquidity.

Nominating and Governance Committee

The Nominating and Governance Committee met three times during fiscal 2013. The Committee is composed of Mr. Davis, Chairman, Mr. Foote, Mr. Frissora, Mr. McNally and Mr. Silva.

The Committee considers matters related to corporate governance, makes recommendations to the Board of Directors regarding our Corporate Governance Guidelines and various elements of non-employee director compensation, develops general criteria regarding the qualifications and selection of Board members and recommends candidates for election to the Board of Directors. The Committee also oversees the periodic evaluation of the effectiveness of the Board and its committees and management and reviews our Board and committee succession plans.

Governance Policies

The Board has adopted a written charter for each committee, as well as Corporate Governance Guidelines that address the Board’s composition and governance. Each committee reviews its committee charter annually and submits any recommended changes to the Board. The Board has also adopted a Code of Business Conduct that applies to all of the Company’s employees, officers and directors, as well as a Code of Ethics for Financial Executives that applies to and has been signed by the Chief Executive Officer, the Chief Financial Officer and the Controller. These materials can be found on the Company’s website at investor.walgreens.com, and may be obtained by writing: Walgreen Co., Attn: Shareholder Relations, Mail Stop #1833, 108 Wilmot Road, Deerfield, Illinois 60015. Changes to or waivers, if any, of the Company’s Code of Business Conduct for directors and executive officers or the Company’s Code of Ethics for Financial Executives would be promptly disclosed on the Company’s website.

2013 Proxy Statement	Walgreen Co. |	17

Director Selection Process

The Board of Directors seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, the Company and its shareholders. Desired qualities to be considered include:

Experience:

•	high-level leadership experience in business or administrative activities, and significant accomplishments;

•	expertise in key facets of corporate management;

•	breadth of knowledge about issues affecting the Company; and

•	proven ability and willingness to contribute special competencies to Board activities.

Personal attributes:

•	personal integrity;

•	loyalty to the Company and concern for its success and welfare;

•	willingness to apply sound and independent business judgment;

•	awareness of a director’s vital role in the Company’s good corporate governance and citizenship;

•	no present conflict of interest;

•	willingness to devote the time necessary for meetings and for consultation on Company matters;

•	willingness to assume broad fiduciary responsibility; and

•	enthusiasm about the prospect of serving.

When recommending to the full Board the slate of directors to be nominated for election at the annual meeting of shareholders, the Nominating and Governance Committee reviews the qualifications and backgrounds of nominees for director, as well as the overall composition of the Board. The Nominating and Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending for nomination a group of individuals that can best perpetuate our success and represent shareholder interests through the exercise of sound business judgment. As part of this evaluation, the Committee assesses whether the group of nominees is comprised of individuals with a diversity of perspectives, backgrounds and professional experiences that would enhance the Board’s success at achieving these goals. With regard to diversity among the group of nominees, the Board, in accordance with our Corporate Governance Guidelines, considers diversity in broad terms, including consideration of competencies, experience, geography, gender, ethnicity, race and age, with the goal of obtaining diverse perspectives, backgrounds and professional experiences. With respect to continuing non-employee directors, the Nominating and Governance Committee also focuses on continued independence, transactions that may present conflicts of interest, changes in principal business activities and overall contribution to the Board. Nominees may be suggested by directors, members of management, shareholders or a third-party firm engaged to recommend director candidates.

The Nominating and Governance Committee may engage a consulting firm to help identify candidates for director who meet the Company’s qualifications. Generally, the firm screens candidates against specific qualifications, develops profiles and prepares biographies of each candidate. The firm also assists in the interview process. The Chairman of the Nominating and Governance Committee and/or the Chairman of the Board, acting on behalf of the full Board, extends the formal invitation to become a Board nominee.

Pursuant to the Company Shareholders Agreement, the SP Investors and the KKR Investors, respectively, are each entitled to designate a nominee for election to the Board of Directors of the

18	| Walgreen Co.	2013 Proxy Statement

Company at the Annual Meeting. The SP Investors have designated Mr. Pessina, and the KKR Investors have designated Mr. Murphy as nominees for service on the Board. These nominees, like all of our director nominees, are subject to election by our shareholders at the Annual Meeting. Pursuant to the Company Shareholders Agreement, the Board waived the retirement age requirement set forth in the Company’s Corporate Governance Guidelines with respect to Mr. Pessina upon his designation by the SP Investors as a nominee for election to the Board. The SP Investors and the KKR Investors, respectively, each are entitled to designate a replacement director to fill a vacancy resulting from the death, disability, removal or resignation of their prior designee, subject to the terms and conditions of the Company Shareholders Agreement. For additional information, see “Certain Relationships and Related Transactions-Alliance Boots Arrangements and Transactions” below.

Consideration of Director Candidates for Next Year’s Annual Meeting

The Nominating and Governance Committee welcomes shareholder suggestions of director candidates for consideration by the Committee. Shareholders should write to the Nominating and Governance Committee, Walgreen Co., Attention: Corporate Secretary, 108 Wilmot Road, Deerfield, Illinois 60015. Shareholders should provide the candidate’s name, biographical data, qualifications and the candidate’s written consent to being named as a nominee in the Company’s Proxy Statement and to serve as a director, if elected. If selected by the Nominating and Governance Committee, candidates will be required to satisfy any additional requirements of the Nominating and Governance Committee and the Company’s By-laws.

The SP Investors and the KKR Investors may each designate a director nominee pursuant to the Company Shareholders Agreement discussed above under “Director Selection Process.” Other shareholders can nominate candidates for election as a director by following the procedures set forth in the Company’s By-laws. A shareholder wishing to directly nominate a director candidate must notify the Corporate Secretary of the Company in writing on or after September 10, 2014 and not later than October 10, 2014, at Walgreen Co., Attention: Corporate Secretary, 108 Wilmot Road, Deerfield, Illinois 60015 and must comply with all of the other requirements of Article II, Section 15(c) of the Company’s By-laws and any applicable provision of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. By-law requirements include providing the identity of the candidate, the name and address of the proposing shareholder and the underlying beneficial owner, if any, the relationship between the proposing shareholder and the underlying beneficial owner, if any, and such parties’ stock holdings and derivative positions in the Company’s securities. The Company’s By-laws require that shareholders nominating director candidates provide additional disclosure regarding the person nominated, including information the Company deems appropriate to ascertain the candidate’s qualifications to serve on the Company’s Board of Directors, disclosure of compensation arrangements between the candidate, the nominating shareholder and the underlying beneficial owner, if any, and other information required to comply with the proxy rules and applicable law.

Communications with the Board of Directors

All interested parties may communicate with the Chairman or the directors by email to walgreensboard@walgreens.com or by regular mail directed to Walgreen Co., Attention: Corporate Secretary, 108 Wilmot Road, Deerfield, Illinois 60015. The Corporate Secretary or his designee will collect and organize all such communications, and will forward all relevant communications to the appropriate member or group of members of the Board, who shall determine how such communications should be addressed.

Shareholder Engagement

The Board and senior management are interested in investor perspectives about the Company, our business and our governance practices. To facilitate information flow to and from investors, in addition to the Board communication process outlined above, the Board has designated two leaders from its

2013 Proxy Statement	Walgreen Co. |	19

management team to serve as primary points of contact for the Company in communications with shareholders: Rick Hans, Divisional Vice President, Investor Relations, and Lydia Mathas, Director, Corporate Governance and Assistant Corporate Secretary. Mr. Hans is the main point of contact for the analyst community and keeps senior management and the Board informed about investor views on the stock market, financial performance and strategic issues. Ms. Mathas engages with shareholders on a regular basis regarding corporate governance, executive compensation, leadership and sustainability matters, and keeps senior management and the Board informed about investor views on those matters.

Board Leadership Structure

As stated in the Company’s Corporate Governance Guidelines, the Board believes that the Board’s leadership structure is part of the overall governance process and is a matter to be considered based upon circumstances. The Company’s By-laws provide that the Chairman of the Board may, but need not be, the Chief Executive Officer. The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman of the Board and Chief Executive Officer in any way that is in the best interests of our Company at a given point in time based upon then-prevailing circumstances. The Board believes that the decision as to who should serve in those roles, and whether the offices should be combined or separate, should be assessed periodically by the Board, and that the Board should not be constrained by a rigid policy mandate when making these determinations.

Currently, the positions of Chief Executive Officer and Chairman of the Board are held by separate persons, with Gregory D. Wasson serving as our Chief Executive Officer and James A. Skinner serving as our independent Chairman of the Board. We believe this structure is optimal for Walgreens at this time because it allows Mr. Wasson to focus on leading the Company’s business and operations. At the same time, the Chairman can focus on leadership of the Board of Directors, including calling and presiding over Board meetings and executive sessions of the independent and non-management directors, preparing meeting agendas in collaboration with the Chief Executive Officer, serving as a liaison and supplemental channel of communication between independent directors and the Chief Executive Officer, and serving as a sounding board and advisor to the Chief Executive Officer.

Board Oversight of Risk Management

Walgreens faces a broad array of risks, including market, operational, strategic, legal, regulatory, reputational and financial risks. Management of the Company is responsible for establishing and maintaining systems to manage these risks. The Board of Directors exercises oversight over the Company’s strategic, operational and financial matters, including the elements and dimensions of major risks facing the Company. The Board administers its risk oversight function as a whole and through its Board Committees, and uses the processes described below to help assess and monitor the risks we face.

Throughout the year, our Board and Board Committees provide oversight and guidance to management regarding our strategy, operating plans and operating performance, and management identifies potential risk management matters for consideration by the Board and/or its Committees. The Company utilizes an ongoing Enterprise Risk Management (“ERM”) process under the direction of management’s Risk Steering Committee. The ERM approach helps the Board and Board committees to receive relevant information about and understand the Company’s risk management process, the participants in the process, and key information gathered through the process. The purpose of the ERM process is to identify risks that could affect the Company and the achievement of its objectives, to understand, assess and prioritize those risks, and to facilitate the implementation of risk mitigation strategies and processes across the Company. The key risks identified through this process are reviewed with the full Board of Directors.

In accordance with its charter, the Audit Committee reviews the Company’s policies and processes with respect to enterprise risk assessment and risk management. On a quarterly basis, the Audit Committee reviews and discusses the key risks identified in the ERM process with management, their

20	| Walgreen Co.	2013 Proxy Statement

potential impact on our Company and our risk mitigation strategies. The other standing Board committees oversee management of risks relating to the applicable committee’s areas of responsibility. For example: the Compensation Committee reviews risks associated with the design and implementation of our compensation plans and arrangements (for a discussion of the risk assessment of our compensation programs, see “Compensation Discussion and Analysis – Relationship Between Compensation Plans and Risk”); the Nominating and Governance Committee reviews risks incident to the Company’s governance structures and processes including, among other topics, Board succession planning; and the Finance Committee oversees key aspects of our financial risk management activities, including market and operating risks.

Director Compensation

This section describes the compensation provided to non-employee members of the Company’s Board of Directors. A full-time employee who serves as director does not receive additional compensation for service on the Board.

Overview. Non-employee director compensation is reviewed annually by the Nominating and Governance Committee of the Board, with the assistance of Mercer, the Committee’s compensation consultant. Mercer provides information to the Committee regarding market compensation, practices and trends, assists in the review and evaluation of such information, and advises the Committee on compensation decisions. The Committee’s review compares the Company’s director compensation to both retail peer companies and a sample of comparably sized companies in other industries, including the healthcare industry, and seeks to provide director compensation that is competitive with director compensation for these groups. The Committee also seeks to provide an appropriate mix of equity-based and cash compensation, so as to link director compensation to the interests of the Company’s shareholders. Any changes to director compensation are recommended by the Nominating and Governance Committee for approval by the full Board.

Fiscal Year 2013 Director Compensation. During fiscal 2013, the compensation structure for non-employee directors consisted of the following elements, subject to the deferral opportunities described below under “Nonemployee Director Stock Plan”:

•	A $80,000 annual retainer, paid quarterly in cash.

•	An additional $25,000 annual retainer for the Chair of the Audit Committee and an additional $20,000 annual retainer for each Chair of other Board committees, paid quarterly in cash.

•	An additional $300,000 annual retainer for the independent Chairman of the Board, paid quarterly in cash.

•

An annual grant of Walgreen Co. common stock on November 1 with a market value of $170,000 as of the grant date. The grant was made on November 1, 2012 under the Walgreen Co. Nonemployee Director Stock Plan, as amended (“Nonemployee Director Stock Plan”) for service as director from November 1, 2011 through October 31, 2012. Each director who served for the entire period received a grant of 4,789 shares, which was calculated by dividing $170,000 by $35.50, the closing stock price on November 1, 2012. Future grants will be made under the 2013 Walgreen Co. Omnibus Incentive Plan (the “Omnibus Plan”) approved by shareholders at the January 2013 Annual Meeting.

Directors serving for a portion of the fiscal year receive prorated amounts for all elements of compensation. Mr. Pessina, who is Executive Chairman of Alliance Boots, has elected not to receive non-employee director compensation for his service on our Board. (Walgreens executives serving on the Alliance Boots Board of Directors have likewise elected to not receive non-employee director compensation from Alliance Boots.) Mr. Wasson, our President and Chief Executive Officer, does not receive additional compensation for serving as a director of the Company.

2013 Proxy Statement	Walgreen Co. |	21

All directors are also reimbursed for expenses incurred in connection with Board and Board Committee meetings. On a very limited basis, the Company may determine that it is appropriate for non-management directors to be accompanied by their spouses in connection with these meetings and/or at other events related to their service on the Board. In these circumstances, the Company also reimburses the spouses’ travel expenses. In addition, in accordance with our Corporate Governance Guidelines, directors are reimbursed for reasonable expenses related to continuing education programs.

Fiscal Year 2014 Director Compensation. The Nominating and Governance Committee conducted its annual review of director compensation in July 2013 with the assistance of Mercer. Following that review, the Committee recommended, and the Board approved, a $5,000 increase in the annual non-employee director retainer from $80,000 to $85,000, effective September 1, 2013; and a $5,000 increase in the amount of the annual equity award to non-employee directors, from $170,000 to $175,000, beginning with the November 1, 2013 grant. No other changes were made to the non-employee director compensation program for fiscal 2013 described above.

Omnibus Incentive Plan. The 2013 Walgreen Co. Omnibus Incentive Plan provides for the annual grant (on a date determined by the Board, currently November 1) of fully vested shares of Walgreen Co. common stock to non-employee directors for service as director during the preceding 12-month period. The grant is calculated based on a dollar value established under the plan, which periodically may be adjusted by the Nominating and Governance Committee of the Board. This dollar value was set at $170,000 for the November 1, 2012 grant and at $175,000 for the November 1, 2013 grant.

Under the Omnibus Plan, the following deferral opportunities are available to directors:

•	All cash retainer payments may be deferred into a deferred cash compensation account or awarded in the form of deferred stock units.

•	The annual stock grant may be awarded in the form of deferred stock units.

All amounts deferred into the deferred cash compensation account accrue interest at a monthly compounding rate equal to 120% of the applicable federal midterm rate. No current directors have elected to defer cash under this program. All deferred stock unit and deferred cash compensation account balances are paid in cash in two annual installments, the first of which occurs within 30 days following termination of service on the Board of Directors and the second of which occurs 12 months later.

Prior to the effective date of the Omnibus Plan in January 2013, annual grants of common stock to non-employee directors as well as deferral opportunities with respect to other compensation payable to non-employee directors were pursuant to the Nonemployee Director Stock Plan, a predecessor plan. See “Securities Ownership of Certain Beneficial Owners and Management” (note 2) below for information regarding the number of deferred stock units held by non-employee directors as of November 11, 2013.

Share Ownership Guidelines for Directors. The Board of Directors adopted director share ownership guidelines in 2008. Under the guidelines, each non-employee director is expected to accumulate at least the lesser of 20,000 shares of Walgreen Co. common stock and the number of shares valued at three times the director’s total annual cash and equity compensation by the later of (1) November 1, 2013 or (2) five years after becoming a director. Deferred stock units acquired pursuant to the Nonemployee Director Stock Plan or the Omnibus Plan are considered shares owned for purposes of the director share ownership guidelines. As of November 1, 2013, each non-employee director had met or, using reasonable assumptions regarding future director compensation and stock appreciation, was progressing towards their goals in a manner that would allow them to meet either the fixed or variable share objectives within the prescribed time frames.

22	| Walgreen Co.	2013 Proxy Statement

Director Compensation Table

The following table details the compensation provided to each non-employee director for fiscal 2013:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Janice M. Babiak(4)	95,972	84,987	1,990	182,949
David J. Brailer	80,000	170,010	6,956	256,966
Steven A. Davis	100,000	170,010	27,166	297,176
William C. Foote	100,000	170,010	35,992	306,002
Mark P. Frissora	100,000	170,010	—	270,010
Ginger L. Graham	80,000	170,010	12,051	262,061
Alan G. McNally	80,000	170,010	27,070	277,080
Dominic P. Murphy(5)	60,000	28,329	—	88,329
Stefano Pessina(5)	—	—	—	—
Nancy M. Schlichting	80,000	170,010	44,307	294,317
David Y. Schwartz(6)	37,917	170,010	20,377	228,304
Alejandro Silva	80,000	170,010	36,397	286,407
James A. Skinner	380,000	170,010	55,901	605,911

(1)

Includes the annual retainer, any committee chair retainer and, with respect to Mr. Skinner, the independent Chairman retainer (including any deferred amounts). Directors serving for a portion of the fiscal year received prorated amounts.

(2)

Represents the grant date (November 1, 2012) fair value determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 of the stock grant under the Nonemployee Director Stock Plan to each non-management director who served on the Board during the 12-month period ended October 31, 2012 (including any deferred amounts). All stock awards are fully vested at the grant date. Directors serving for a portion of the 12-month period received prorated amounts.

(3)

Represents dividends credited to deferred stock units. In addition to the amounts reported, directors also are eligible to receive the same discount on merchandise purchased from Walgreens as is made available to Company employees generally.

(4)	Ms. Babiak joined the Board of Directors on April 9, 2012.

(5)

Messrs. Murphy and Pessina joined the Board of Directors on August 2, 2012. Mr. Pessina, who is Executive Chairman of Alliance Boots, has elected not to receive non-employee director compensation for his service on our Board.

(6)	Mr. Schwartz retired from the Board on January 9, 2013.

2013 Proxy Statement	Walgreen Co. |	23

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the Company’s executive compensation program, the role and involvement of various parties in the analysis and decisions regarding executive compensation, and the material elements of our compensation program as it relates to the five executive officers whose compensation is disclosed in the compensation tables beginning on page 42 below, whom we refer to as the “named executive officers” or “NEOs”. Our named executive officers for fiscal 2013 are:

•	Gregory D. Wasson – President and Chief Executive Officer;

•	Wade D. Miquelon – Executive Vice President, Chief Financial Officer and President, International;

•	Mark A. Wagner – President, Operations and Community Management;

•	Kermit R. Crawford – President, Pharmacy, Health and Wellness; and

•	Thomas J. Sabatino, Jr. – Executive Vice President, General Counsel and Corporate Secretary.

The discussion below includes references to compensation benefit levels. Mr. Wasson receives benefits under all programs at the Chief Executive Officer level, and Messrs. Miquelon, Wagner, Crawford and Sabatino receive benefits under all programs at the Executive Vice President level.

Executive Summary

Recap of Fiscal Year 2013 Company Performance

Walgreens has a pay-for-performance philosophy that seeks to link the interests of our executives with those of our shareholders. Our financial and business results for fiscal 2013 included the following:

Key Financial Metric	FY 2013 Results

Net Sales	$72.2 billion

Net Earnings	$2.45 billion

Cash Flow from Operations	$4.3 billion

Dividend Payments and History

•  Paid $1.0 billion in dividends in fiscal 2013

•  Increased quarterly dividend rate by 14.5% to 31.5 cents per share in July 2013

•  Paid dividends in 323 straight quarters (more than 80 years) and raised dividends for 38 consecutive years

•  Increased dividend paid to $1.26 per share in fiscal 2013 from 45 cents per share in fiscal 2009, a compound annual growth rate of nearly 23%

Debt Repayment	Repaid $1.3 billion aggregate principal amount of 4.875% Notes from available cash upon maturity in August 2013 and maintained strong cash position, with $2.1 billion of cash and cash equivalents as of August 31, 2013

Based on the Company’s performance, our executives earned 117% (before individual performance adjustments) of their targeted annual bonus amounts for fiscal 2013 and a share distribution equal to 86% of their target performance share awards granted in September 2010 for the three-year performance period ending August 31, 2013.

24	| Walgreen Co.	2013 Proxy Statement

In fiscal 2013, we also made significant progress on our three strategic growth drivers—(1) Create a Well Experience, (2) Transform the Role of Community Pharmacy, and (3) Establish an Efficient Global Platform—to position the Company for future growth. Key highlights include:

Create a Well Experience	Transform the Role of Community Pharmacy	Establish an Efficient Global Platform

✓ Moved forward with our pilot “Well Experience” store format reaching over 500 locations opened or converted to the format, including eight new flagship stores	✓ Increased U.S. retail prescription market share from 18.7% in fiscal 2012 to 19.1% in fiscal 2013	✓ Continued progress in our strategic partnership with Alliance Boots to create the first global pharmacy-led, health and wellbeing enterprise

✓ Launched Balance® Rewards loyalty program and enrolled over 83 million customers	✓ Became a participant in preferred pharmacy networks for three of the top national Medicare Part D plan sponsors	✓ Exceeded the first year combined net synergy target between Walgreens and Alliance Boots of $125 million to $150 million

✓ Continued the launch of new technologies for customers to interact with Walgreens through mobile apps	✓ Stabilized our commercial book of pharmacy business through multi-year agreements with major commercial payers	✓ Announced our strategic long-term relationship with AmerisourceBergen

✓ Launched 2,225 new private brand items in fiscal 2013	✓ Well-positioned to benefit from implementation of healthcare reform	✓ Prepared and successfully transitioned branded drug distribution to AmerisourceBergen effective September 1, 2013

2013 Proxy Statement	Walgreen Co. |	25

We also currently maintain the following balance of pay practices that we believe enhance our pay for performance philosophy and further align our executives’ interests with those of shareholders:

We DO Have This Practice	We Do NOT Have This Practice

✓      Incentive award metrics that are objective and tied to key company performance metrics

✓      Share ownership guidelines

✓      Compensation recoupment “claw-back” policy

✓      Limited perquisites

✓      Anti-hedging policy

✓      Double-trigger change in control severance

✓      Vest equity awards after three years to promote retention

✓      Tie a significant portion of executive compensation to shareholder return in the form of at-risk compensation

-      A majority of non-performance based incentive awards

-      Repricing of options without shareholder approval

-      Hedging transactions or short sales by executive officers or directors

-      Tax gross-ups for NEOs

-      Excise tax gross-ups upon change in control

-      Excessive perquisites

-      Payout of dividends or dividend equivalents on unearned or unvested equity

-      Pension or defined benefit supplemental executive retirement plan (SERP)

-      High percentage of fixed compensation

Overview of Key Fiscal 2013 Compensation Decisions and Results

•

The Compensation Committee of the Board of Directors (sometimes referred to in this section as the “Committee”) approved base salary increases for each of our NEOs, effective November 1, 2012, ranging from 2.7% to 10.3% based on individual performance for fiscal 2012 and salary level relative to market.

•

Our Management Incentive Plan fiscal year 2013 financial goals, Adjusted FIFO EBIT and Adjusted Free Cash Flow, were achieved at 82% and 200% of target, respectively, resulting in a payout of 117% of target, as described in more detail under “Annual Incentives” below.

•

Our 3-year cumulative FIFO return on invested capital (FIFO ROIC) goal for our Performance Share Program resulted in a payout of 86% of target, as described in more detail under “Long-Term Incentives” below.

•

Shareholders approved the 2013 Walgreen Co. Omnibus Incentive Plan at our January 2013 Annual Meeting of Shareholders. The Omnibus Plan provides for a variety of equity and other awards as a tool to enable us to attract, retain and motivate executives, other employees and our non-employee directors. The Omnibus Plan consolidates into a new single plan four previously existing equity compensation plans: the Executive Stock Option Plan, the Long-Term Performance Incentive Plan, the Broad Based Employee Stock Option Plan, and the Nonemployee Director Stock Plan.

Shareholder Approval of the Company’s Executive Compensation on an Advisory Basis

At our most recent annual meeting of shareholders, held on January 9, 2013, we held a shareholder advisory vote to approve the compensation of our NEOs as disclosed in our proxy statement dated November 19, 2012 related to that annual meeting. Shareholders expressed overwhelming support for the compensation of our named executive officers, with approximately 94.2% of the votes present in person or represented by proxy at the meeting and entitled to vote on the matter cast to approve this “Say-on-Pay” proposal. The Committee considered this vote as demonstrating strong support for our

26	| Walgreen Co.	2013 Proxy Statement

compensation programs and continued to apply the same effective principles and philosophies highlighted above and described more fully below that have been applied in prior years when making compensation decisions for the remainder of fiscal 2013 and fiscal 2014, including the changes described below.

Compensation Decision Process

Philosophy and Objectives

The Committee is comprised entirely of independent directors and is responsible for establishing, implementing and monitoring the Company’s executive compensation philosophy and objectives. The Committee’s focus is to provide a competitive compensation package that enables the Company to:

•	attract and retain talented executives;

•	reward Company and individual performance; and

•	link the interest of the Company’s senior executives to the interests of the Company’s shareholders.

Overall, the Committee believes our executive compensation program is achieving the intended results. The Committee believes our compensation is competitive with the pay practices of other companies of comparable size, scope and industry, and has resulted in the attraction and retention of executives who can contribute to our future success. In addition, the Committee believes the program creates a strong linkage between pay and performance through our bonus and equity awards such that executives will receive higher compensation in more successful periods for the Company and lower compensation during less successful periods.

Pay Mix

Walgreens is committed to a pay-for-performance philosophy and continues to emphasize variable performance-based compensation over fixed or guaranteed pay. As illustrated in the following chart, approximately 90% of the CEO’s and 81% of the other NEOs’ 2013 target total direct compensation is “at risk” and based on changes in our stock price and/or the achievement of short-term and long-term financial objectives, and the majority of the NEOs’ total direct compensation is granted in the form of long-term incentives. The Committee believes that the balance of fixed and variable compensation, as well as short-term and long-term compensation elements, maintains a strong link between the NEOs’ compensation and Company performance and motivates executives to deliver strong business performance and create shareholder value.

2013 Proxy Statement	Walgreen Co. |	27

Role of the Compensation Committee

The Committee is responsible for overseeing executive compensation, executive succession, and the retirement and equity-based compensation and benefit programs and practices of the Company. In the exercise of its duties, the Committee considers all elements of the compensation program in total, as well as individual performance, Company performance, internal equity and market compensation considerations. The Committee reviews and approves all components of NEO compensation, reports its decisions to the Board of Directors, and oversees the administration of the compensation program for senior executives (i.e., the Corporate Vice President level and above).

To this end, the Committee conducts an annual review of executive officer compensation practices and market pay levels, approves the design and evaluates the risk associated with the Company’s executive compensation programs, approves the total annual awards under the Company’s short-term and long-term incentive programs, reviews and approves offer letters or severance arrangements between the Company and any of the senior executives, and recommends succession plans to the Board.

Role of Company Personnel in Executive Compensation Decisions

The Chief Executive Officer reviews annually the performance and pay level of each senior executive, develops recommendations concerning the compensation of each senior executive and presents those recommendations to the Committee. The Chief Executive Officer does not make recommendations concerning his own compensation. The Company’s Human Resources management provides information, analysis and other support to the Chief Executive Officer and the Committee during these processes.

Role of Outside Compensation Consultants

The Committee engages Mercer LLC as its independent compensation consultant. The Committee utilizes Mercer to provide information regarding market compensation, practices and trends, assist in the review and evaluation of such information, and advise the Committee on compensation decisions, particularly with respect to the compensation of the Company’s Chief Executive Officer. In addition, Mercer assists the Nominating and Governance Committee in the review and evaluation of director compensation and practices.

The Company engages Aon Hewitt to serve as the executive compensation consultant to the Company’s Human Resources team and executive leadership. Aon Hewitt provides information on competitive practices and pay levels, and provides research on executive compensation issues as requested by management. Aon Hewitt assists management in formulating recommended approaches and these are in turn reviewed by Mercer. In addition, from time to time and as part of management’s presentation to the Committee, Aon Hewitt will provide advice to the Committee regarding management’s presentation and recommendations. Therefore, the Committee has reviewed and considered all of the relevant factors regarding the relationship with Aon Hewitt. Based on its review, the Committee has concluded that the advice it receives from Aon Hewitt is objective and not influenced by Aon Hewitt’s other relationships with Walgreens or its subsidiaries.

28	| Walgreen Co.	2013 Proxy Statement

Elements of Compensation

Our compensation program for our NEOs includes elements that support our compensation objectives. The following chart contains a brief description of each element:

Compensation Element	Characteristics	Primary Purpose

Base Salary	• Annual fixed cash compensation

•  Provide a competitive fixed amount of cash compensation based on individual performance, level of responsibility, experience, internal equity and competitive pay levels

•  Support attraction and retention of talented executives

Management Incentive Plan (“MIP”)	• Annual variable cash compensation based on the achievement of Adjusted FIFO EBIT and Adjusted Free Cash Flow goals • Payouts are subject to individual performance adjustments	• Support attraction and retention of talented executives • Reward for Company and individual performance

Long-Term Incentives	• Long-term variable equity awards granted annually as a combination of (1) stock options, (2) restricted stock units (“RSUs”), and (3) performance shares

•  Support attraction and retention of talented executives

•  Link the interests of the Company’s senior executives to the interests of the Company’s shareholders through increases in share price over time

•  Reward for long-term Company performance

Other Benefit Plans and Programs	• Profit-Sharing Plan – 401(k) • Deferred compensation • Limited perquisites	• Offer competitive retirement compensation designed to attract and retain mid- and late- career senior executives • Support retention of talented executives

Setting NEO Compensation

The Committee carefully considers current market practices, internal equity issues and historical Company practices, along with long-term market trends, and discounts short-term market fluctuations in setting executive compensation levels.

To determine competitive compensation, the Committee establishes a “peer group”, which is reviewed each year and updated as appropriate. In selecting potential peer companies, the Committee considers revenue size, industry, and the peer groups of our closest competitors. The Committee believes that the peer group is representative of the market in which we compete for talent and includes companies in both the retail and healthcare industries. The Committee does not target a specific percentile of the peer group in setting Company compensation, but primarily focuses on the range between the 25th and 75th percentiles for each position. The median market compensation serves as a key reference with respect to each senior executive’s target compensation taking into account the individual’s experience, performance contributions and role relative to other senior executives.

2013 Proxy Statement	Walgreen Co. |	29

Fiscal year 2013 Peer Group*

Company Name	Revenue in Last Fiscal Year ($ in millions)
Wal-Mart Stores, Inc.	$444,948
McKesson Corporation	122,734
CVS Caremark Corporation	107,100
Cardinal Health, Inc.	102,644
The Kroger Co.	90,374
The Procter & Gamble Company	82,559
Home Depot, Inc.	70,395
Medco Health Solutions, Inc.	70,063
Target Corporation	69,865
Johnson & Johnson	65,030
Kraft Foods, Inc.	54,366
Best Buy Co., Inc.	50,705
Lowe’s Companies, Inc.	50,208
Safeway Inc.	43,630
Sears Holdings Corporation	41,567
SUPERVALU INC	36,100
McDonald’s Corporation	27,006
Rite Aid Corporation	26,121

*	The fiscal 2013 peer group is the same as the fiscal 2012 peer group.

For Mr. Wagner, our peer group alone did not provide a sufficient number of comparisons for a meaningful analysis of his compensation. Therefore, in place of the peer group data, the Committee reviewed competitive compensation information from Aon Hewitt’s proprietary U.S. Total Compensation Measurement “TCM” database for this position. For this role, the TCM data included 29 public retail companies (“retail peer group”) with sales of $5 billion or more. Specific names of companies were not considered in the development of the retail industry peer group.

The Committee reviewed the peer group in July of 2013. Based on the changes to certain companies in our existing peer group and changes in our business, as well as the continued evolution of our executive roles, the Committee felt it was appropriate to make certain changes in the peer group used to set pay for fiscal 2014. We changed the criteria used to select companies for the peer group (industry and revenue size) to include a focus on companies that have a larger proportion of foreign sales and revenues at the higher end of our scope. The result was to remove certain companies in the peer group (Kraft Foods Group, Medco Health Solutions, Inc., and SUPERVALU Inc.) and to add other companies with a portion of their business based outside the United States. (The Coca-Cola Company, Costco Wholesale Corp., Express Scripts Holding Co., FedEx Corporation, Mondelez International, Inc., PepsiCo, Inc. and United Parcel Service, Inc.).

Elements of Compensation

Base Salaries

Base salary is a key component of NEOs’ pay, both on its own and because annual and long-term incentive targets and awards are presently structured as established percentages of base salary. Base salaries for the NEOs are established and adjusted following an annual performance review process that coincides with the Committee’s annual review of peer group compensation. Base salary may also be adjusted during the year upon promotion or based upon internal equity or external market considerations.

30	| Walgreen Co.	2013 Proxy Statement

Base salary adjustments are determined after considering the market pay range (focused on median market pay) for the position, peer group compensation information (both current year and longer-term trends) and various other factors, including job performance, level of responsibility, prior experience, breadth of knowledge and internal equity. The factors impacting base salary levels are not independently assigned specific weights. The Committee makes these decisions after reviewing the recommendations of the Company’s Chief Executive Officer (except as it concerns his own salary) and Chief Human Resources Officer and consultation with the Committee’s independent compensation consultant as needed.

Based on the application of the above-described factors, the Committee approved the following base salaries for the named executive officers during fiscal 2013, effective November 1, 2012.

Name	FY 2012 Ending Base Salary	FY 2013 Ending Base Salary	FY 2012 to FY 2013 Increase	Competitive Market Positioning Prior to FY 2013 Increase
Gregory D. Wasson	$1,300,000	$1,340,000	3.1%	Median
Wade D. Miquelon	$752,000	$775,000	3.1%	Between Median and 75th
Mark A. Wagner	$730,000	$750,000	2.7%	Median
Kermit R. Crawford	$725,000	$800,000	10.3%	25th percentile
Thomas J. Sabatino, Jr.	$700,000	$720,000	2.9%	75th Percentile

In October 2013, the Committee completed its most recent review of market data and individual performance in connection with its consideration of salary adjustments for fiscal year 2014. Following this review, the Committee determined annual base salary adjustments ranging from 3.1% to 3.7% for the named executive officers effective November 1, 2013.

Annual Incentives

The Walgreen Management Incentive Plan (the “MIP”) promotes the Company’s pay-for-performance philosophy by providing all executives and other management-level corporate employees with direct financial incentives in the form of annual cash awards for achieving Company performance goals. In order to qualify payments under the MIP as performance-based for Section 162(m) of the Internal Revenue Code, the Committee uses a two-step approach to determine the amount of the bonus payment. The first step is to fund the overall bonus pool. The pool is funded if the Company meets the pre-established performance metric which, for fiscal 2013, was 50% of the threshold level of Adjusted FIFO EBIT under the MIP. The second step is accomplished when the Committee exercises “negative discretion” by making adjustments to the formula award funded by the overall pool. Negative discretion is used to reduce the amount funded by the pool to an amount equal to the target bonus adjusted for final Company performance and individual performance as described below. We refer to this two-step process as the “plan-within-a-plan approach”.

•

Company Performance. Performance-based incentive payments under the MIP for fiscal 2013 were contingent upon attainment of a weighted mix of two measures: Adjusted FIFO EBIT and Adjusted Free Cash Flow. These measures were chosen because they support our key short-term business objectives to drive earnings and increase cash flow. The difference between FIFO EBIT (as used in the prior fiscal year) and Adjusted FIFO EBIT is the addition of amortization expense related to mergers and acquisitions and special items which are not indicative of our underlying business performance. These measures reinforce our business strategy by measuring how well management has increased revenue, managed costs and deployed capital to maintain strong cash flow to enable us to reinvest in our business through strategic acquisitions and investments and return cash to shareholders through our dividend program.

If the Company achieves its targeted performance on both financial measures, then the MIP will pay 100% of the bonus target, subject to adjustments as described below. The target bonuses for our NEOs for fiscal 2013, as a percentage of salary, were: Mr. Wasson – 125%, Messrs. Miquelon,

2013 Proxy Statement	Walgreen Co. |	31

Wagner and Crawford – 100%, and Mr. Sabatino – 90%. The Committee adjusted Mr. Sabatino’s target bonus for fiscal 2014, as a percentage of salary, to 100%. The Committee’s goal is to select target Adjusted FIFO EBIT and Adjusted Free Cash Flow at a level that is challenging yet achievable. The following table illustrates the ranges of potential formulaic payouts based on threshold, target and maximum performance levels, as well as the weighting for each metric:

Performance Measure(1)	Weighting	FY 2013 Goal	Company Performance (as a % of Target)		Bonus Payout (as a % of Target)
			<85%		0%
		$4.587 billion	85%	(threshold)	50%
Adjusted FIFO EBIT	70%	$5.212 billion	100%	(target)	100%
		$5.837 billion	115%	(maximum)	200%
			>115%		200%
			<60%		0%
		$1.644 billion	60%	(threshold)	50%
Adjusted Free Cash Flow	30%	$2.349 billion	100%	(target)	100%
		$3.054 billion	150%	(maximum)	200%
			>150%		200%

(1)

Adjusted FIFO EBIT refers to our earnings before interest and taxes plus our pro rata interest in the EBIT of Alliance Boots, measured in each case based on a first-in, first-out (FIFO) accounting method for valuing inventory, reduced, to avoid duplication, by our equity method earnings in Alliance Boots, subject to certain adjustments approved by our Compensation Committee and Board in accordance with the MIP. The adjustments reflected in fiscal 2013 Adjusted FIFO EBIT were for the same items as the adjustments previously disclosed by the Company in its fiscal 2013 earnings release and presentation on October 1, 2013. These consisted of adjustments to exclude the LIFO provision, acquisition-related amortization and acquisition-related costs, costs related to certain litigation matters, costs related to Hurricane Sandy, certain distributor transition costs, and the positive impact of an additional gain relating to the sale of Walgreens Health Initiatives. Adjusted Free Cash Flow refers to our cash flow from operations less our capital expenditures, adjusted to reflect the cash impact of the adjustments referenced above.

The Committee, in October 2013, determined the actual performance against Adjusted FIFO EBIT and Adjusted Free Cash Flow goals, and the formulaic payout (117% of target), which is illustrated in the following table:

		(A)	(B)	(A) x (B)
Performance Goals	FY 2013 Actual Performance	FY 2013 Bonus Payout as a % of Target	Weighting	FY 2013 Weighted Payout as % of Target
Adjusted FIFO EBIT	$4.981 billion	82%	70%	57%
Adjusted Free Cash Flow	$3.146 billion	200%	30%	60%
Total	N/A	N/A	100%	117%

•

Individual Performance. In order to improve the Company’s ability to link pay and performance for the other NEOs, the Committee authorized the Chief Executive Officer to recommend adjustments to bonus payments up or down by a maximum of 20% of target (subject to the 200% of maximum payout) based on individual performance, subject to the Committee’s final approval. The Committee has the authority to make such a discretionary adjustment for the Chief Executive Officer.

At the end of fiscal 2013, Mr. Wasson conducted an evaluation of the contribution of each member of his senior executive team in the areas of strategy, leadership and operating performance. Based

32	| Walgreen Co.	2013 Proxy Statement

on his assessment of each executive’s contribution, Mr. Wasson recommended a positive individual adjustment for Mr. Wagner of 4% relative to the adjusted formula-driven MIP payout levels.

The full Board of Directors (other than Mr. Wasson) reviewed the performance of Mr. Wasson in the same manner as noted above, applying those considerations appropriate for the Chief Executive Officer role. As a result of that review, the Committee determined to award Mr. Wasson with an additional $97,500, which represents a positive adjustment of 5% over the adjusted formula-driven MIP payout.

Based on the above-described Company performance and individual performance adjustments, fiscal 2013 bonuses under the MIP for the named executive officers were as follows:

Name	Fiscal 2013 Bonus Eligible Salary	Target Bonus Percent of Salary	Target Bonus	Company Performance Attainment	Individual Performance Adjustment	Fiscal 2013 Bonus	Fiscal 2013 Bonus as a % of Fiscal 2013 Salary
Gregory D. Wasson	$1,333,333	125%	$1,666,667	$1,950,000	$97,500	$2,047,500	154%
Wade D. Miquelon	$771,167	100%	$771,167	$902,265	$0	$902,265	117%
Mark A. Wagner	$746,667	100%	$746,667	$873,600	$34,944	$908,544	122%
Kermit R. Crawford	$787,500	100%	$787,500	$921,375	$0	$921,375	117%
Thomas J. Sabatino, Jr.	$716,667	90%	$645,000	$754,650	$0	$754,650	105%

A similar MIP target-setting process was undertaken in October 2013. The maximum funding under the “plan-within-a-plan” will be based for fiscal year 2014 on achievement of 50% of threshold FIFO Adjusted EBIT, as determined under the MIP. The MIP threshold/target/maximum performance levels based on achievement of Adjusted FIFO EBIT and Adjusted Free Cash Flow and the corresponding bonus percentages for fiscal 2014 were also set. The Committee’s goal was to establish performance goals for fiscal 2014 that are appropriately aggressive in view of the opportunities and challenges facing the business, and there is a risk that payments will not be made at all or will be made at less than 100% of the target amount.

Long-Term Incentives

During fiscal 2013, we continued to use three long-term incentive (“LTI”) vehicles: stock options, restricted stock units (RSUs) and performance shares, targeting a mix of 40% stock options, 25% RSUs and 35% performance shares.

The fiscal 2013 grants approved and implemented by the Committee and granted on November 1, 2012 are shown in the Grants of Plan-Based Awards table on page 44.

The number of shares subject to each award type was based on the average per-share closing price of Walgreen Co. common stock on the NYSE over the last 30 trading days of the fourth quarter of fiscal 2012 to diminish the impact of fluctuations, positive or negative, in stock price on grant sizes. Stock options are granted at an option exercise price not less than the fair market value of the Company’s common stock on the date of the grant. Stock options, RSUs and contingent performance share awards for fiscal 2013 were granted on November 1, 2012. The grant date fair value of the awards is shown in the Summary Compensation table, and the amounts of equity awards granted to each NEO are listed below as well as in the Grants of Plan-Based Awards table, which also includes accumulated dividends. Outstanding equity awards are shown in the Outstanding Equity Awards at 2013 Fiscal Year End table.

As part of our effort to further increase the role of individual performance in compensation decisions, we applied an individual performance adjustment factor that may result in an incremental increase or decrease in the amount of stock options and RSUs granted to each eligible participant based on the individual’s performance for the prior year. At the end of fiscal 2012, Mr. Wasson conducted an

2013 Proxy Statement	Walgreen Co. |	33

evaluation of the contribution of each member of his senior executive team in the areas of strategy, leadership, and operating performance as it relates to the long-term goals of the Company. Based on his assessment of each executive’s contribution, Mr. Wasson recommended to the Committee individual adjustments for the NEOs (other than himself) of 3% over the target number of stock options and RSUs granted in fiscal 2013. The full Board of Directors reviewed the performance of Mr. Wasson using the same review process as noted above, applying those considerations appropriate for the Chief Executive Officer role. As a result of that review, the Committee determined to adjust Mr. Wasson’s target stock options and RSUs grants upwards by 5%. The number of shares awarded is detailed in the Grants of Plan-Based Awards table on page 44.

Each of the long-term incentive components currently provided as part of our program are granted annually under the Omnibus Plan and are described in more detail below.

Executive Stock Options.    Stock options are granted to the NEOs at the discretion of the Committee in order to enhance the link between shareholder value creation and executive pay. Stock options provide value to executives only if our share price increases, and provide no realizable value to executives if our share price does not increase.

Annual executive stock options become exercisable on the third anniversary of the date of grant and expire ten years from the date of grant with special rules covering the various types of termination of employment that might occur during the vesting period or thereafter (as further detailed in the “Potential Payments upon Termination or Change in Control” section below). Stock options have realizable value only if the stock price appreciates following the date the options are granted.

Restricted Stock Units.    Given the volatile nature of the stock market, the Committee believes that it is important for retention to have a portion of long-term incentives that is stable but still linked to changes in shareholder value. RSUs also assist us in attracting talented executives. The value of RSUs rises and falls with our share price, consistent with shareholder returns. RSUs are designed to complement stock options, and therefore the timing and structure of RSU grants are aligned with option grants in various ways. RSUs are granted to the Company’s NEOs at the discretion of the Committee. Annual RSU grants vest on the third anniversary of the date of grant, assuming continued employment through that date and, for grants made on or after September 1, 2011, satisfaction of the performance threshold described below, with special rules covering the various types of termination of employment that might occur during the vesting period (as further detailed in the “Potential Payments upon Termination or Change in Control” section below). Dividend equivalents with respect to RSUs are credited as additional RSUs, subject to the same vesting conditions as the underlying RSUs. In addition, for fiscal 2013, the Committee adopted a one-year performance threshold based on 50% of threshold level Adjusted FIFO EBIT (as calculated under the terms of the Management Incentive Plan) that is required to be met prior to the vesting of the RSUs. If the performance threshold is not met in the fiscal year in which the RSUs are granted, the awards are forfeited (except in the case of retirement, disability or death prior to the end of the fiscal year).

Performance Shares.    Executives receive grants of performance shares, which are measured and realized over a performance period covering three fiscal years. Each “performance share” represents the right to receive, if and to the extent designated performance goals within the three fiscal year performance period are satisfied, a share of Walgreen Co. common stock following completion of the performance period. Performance periods overlap, with a new three-year performance cycle beginning each fiscal year. At the end of each performance period, performance shares are distributed based upon the level of achievement of the financial performance target set for that cycle. If we fail to meet threshold performance in the three-year period, no performance shares will be earned and no payout of performance shares will be made with respect to that cycle.

For the fiscal year 2013-2015 performance period, the Compensation Committee adopted two metrics: cumulative Adjusted FIFO EBIT and cumulative Adjusted FIFO ROIC. Adjusted FIFO EBIT is

34	| Walgreen Co.	2013 Proxy Statement

aligned with our business goals, is considered by management when analyzing the core operating performance of our business and is readily understandable by participants. Adjusted FIFO ROIC also recognizes our long-term business objectives and over time correlates with shareholder value creation in a capital-intensive business. Expressed as a percentage, FIFO Adjusted ROIC is calculated by dividing (A) adjusted FIFO operating income, increased by the implied interest expense of lease payments and reduced by taxes at the applicable rate, by (B) the sum of shareholders’ equity, debt, last in first out (LIFO) inventory reserve, deferred income taxes and capitalized leases. Our business is capital intensive and the Company has made several acquisitions and divestitures. The Committee believes that over the long term, the Company must employ its capital wisely to increase earnings. Therefore, the ratio of earnings to capital is an important measure of success.

The following table illustrates the ranges of potential formulaic payouts based on threshold, target and maximum performance levels, as well as the weighting for each metric for the fiscal 2013-2015 performance share cycle:

Performance Measure	Weighting	Company Performance (as a % of target)		% of Performance Shares Earned(1) (as a % of target grant)
Adjusted FIFO EBIT	70%	<85% 85% 100% 115% >115%	(threshold) (target) (maximum)	0% 50% 100% 150% 150%

Adjusted FIFO ROIC	30%	<85% 85% 100% 115% >115%	(threshold) (target) (maximum)	0% 50% 100% 150% 150%

(1)	Performance between threshold and target, or between target and maximum, will earn performance shares on a straight line pro-rated basis between 50% and 100% or between 100% and 150%, respectively.

The Company does not publicly disclose its expectations of how the Company will perform on a prospective basis in future periods or specific long-term incentive plan targets applicable under its compensation programs, due to potential competitive harm. The Company believes revealing specific objectives prospectively would provide competitors and other third parties with insights into its confidential planning process and strategies, thereby causing competitive harm. The target performance goals for Cumulative Adjusted FIFO EBIT and Cumulative Adjusted FIFO ROIC for each three-year performance cycle reflect the Company’s long-range plan for that cycle. The performance goals are designed to be appropriately challenging, and there is a risk that payments will not be made at all or will be made at less than 100% of the target amount. The degree of difficulty, therefore, in achieving the target internal measures is designed to be reasonably challenging.

Payout of the fiscal 2011-2013 Performance Shares.    At the beginning of fiscal 2011, performance shares were granted to our executive officers. The awards had a performance period of September 1, 2010 through August 31, 2013 and were contingent on the Company achieving its three-year FIFO ROIC goals.

2013 Proxy Statement	Walgreen Co. |	35

The following chart identifies the financial performance measure, performance period, the performance goals and corresponding payouts as a percentage of the target performance share opportunity for the fiscal 2011-2013 performance share cycle, and the corresponding payouts as a percent of the target performance share opportunity:

Performance Measure	Performance Level	FY 2011-2013 Goal	Performance (as a % of Target)	% of Performance Shares Earned(1)
FIFO ROIC	Below Threshold:	<7.88%	<90%	0% of target grant
	Threshold:	7.88%	90%	50% of target grant
	Target:	8.76%	100%	100% of target grant
	Maximum:	9.63%	110%	150% of target grant

(1)	Performance between threshold and target, or between target and maximum, will earn performance shares on a straight line pro-rated basis between 50% and 100% or between 100% and 150%, respectively.

In October 2013, the Committee determined that the three-year cumulative FIFO ROIC goal for fiscal 2011-2013 was achieved at 8.52%, adjusted to exclude the effects of Alliance Boots in fiscal 2012 and the effects of Alliance Boots and AmerisourceBergen in fiscal 2013. As a result, the Committee determined that the fiscal 2011-2013 performance shares had been earned at 86% of target and approved the following performance share payouts:

Name	Fiscal 2011-2013 Contingent Performance Shares	Fiscal 2011-2013 Actual Performance Shares Earned
Gregory D. Wasson	93,187	80,141
Wade D. Miquelon	25,202	21,674
Mark A. Wagner	23,120	19,883
Kermit R. Crawford	21,178	18,213
Thomas J. Sabatino, Jr.	N/A (1)	N/A (1)

(1)	Mr. Sabatino joined the Company in September of 2012 and did not participate in the fiscal 2011-2013 performance share program.

During its annual review of market compensation in October 2013, the Committee determined to maintain the same economic value, as a percentage of base salary, for LTI awards granted to NEOs in fiscal 2014.

Retirement Plans and Programs

The Company offers retirement benefits to its employees through a tax-qualified 401(k) Profit Sharing Retirement Plan (“401(k) Plan”). The 401(k) Plan is a defined contribution plan designed to accumulate retirement funds for participating Company employees, including executive officers, via individual and Company contributions. The retirement benefits available for the Company’s executive officers under the tax-qualified 401(k) Plan are the same as those available for other eligible employees.

The Company also has a non-qualified supplemental profit sharing plan, the Executive Deferred Profit Sharing Plan (“Executive Deferred Plan”) in which the NEOs began accruing benefits in phantom accounts beginning in the 2011 plan year. The Executive Deferred Plan replaces the contributions the Company is unable to provide under the tax-qualified 401(k) Plan as a result of various tax law limitations that restrict contributions made for highly-compensated participants under the 401(k) Plan. The amounts credited to the Executive Deferred Plan are unfunded, unsecured promises to pay a benefit

36	| Walgreen Co.	2013 Proxy Statement

in the future. The executives may elect to have their phantom accounts credited with earnings, gains and losses as though they were invested in any of the same funds as offered under the 401(k) Plan. An executive may elect to receive payment of his or her account under the Executive Deferred Plan in a lump sum or installment payments beginning after termination of employment. The Committee approved an amendment to this plan, effective January 1, 2012, to add an elective deferral feature to replace the deferred compensation plans historically offered by the Company on an occasional basis (see “Deferred Compensation” below). Under the amendment, participants may also defer, on a pre-tax basis, up to (i) 50% of their annual base salary and/or (ii) 85% of their annual bonus.

Deferred Compensation.  The Company has also provided deferred compensation opportunities in the past through separate non-qualified Deferred Compensation/Capital Accumulation Plans that have been offered to executives and other management-level employees from time to time. The most recent Deferred Compensation/Capital Accumulation Plan opportunity was offered in calendar year 2011. The crediting rate under the 2011 plan was based on the funds offered in the 401(k) Plan. Account balances under the frozen plans last offered in 2001 and 2006 receive an above-market fixed rate of return. The Committee does not anticipate offering such plans in the future. Instead, deferral opportunities are available under the Executive Deferred Plan described above. Contributions, withdrawals, earnings and accumulated balances for all applicable Deferred Compensation/Capital Accumulation Plans are shown in the Nonqualified Deferred Compensation table.

Perquisites

Consistent with the philosophy and culture of the Company, perquisites and personal benefits provided to the NEOs and other senior executives are limited. They include an annual physical examination, limited reimbursement of health club dues, limited airline club fees, and ground transportation expenses, as well as preferred flight status within certain airline programs and limited personal use of Company aircraft. Pursuant to our guidelines for aircraft usage, we permit personal use of our aircraft by our chief executive officer. Personal use of the Company aircraft by other executive officers is strongly discouraged, but allowed to the extent approved by the chief executive officer and only in certain circumstances. Neither the chief executive officer nor any other executive officer used Company aircraft for personal travel in fiscal 2013. Executive officers using Company aircraft for personal travel are required to reimburse us, pursuant to an aircraft time-sharing agreement consistent with FAA regulations, an amount intended to approximate the incremental cost to the Company of such personal travel. The Compensation Committee has authorized our chief executive officer to use the aircraft without requiring reimbursement for up to 30 flight hours per year for personal travel, and he must reimburse us in connection with any personal use of the aircraft in excess of that limit. In addition, and consistent with our objective to attract and retain a high-performing executive management team, we actively recruit outstanding candidates to fill executive level and other strategic openings and will reimburse a newly hired senior executive for relocation costs. The Company’s senior executives at the Senior Vice President level and above, including the NEOs, receive certain continued benefits following their retirement from the Company. These executives are able to continue receiving an annual Company-paid physical exam during retirement, to age 70 and are entitled to the continuation of preferred flight status within a designated airline’s program. The above benefits are not contractual, but rather are based on current Company policy, which is subject to change or termination at the discretion of the Committee.

Relationship between Compensation Plans and Risk

Management retained Ernst & Young LLP to conduct a risk review of our compensation programs, at the end of fiscal 2013, to assess whether any of our incentive compensation plans, either individually or in the aggregate, would encourage executives or employees to undertake unnecessary or inappropriate risks that were reasonably likely to have a material adverse impact on the Company. The Committee reviewed the external risk assessment of our variable pay plans and considered several factors including

2013 Proxy Statement	Walgreen Co. |	37

the type of plan, the number of participants in each plan, the participants’ level within the organization, the target and maximum payment potential and the performance criteria under each plan, and risk mitigating controls in place for each plan.

Included in the assessment, the Committee and management evaluated those plans that were identified as having the potential to deliver a material amount of compensation, which for fiscal year 2013 included the annual and long-term incentive plans that are described earlier in the Compensation Discussion and Analysis. The Committee concluded that it is not reasonably likely that risks arising from our compensation policies and practices would have a material adverse effect on the Company due to a variety of factors. In reaching this conclusion, the Committee considered the following factors:

•	our compensation program is designed to provide a mix of both fixed and variable incentive compensation;

•

our compensation program is balanced between a variety of different measures and both short-term and long-term incentives designed to reward execution of our short-term and long-term corporate strategies;

•	we allocate compensation among base salary, annual cash incentives, stock options, restricted stock units and performance shares, which include both time of service and performance-based criteria;

•

the annual incentive component of our executive compensation program involves cash-based plan awards that are payable if, and only to the extent that, pre-established corporate financial and individual performance objectives are achieved;

•	incentive compensation includes components that are paid based on results averaged out over several years and vest over an extended period;

•	executives are required to own a specified level of shares in order to comply with the share ownership guidelines, encouraging long-term focus on enhancing shareholder value; and

•	we have adopted a “clawback” policy applicable to all officers that is designed to allow the Company to recoup incentive compensation paid if there is a restatement or misconduct, including fraud.

Compensation Recovery Policy

The Board of Directors has adopted a recoupment or “clawback” policy for cash and equity incentive awards paid to executive officers. The policy provides that in the event that there was a restatement of incorrect financial results, the Committee will seek reimbursement of the incremental portion of awards paid to executive officers in excess of the awards that would have been paid based on the restated financial results. All forms of incentive compensation are subject to this policy. The Committee may look back over the three-year period prior to the restatement for the recoupment and may look to current and former executives. In addition, the policy provides the Committee the discretion to recoup amounts of excess incentive compensation paid to any officer in conjunction with any materially incorrect results (even if not resulting in a restatement), or misconduct on the part of the officer, including fraud or other conduct that would lead to a “for cause” termination. In addition, our CEO and chief financial officer are subject to any clawbacks that may be required under the Sarbanes-Oxley Act.

Severance and Change in Control Arrangements

The Company does not have individual employment agreements with any of its named executive officers.

In July 2012, the Committee adopted the Executive Severance and Change in Control Plan, effective January 1, 2013. The Executive Severance and Change in Control Plan provides eligible executives, including each of the Company’s executive officers, certain severance benefits upon an

38	| Walgreen Co.	2013 Proxy Statement

involuntary termination by the Company at any time (other than for cause or upon death or disability, as those terms are defined in the Executive Severance and Change in Control Plan) and, within one year following a “change in control”, upon an involuntary termination, or voluntary termination for “good reason” (as those terms are defined in Executive Severance and Change in Control Plan). The Executive Severance and Change in Control Plan requires both a change in control and a termination of employment (a double trigger) within one year after the change in control in order to receive a benefit for any “good reason” termination.

Subject to the terms and conditions of the Executive Severance and Change in Control Plan, eligible participants, including the NEOs, would be entitled to the following, in addition to any accrued but unpaid compensation and vested amounts to which they may be entitled under the Company’s benefit plans; provided they sign and do not revoke a general waiver and release in favor of the Company and its affiliates:

•

Pro-rata actual annual incentive for the fiscal year in which the termination occurs, if the termination date is prior to a change in control, and a pro-rata target annual incentive for the fiscal year in which the termination occurs, if the termination date is on or within one year following a change in control;

•

Continued medical, vision, prescription and/or dental coverage for the duration of the applicable Severance Period, as defined in the table below or, if shorter, until the individual becomes eligible for coverage from another employer or from Medicare; and

•	Severance equal to the sum of base salary and target annual incentive (each determined as of the termination date), multiplied by the applicable Severance Multiple, as defined in the table below.

	Involuntary Termination (prior to or more than 1 year after a change in control)		Involuntary Termination or Termination with Good Reason (within 1-year period following a change in control)
Title	Severance Multiple[1]	Severance Period	Severance Multiple(1)	Severance Period
Chief Executive Officer	2.0x	24 months	2.5x	30 months
Other NEOs	2.0x	24 months	2.5x	30 months

(1)

Payment is subject to the terms and conditions of the plan, including execution and delivery by the executive of a general waiver and release. For covered terminations prior to a change in control, or more than one year after a change in control, the severance multiple is payable in the form of salary continuation over the severance period. For covered terminations within one year after a change in control, the severance multiple is payable in a lump sum.

The resulting payments and benefits would be reduced to the extent necessary to avoid the application of any “golden parachute” excise tax pursuant to Section 4999 of the Internal Revenue Code.

Share Ownership Guidelines for Senior Executives

The Board of Directors adopted executive share ownership guidelines in 2008. Under the guidelines, each NEO is expected to accumulate the lesser of the fixed and variable number of shares within the later of five years from commencement of senior executive status and November 1, 2013 as follows:

Executive Level	Fixed Number of Shares	Variable Number of Shares(1)
Chief Executive Officer	230,000	5x Salary
Executive Vice President	60,000	3x Salary

(1)	Variable number equals stated salary multiple divided by current share price.

2013 Proxy Statement	Walgreen Co. |	39

The following are included in determining the executive’s share ownership for purposes of these guidelines: unvested restricted stock and restricted stock units, discounted by an assumed tax rate of 35% and only up to 50% of the applicable ownership target; shares held by minor dependents and spouses; and other shares owned outright, such as earned performance shares and exercised stock options. The Committee reviewed executives’ progress towards meeting these goals in October 2013. Using reasonable assumptions regarding executive salary and stock appreciation, the Committee concluded that all executives are progressing towards their goals in a manner that will allow them to meet either the fixed or variable share objectives within the prescribed time frames. However, should an executive fail to meet the guidelines within the required time frame, the Committee adopted the following steps for addressing such noncompliance: (1) discussions with the CEO; (2) placing restrictions on selling shares – any exceptions due to hardship subject to prior approval by the CEO; and (3) imposing mandatory retention of all shares earned and vested (net of taxes), as well as shares resulting from option exercises (net of taxes).

Insider Trading Restrictions and Policy Against Hedging

Our insider trading policy prohibits directors, employees and certain of their family members from purchasing or selling any type of security, whether issued by us or another company, while such person is aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. Trades in our securities by directors and executive officers are prohibited during certain prescribed blackout periods and are required to be pre-cleared by appropriate Walgreens personnel. This policy also prohibits directors and executive officers from engaging in “short sales” with respect to our securities, entering into “derivative” transactions, including exchange-traded put or call options, with respect to our securities, or engaging in hedging or monetization transactions, such as collars or forward sale contracts, with respect to our securities.

Tax-Deductibility of Executive Officer Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to each of a company’s chief executive officer and certain other highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. It is the Committee’s objective to maximize deductibility under Section 162(m) to the extent consistent with the Committee’s assessment of the interests of the Company and its shareholders.

In accordance with that objective, our long-term incentives (stock options, performance shares, and performance-based RSUs) generally are designed as qualifying performance-based compensation. In addition, it is the Company’s policy to seek to maximize the deductibility of compensation paid to our NEOs where reasonable. The Company maintains the Walgreen Co. Section 162(m) Deferred Compensation Plan for compensation that would otherwise exceed the Section 162(m) deductibility limit. Deferred cash amounts are credited with interest based on the prime lending rate plus any excess of the prime lending rate over the federal funds rate. These amounts are then paid after the participant’s termination of employment, based on the participant’s advance elections as to form and timing of payment. Mr. Wasson was required to defer RSUs under this plan and Mr. Wasson and Mr. Wagner had account balances under this plan in 2013. See the Nonqualified Deferred Compensation for the 2013 Fiscal Year table below. This plan was frozen as to new participants and new compensation awarded after July 1, 2011. In order to maximize the tax deduction for compensation paid to the executives, the Committee intends to seek to qualify as much compensation as reasonably possible as performance-based under Code Section 162(m). To that end, the shareholders approved the Walgreen Co. 2011 Cash-Based Incentive Plan which is designed to allow the Committee to qualify short-term incentive awards under that plan as performance-based compensation. In addition, the Committee took action intended to qualify

40	| Walgreen Co.	2013 Proxy Statement

RSUs as performance-based compensation through the adoption of a one-year performance threshold based on 50% of threshold Adjusted FIFO EBIT. In addition, the same performance threshold under the Management Incentive Plan triggers maximum funding for purposes of 162(m) of the Internal Revenue Code. Nevertheless, the Committee reserves the right to grant compensation that is not deductible under Section 162(m) of the Internal Revenue Code in appropriate circumstances.

The impact of accounting treatment is considered in developing compensation programs generally, including the accounting treatment as it applies to amounts paid or awarded to NEOs. We account for our equity incentive awards under FASB ASC Topic 718 and use the Black-Scholes option pricing formula in determining fair value of stock option grants.

The impact of Internal Revenue Code Section 409A is also taken into account and our executive plans and programs are, in general, designed to comply with the requirements of that section so as to avoid possible adverse tax consequences that may result from noncompliance.

We do not provide gross-ups for additional taxes under Section 4999 of the Internal Revenue Code (regarding golden parachutes).

Compensation Committee Report

Each of the Compensation Committee members is independent, as defined under SEC rules and the listing standards of the New York Stock Exchange, The NASDAQ Global Select Market and the Chicago Stock Exchange, as well as the Company’s independence standards. Additionally, each member of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and a non-employee director within the meaning of Rule 16b-3 under the Exchange Act. The Compensation Committee reviews the Company’s Compensation Discussion and Analysis on behalf of the Board of Directors.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis above be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013.

Compensation Committee

William C. Foote, Chairman

Steven A. Davis

Ginger L. Graham

Nancy M. Schlichting

2013 Proxy Statement	Walgreen Co. |	41

Executive Compensation Tables and Supporting Information

Summary Compensation Table

The following table summarizes the compensation for the 2013 fiscal year for each of the Company’s fiscal 2013 “named executive officers,” who consist of:

•	President and Chief Executive Officer, Gregory D. Wasson;

•	Executive Vice President, Chief Financial Officer and President, International, Wade D. Miquelon; and

•

the next three most highly compensated executive officers who were serving as such at the end of the 2013 fiscal year (based on the amount shown in the “Total Compensation” column reduced by the amount shown in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column).

Information is also presented for the 2012 and 2011 fiscal years if the named executive officer was included in the Company’s Summary Compensation Table for those fiscal years.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total Compensation ($)
Gregory D. Wasson	2013	1,333,333	—	6,836,271	2,724,490	2,047,499	21,895	691,148	13,654,636
President and Chief Executive Officer	2012	1,295,833	—	6,256,682	2,662,239	1,150,052	18,948	657,304	12,041,058
	2011	1,200,000	—	5,647,235	2,237,617	2,675,000	16,416	339,977	12,116,245

Wade D. Miquelon	2013	771,167	—	1,720,330	678,215	902,265	23,147	232,143	4,327,267
Executive Vice President, Chief Financial Officer and President, International	2012	750,333	—	1,209,426	502,343	415,534	20,948	277,228	3,175,812
	2011	726,000	—	1,589,241	589,089	931,912	18,957	151,581	4,006,780

Mark A. Wagner	2013	746,667	—	1,669,991	658,370	908,544	5,347	215,668	4,204,587
President, Community Management	2012	727,917	—	1,164,828	483,811	403,120	5,793	260,286	3,045,755
	2011	694,583	—	1,537,511	540,415	891,585	5,169	175,131	3,844,394

Kermit R. Crawford	2013	787,500	—	1,658,596	653,869	921,375	6,966	173,476	4,201,782
President, Pharmacy, Health and Wellness	2012	720,833	—	1,115,239	463,222	399,197	6,896	201,751	2,907,138
	2011	662,500	—	1,473,404	495,029	850,402	6,100	118,053	3,605,488

Thomas J. Sabatino, Jr.	2013	716,667	—	1,340,303	526,563	754,650	—	43,087	3,381,270
Executive Vice President, General Counsel and Corporate Secretary

(1)	Includes base salary earned in the fiscal year, whether or not deferred.

(2)

Represents the aggregate grant date fair value, determined in accordance with FASB ASC Topic 718, of performance shares and restricted stock units (RSUs) granted under the Company’s Long-Term Performance Incentive Plan during the applicable fiscal year. These are not amounts paid to or realized by the NEO. See “Compensation Discussion and Analysis—Long-term Incentives” above for further information regarding these awards. For information on the valuation assumptions used in these computations, see Note 14 to the consolidated financial statements included in our fiscal 2013 Annual Report.

(3)

Represents the grant date fair value, determined in accordance with FASB ASC Topic 718, of stock options granted for the applicable fiscal year. These are not amounts paid to or realized by the NEO. See “Compensation Discussion and Analysis” above for further information regarding these awards. Detailed Black-Scholes assumptions under FASB ASC Topic 718 are set forth in Note 14 to the consolidated financial statements included in our fiscal 2013 Annual Report. Stock options that remain outstanding are reflected in the Outstanding Equity Awards at 2013 Fiscal Year-End table below.

42	| Walgreen Co.	2013 Proxy Statement

(4)	Includes the annual incentive compensation earned for each fiscal year, whether or not deferred. See “Compensation Discussion and Analysis” above for details concerning the Management Incentive Plan.

(5)

Reflects above-market interest earned on non-qualified deferred compensation for each fiscal year. See the Nonqualified Deferred Compensation for the 2013 Fiscal Year table below and “Compensation Discussion and Analysis” above for further information regarding these deferred compensation benefits.

(6)	Detail of the amounts reported in the “All Other Compensation” column for fiscal 2013 is provided in the table below.

Item	Mr. Wasson	Mr. Miquelon	Mr. Wagner	Mr. Crawford	Mr. Sabatino
Term Life Insurance	$28,631	$5,637	$8,357	$8,569	$11,286
Profit Sharing Retirement Plan	11,439	11,439	11,439	11,439	—
Executive Deferred Profit Sharing Plan	314,917	129,445	108,802	75,346	—
Dividends Paid on Unvested Restricted Stock(a)	—	2,750	—	—	—
Dividend Equivalents on Unvested RSUs(a)	322,255	72,302	76,031	64,955	31,801
Perquisites and Personal Benefits(b)	13,906	10,570	11,039	13,167	(b)

Total	$691,148	$232,143	$215,668	$173,476	$43,087

(a)

Dividends on restricted shares are required to be deferred until the vesting date. Dividend equivalents with respect to RSUs are credited as additional RSUs on the record date, subject to the same vesting restrictions as the underlying RSUs.

(b)

Pursuant to SEC rules, perquisites and personal benefits are not reported for any named executive officer for whom such amounts were less than $10,000 in the aggregate for fiscal 2013. This table includes for each NEO the Company’s incremental costs relating to annual physical examination, long-term disability benefits, and personal accident insurance benefits. No tax gross-up was paid with respect to any of these amounts.

2013 Proxy Statement	Walgreen Co. |	43

Grants of Plan-Based Awards in 2013 Fiscal Year

The following table sets forth certain information regarding awards to each of our NEOs in fiscal 2013 under the Company’s Executive Stock Option Plan (ESOP), Performance Share Program (PSP), Restricted Stock Unit (RSU) Program and Management Incentive Plan (MIP).

										All Other Stock Awards: Numbers of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
Name	Plan Name	Grant Date	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory D. Wasson	ESOP	11/01/12	10/10/12								400,072	35.50	2,724,490
	PSP	11/01/12	10/10/12				59,306	118,613	177,919
	RSU	11/01/12	10/10/12							75,977
	MIP	10/10/12	10/10/12	833,333	1,666,667	3,333,333
Wade D. Miquelon	ESOP	11/01/12	10/10/12								99,591	35.50	678,215
	PSP	11/01/12	10/10/12				14,989	29,978	44,967
	RSU	11/01/12	10/10/12							18,987
	MIP	10/10/12	10/10/12	385,583	771,167	1,542,333
Mark A. Wagner	ESOP	11/01/12	10/10/12								96,677	35.50	658,370
	PSP	11/01/12	10/10/12				14,550	29,101	43,651
	RSU	11/01/12	10/10/12							18,431
	MIP	10/10/12	10/10/12	373,333	746,667	1,493,333
Kermit R. Crawford	ESOP	11/01/12	10/10/12								96,016	35.50	653,869
	PSP	11/01/12	10/10/12				14,451	28,902	43,353
	RSU	11/01/12	10/10/12							18,305
	MIP	10/10/12	10/10/12	393,750	787,500	1,575,000
Thomas J. Sabatino, Jr.	ESOP	11/01/12	10/10/12								77,322	35.50	526,563
	PSP	11/01/12	10/10/12				11,692	23,385	35,077
	RSU	11/01/12	10/10/12							14,762
	MIP	10/10/12	10/10/12	322,500	645,000	1,290,000

(1)

Target awards and related performance goals/targets for the MIP and the PSP for fiscal 2013 were approved at the October 10, 2012 meeting of the Compensation Committee. Stock options and RSUs were granted on November 1, 2012, and were approved by the Compensation Committee on October 10, 2012. Our annual grants of long-term incentive awards were made as of November 1, 2012 and the formula for determining the terms of the awards was approved in advance by the Committee at its quarterly meeting in July. At that meeting, the Committee approved the long-term incentive award levels and relevant award terms and conditions applicable to the executives and other eligible employees for the grant to be made as of the first day of the upcoming fiscal year. In addition, at the October meeting, the Committee approved the formula-driven number of shares awarded to senior executives. The Committee’s approval also addressed the manner of calculating pro-rated grants to be made to individuals hired into eligible positions during the upcoming fiscal year and pro-rated grants to be made to individuals who are promoted into and among eligible positions during the upcoming fiscal year. In all of these cases (other than executive officer positions), the Committee approves the terms of the long-term incentive awards and delegates to Human Resources management the authority to carry out these stock option grants in accordance with the overall terms approved by the Committee. Pursuant to this delegation, the grant date for pro-rated grants to eligible new hires and promoted employees is the first day of the quarter following date of hire or promotion.

(2)

These amounts represent the threshold, target and maximum annual incentives under the MIP for fiscal 2013. The related performance targets and results are described in detail under “Compensation Discussion and Analysis.” The threshold award was set at 50% of the target award, and the maximum award was set at 200% of the target award. The actual earned awards under the MIP for fiscal 2013 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(3)

These share numbers represent the threshold, target and maximum performance share awards under the PSP for the fiscal 2013 to 2014 performance period. The threshold award was set at 50% of the target performance share award, and the maximum award was set at 150% of the target performance share award.

(4)

Represents the number of RSUs granted in fiscal 2013, including additional RSUs credited in lieu of cash dividends. The annual RSU grant vests on the third anniversary of the grant date, assuming continued employment and satisfaction of a one-year company performance (FIFO EBIT) threshold.

(5)	All of these stock options vest on the third anniversary of the grant date and expire on the tenth anniversary of the grant date.

(6)	The exercise price for stock options is the per-share closing price of Walgreen Co. common stock on the grant date.

44	| Walgreen Co.	2013 Proxy Statement

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table reflects outstanding vested and unvested stock options, as well as unvested/unearned restricted stock, restricted stock units and performance shares held by each of our NEOs as of the end of fiscal 2013.

	Option Awards(1)					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Awards That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Awards That Have Not Vested ($)(3)
Gregory D. Wasson	9/1/04	24,279	—	36.45	9/1/14
	9/1/05	22,987	—	46.33	9/1/15
	10/12/05	6,666	—	44.12	10/12/15
	9/1/06	36,393	—	49.46	9/1/16
	5/1/07	9,491	—	43.90	5/1/17
	9/1/07	77,656	—	45.07	9/1/17
	9/1/08	78,712	—	36.43	9/1/18
	2/1/09	76,016	—	27.41	2/1/19
	9/1/09	171,474	—	34.04	9/1/19
	9/1/10	—	277,620	27.69	9/1/20
	9/1/11	—	306,706	35.65	9/1/21
	11/1/12	—	400,072	35.50	11/1/22
						346,186	16,641,137	157,017	7,547,807
Wade D. Miquelon	6/16/08	12,765	—	36.25	6/16/18
	6/16/08	30,000	—	36.25	6/16/18
	9/1/08	37,743	—	36.43	9/1/18
	7/8/09	1,124	—	29.76	7/8/19
	9/1/09	65,064	—	34.04	9/1/19
	9/1/10	—	73,088	27.69	9/1/20
	9/1/11	—	57,873	35.65	9/1/21
	11/1/12	—	99,591	35.50	11/1/22
						45,410	2,182,847	37,568	1,805,894
Mark A. Wagner	9/1/05	21,497	—	46.33	9/1/15
	3/1/06	4,603	—	44.86	3/1/16
	9/1/06	36,393	—	49.46	9/1/16
	9/1/07	48,812	—	45.07	9/1/17
	9/1/08	48,558	—	36.43	9/1/18
	9/1/09	59,533	—	34.04	9/1/19
	9/1/10	—	67,049	27.69	9/1/20
	9/1/11	—	55,738	35.65	9/1/21
	11/1/12	—	96,677	35.50	11/1/22
						58,652	2,819,420	35,720	1,717,060

2013 Proxy Statement	Walgreen Co. |	45

	Option Awards(1)					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Awards That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Awards That Have Not Vested ($)(3)
Kermit R. Crawford	9/1/05	11,582	—	46.33	9/1/15
	10/12/05	1,287	—	44.12	10/12/15
	9/1/06	17,337	—	49.46	9/1/16
	9/1/07	26,403	—	45.07	9/1/17
	9/1/08	23,552	—	36.43	9/1/18
	9/1/09	30,778	—	34.04	9/1/19
	1/14/10	3,745	—	37.11	1/14/20
	9/1/10	—	61,418	27.69	9/1/20
	9/1/11	—	53,366	35.65	9/1/21
	11/1/12	—	96,016	35.50	11/1/22
						45,709	2,197,247	34,241	1,645,965
Thomas J. Sabatino	9/12/11	—	53,214	35.65	9/12/21
	11/1/12	—	77,322	35.50	11/1/22
						28,334	1,362,010	32,559	1,565,111

(1)	Stock options vest on the third anniversary of the grant date and expire on the tenth anniversary of the grant date.

(2)	Includes the number and value of the unvested RSUs awarded since fiscal 2010 under the Company’s Long-Term Performance Incentive Plan. These RSUs vest on the third anniversary of the grant date.

(3)

Represents the number and value of performance shares, based on the threshold performance level, under the Company’s Performance Share Program, except for the September 2010 grant which is presented based on the actual achievement of a three-year cumulative pre-tax earnings goal as determined by the Compensation Committee in October 2013.

46	| Walgreen Co.	2013 Proxy Statement

Option Exercises and Stock Vested in 2013 Fiscal Year

The following table reflects for each of the NEOs information regarding stock options exercised during fiscal 2013 and restricted shares and restricted stock units that vested during fiscal 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Gregory D. Wasson	—	—	110,260	3,934,331
Wade D. Miquelon	—	—	42,346	1,510,955
Mark A. Wagner	47,122	412,742	38,746	1,382,520
Kermit R. Crawford	—	—	21,147	757,828
Thomas J. Sabatino, Jr.	—	—	2,880	101,837

(1)

Includes shares subject to awards that were granted prior to July 1, 2011 and vested in fiscal 2013, but that were deferred pursuant to the Section 162(m) Deferred Compensation Plan. See the “Nonqualified Deferred Compensation for the 2013 Fiscal Year” table below.

(2)	Based on the fair market value of the Company’s common stock (closing price) on the date of vesting.

Nonqualified Deferred Compensation for the 2013 Fiscal Year

The following table reflects contributions, earnings, withdrawals and end-of-year balances under nonqualified deferred compensation plans for each of the NEOs. The applicable plans are as follows: (1) Deferred Compensation/Capital Accumulation Plans that have been offered in specific years, which are collectively referred to below as the “DCP”; and (2) the Section 162(m) Deferred Compensation Plan, which generally provided in fiscal 2013 for deferrals by covered executives of compensation that would otherwise be non-deductible under the $1 million tax deductibility limit, which is referred to below as “162M”. See “Compensation Discussion and Analysis” above for further information regarding this plan.

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (8/31/13) ($)(3)
Gregory D. Wasson	DCP	—	—	53,897	—	422,827
	162M	2,521,065	—	459,219	—	3,872,178
Wade D. Miquelon	DCP	—	—	25,947	—	273,064
Mark A. Wagner	DCP	—	—	11,685	—	108,959
	162M	—	—	2,918	—	468,137
Kermit R. Crawford	DCP	—	—	17,967	—	198,735
Thomas J. Sabatino, Jr.	DCP	—	—	—	—	—

(1)

The amounts shown in this column reflect the mandatory deferral (pursuant to the Walgreen Co. 162(m) Deferred Compensation Plan) of cash and restricted stock units that were granted on September 1, 2010 and vested on September 1, 2013, including additional restricted stock units received in lieu of dividends thereon.

(2)

The above-market portion of the DCP and 162M earnings shown in this column is included in the 2013 amount in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above.

2013 Proxy Statement	Walgreen Co. |	47

(3)

In addition to the amounts described in footnotes (1) and (2) above, the amount shown in this column includes the following deferred amounts reported as compensation for fiscal years 2011 and 2012 in the Summary Compensation Table above:

Name	2011 Salary ($)	2011 Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	2011 All Other Compensation ($)	2012 Salary ($)	2012 Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	2012 All Other Compensation ($)
Gregory D. Wasson	266,566	16,416	130,115	—	18,948	—
Wade D. Miquelon	—	18,957	—	—	20,948	—
Mark A. Wagner	3,333	5,169	—	—	5,793	—
Kermit R. Crawford	22,500	6,100	—	—	6,896	—
Thomas J. Sabatino, Jr.	—	—	—	—	—	—

Potential Payments Upon Termination or Change in Control

The information and tables below describe and illustrate compensation and benefits payable to each of the NEOs in the event of termination of employment. The tables show the amount of compensation payable to each executive upon termination following a change of control, and other termination events.

Payments/Benefits Upon Any Termination of Employment

Upon termination of employment for any reason, the executive will be entitled to receive amounts earned during his or her employment. These amounts include:

•	any earned awards that are not yet paid, including unpaid awards under the Management Incentive Plan for the completed fiscal year;

•	vested stock options;

•	unvested stock options, RSUs, and performance shares that will vest between the executive’s last day worked and paid-through date;

•	account balances under the Profit Sharing Retirement Plan and the Executive Deferred Plan;

•	Deferred Compensation/Capital Accumulation Plan benefits and Section 162(m) Deferred Compensation Plan benefits, to the extent the executive has participated;

•	earned but unused vacation pay; and

•	base salary earned through the date of termination.

Additional Payments/Benefits Upon Retirement

If the executive retires after reaching the applicable retirement age and service thresholds, additional benefits apply under the terms of the plans noted below as follows:

•	Age 55 and 10 years of service:

•	a pro-rated award under the Management Incentive Plan for the final partial year of participation;

•

outstanding stock options awarded under the Executive Stock Option Plan continue to vest and remain exercisable until the earlier of five years from the executive’s retirement date and the expiration of the 10-year term of the stock option (shorter exercise periods apply to any stock options granted prior to the individual’s promotion to the executive level);

•	vesting of outstanding stock options awarded under the 2013 Omnibus Incentive Plan that vest within one year of the executive’s retirement date is accelerated and vested options

48	| Walgreen Co.	2013 Proxy Statement

remain exercisable until the earlier of one year from the executive’s retirement date and the expiration of the 10-year term of the stock option;

•	pro-rated vesting of all unvested RSUs awarded under the Long-Term Performance Incentive Plan based on the portion of the vesting period completed through the retirement date;

•	vesting of unvested RSUs awarded under the 2013 Omnibus Incentive Plan is accelerated for those awards that are within one year of vesting from the executive’s retirement date;

•

a pro-rated portion of performance shares awarded under the Long-Term Performance Incentive Plan and earned at the end of the performance period, based on the portion of the performance period completed through the retirement date and actual performance results for such performance period;

•

a pro-rated portion of performance shares awarded under the 2013 Omnibus Incentive Plan and earned at the end of the performance period, based on the portion of the performance period completed through the retirement date and actual performance results for such performance period;

•	special retirement benefits applicable to Senior Vice Presidents and above, which consist of a continuation of Company-paid annual physical examinations and preferred flight status to age 70; and

•	eligibility for retirement payments under the Deferred Compensation/Capital Accumulation Plans, to the extent the executive has participated.

•	Age 55 and 25 years of service:

•	eligibility for retirement benefits described above (age 55 and 10 years of service); and

•

eligibility for retiree medical and prescription drug coverage, if hired prior to 2002. Alternatively, senior executives hired prior to 2002 who are not eligible for regular retiree medical/prescription drug coverage because they do not meet the age or service threshold are eligible for the Select Senior Executive Retiree Medical Expense Plan if they have combined age and service of at least 72 years at retirement. This Plan reimburses up to $4,350 per year in medical expenses up to age 65 and up to $2,200 in medical expenses after age 65 for each of the retiree and his or her spouse.

Payments/Benefits Upon Death or Termination due to Disability

In the event of the death of a NEO while employed or the termination of a NEO due to disability, in addition to the benefits listed under the heading “Payments/Benefits Upon Any Termination of Employment,” the following payments/benefits apply:

•

except to the extent disability or death benefits, as applicable, are more favorable, as listed below, the retirement benefits listed above shall apply to the extent the executive had reached the requisite retirement age and service thresholds;

•

a pro-rated award under the Management Incentive Plan for the final partial year of participation based on the executive’s paid-through date for disability and unpaid, accrued vacation days at death or the executive’s paid-through date;

•

outstanding stock options awarded under the Executive Stock Option Plan continue to vest and remain exercisable until the earlier of five years from the executive’s termination due to death or disability and the expiration of the 10-year term of the stock option (shorter exercise periods apply to any stock options granted prior to the individual’s promotion to the executive level);

2013 Proxy Statement	Walgreen Co. |	49

•

vesting of all outstanding stock options awarded under the 2013 Omnibus Incentive Plan is accelerated and vested options remain exercisable until the earlier of one year from the executive’s date of death or disability and the expiration of the 10-year term of the stock option;

•	full vesting of all unvested RSUs awarded under the Long-Term Performance Incentive Plan;

•	full vesting of all unvested RSUs awarded under the 2013 Omnibus Incentive Plan;

•

a pro-rated portion of performance shares awarded under the Long-Term Performance Incentive Plan and earned at the end of the performance period, based on the portion of the performance period completed through the date of death or disability and actual performance results for such performance period;

•

full vesting of performance shares earned (based on performance as of the end of the performance period) under the 2013 Omnibus Incentive Plan and distributed at the same time performance shares are distributed to other participants;

•	in the case of disability, eligibility for retirement payments under the Deferred Compensation/Capital Accumulation Plans, to the extent the executive has participated; and

•	benefits under the Company’s executive disability plan or the Company’s executive life insurance plan, as applicable.

Payments/Benefits Upon an Involuntary Termination without Cause or an Involuntary Termination in Connection with a Change in Control

Effective January 1, 2013, the Committee adopted a new Executive Severance and Change in Control Plan applicable to all executive officers. As a result, for any qualifying termination within one year following a change in control occurring on or after January 1, 2013, the NEOs would be eligible for payments under this plan. See the “Compensation Discussion and Analysis” above for a description of the benefits under this plan.

Other benefits may apply as noted below except to the extent Involuntary Separation without Cause benefits, as applicable, are more favorable, as listed below, the retirement benefits listed above shall apply to the extent the executive had reached the requisite retirement age and service thresholds:

•	Involuntary Separation without Cause

•

vesting of outstanding stock options awarded under the 2013 Omnibus Incentive Plan that vest within one year of the executive’s termination date is accelerated and vested options remain exercisable until the earlier of one month from the executive’s termination and the expiration of the 10-year term of the stock option; and

•	vesting of unvested RSUs awarded under the 2013 Omnibus Incentive Plan is accelerated for those awards that are within one year of vesting from the executive’s termination;

•	Involuntary Separation without Cause following a Change in Control

•	full vesting of all unvested RSUs awarded under the 2013 Omnibus Incentive Plan

Under certain other Company benefit plans, the following applies upon a change in control of the Company (without regard to termination of employment):

•	full vesting of all unvested RSUs awarded under the Long-Term Performance Incentive Plan;

•	full payment of the target level of performance shares for each incomplete performance period awarded under the Long-Term Performance Incentive Plan;

50	| Walgreen Co.	2013 Proxy Statement

•	full payment of the target level of performance shares for each incomplete performance period awarded under the 2013 Omnibus Incentive Plan; and

•

to the extent the executive has participated, qualifying retirement benefits under the Company’s Deferred Compensation/Capital Accumulation Plans upon involuntary termination of employment without cause or resignation for good reason within five years of a change in control.

Benefits are not duplicated. As of August 31, 2013, none of the NEOs received awards under 2013 Omnibus Incentive Plan.

Post-Termination Tables—Named Executive Officers.    The table below shows the potential payments upon each type of termination of employment event for each of the NEOs.

For each of the NEOs, the amounts shown in the tables below assume that the executive’s last day worked was August 31, 2013, and thus the amounts shown include amounts earned through that date along with estimates of the amounts that would be paid to the executives after their termination. In all cases, earned but unused vacation is included. This means that the executive would have worked through August 31, 2013, but his or her official termination date for purposes of pay and most benefits would include all vacation days due. This official termination date is referred to as the executive’s “paid-through date.” Where applicable, the other rows in the tables include any bonus, performance plan awards, 401(k) matching contributions and perquisites applied to such vacation days. Other employee benefits that apply during the vacation payout period—such as medical coverage—are not included in the tables, because those benefits are applicable on the same terms to all employees during their vacation payout periods. Similarly, these tables do not include Profit Sharing Retirement Plan or Section 162(m) Deferred Compensation Plan account balances, as these account balances are earned and payable, and the payment amounts will not vary based on the reason for termination of employment. The account balances as of fiscal year end under the Section 162(m) Deferred Compensation Plan are included in the Nonqualified Deferred Compensation table above. The tables below also do not include amounts earned for fiscal 2013 that are shown in the Summary Compensation Table above.

For termination following a change in control, it is assumed that the change in control and termination of employment occur simultaneously as of the end of the 2013 fiscal year (as described in the preceding paragraph). The actual amounts to be paid under any of the scenarios can only be determined at the time of the executive’s actual separation from the Company. Further, the Compensation Committee retains discretion to provide additional benefits to senior executives upon termination or resignation if it determines the circumstances so warrant.

For each NEO, only the potentially relevant scenarios are included. Assuming the last day worked is August, 31, 2013, Mr. Wasson’s “paid-though date”, described above, would be December 31, 2013. Mr. Wasson will attain the 55 years of age and 25 years of service threshold prior to his “paid-through date” and therefore, will be retirement eligible for the purposes of the termination scenarios in the table below.

2013 Proxy Statement	Walgreen Co. |	51

Potential Payments upon Termination or Change in Control at 2013 Fiscal Year End

NEO	Severance	Pro-rata Bonus(1)	Health and Welfare Benefits(2)(3)	Retirement/ Deferred Compensation(4)	Equity Awards; Stock Options and RSUs(5)	Equity Awards: Performance Shares(6)	Total(7)
Gregory D. Wasson
Involuntary Termination for Cause	—	—	—	$155,115	—	—	$155,115
Involuntary Termination Not for Cause	$6,030,000	$560,481	$182,998	$641,581	$22,330,525	$11,363,775	$41,109,360
Voluntary/Retirement	—	$560,481	$177,775	$641,581	$22,330,525	$11,363,775	$35,074,137
Change in Control	$7,537,500	$560,481	$184,182	$763,937	$25,389,434	$15,024,720	$49,460,254
Termination due to Disability	—	$560,481	$172,977	$763,937	$25,389,434	$9,585,423	$36,472,252
Death	—	$560,481	$85,464	$763,937	$25,389,434	$9,585,423	$36,384,739
Wade D. Miquelon
Involuntary Termination for Cause	—	—	—	$200,409	—	—	$200,409
Involuntary Termination Not for Cause	$3,100,000	$69,551	$22,480	$309,912	$2,403,354	$1,192,287	$7,097,584
Voluntary/Retirement	—	—	—	$304,348	$2,403,354	$1,192,287	$3,899,989
Change in Control	$3,875,000	$69,551	$28,100	$374,800	$4,025,565	$3,592,614	$11,965,630
Termination due to Disability	—	$69,551	—	$374,800	$5,996,207	$2,312,158	$8,752,716
Death	—	$69,551	—	$374,800	$5,996,207	$2,312,158	$8,752,716
Mark A. Wagner
Involuntary Termination for Cause	—	—	—	$94,185	—	—	$94,185
Involuntary Termination Not for Cause	$3,000,000	$293,269	$203,183	$190,030	$2,204,758	$1,241,016	$7,132,256
Voluntary/Retirement	—	—	$204,038	$166,568	$2,204,758	$1,093,764	$3,669,128
Change in Control	$3,750,000	$293,269	$200,897	$252,803	$3,774,095	$3,416,554	$11,687,618
Termination due to Disability	—	$293,269	$204,038	$252,803	$5,681,590	$2,175,996	$8,607,696
Death	—	$293,269	$104,091	$252,803	$5,681,590	$2,175,996	$8,507,749
Kermit R. Crawford
Involuntary Termination for Cause	—	—	—	$92,990	—	—	$92,990
Involuntary Termination Not for Cause	$3,200,000	$263,590	$188,066	$201,150	$2,019,605	$1,119,699	$6,992,110
Voluntary/Retirement	—	—	$183,315	$180,063	$2,019,605	$1,001,897	$3,384,880
Change in Control	$4,000,000	$263,590	$187,182	$262,519	$3,553,813	$3,275,800	$11,542,904
Termination due to Disability	—	$263,590	$183,315	$262,519	$5,423,540	$2,054,726	$8,187,690
Death	—	$263,590	$91,657	$262,519	$5,423,540	$2,054,726	$8,096,032

52	| Walgreen Co.	2013 Proxy Statement

NEO	Severance	Pro-rata Bonus(1)	Health and Welfare Benefits(2)(3)	Retirement/ Deferred Compensation(4)	Equity Awards; Stock Options and RSUs(5)	Equity Awards: Performance Shares(6)	Total(7)
Thomas J. Sabatino, Jr.
Involuntary Termination for Cause	—	—	—	$20,900	—	—	$20,900
Involuntary Termination Not for Cause	$2,736,000	$29,908	$16,568	$22,096	—	—	$2,804,572
Voluntary/Retirement	—	—	—	$19,571	—	—	$19,571
Change in Control	$3,420,000	$29,908	$20,710	$76,577	$1,362,010	$2,006,153	$6,915,358
Termination due to Disability	—	$29,908	—	$76,577	$2,994,333	$962,730	$4,063,548
Death	—	$29,908	—	$76,577	$2,994,333	$962,730	$4,063,548

(1)

Assuming the last day worked is August 31, 2013 (the last day of the fiscal year), in certain cases, the executive would be entitled to a bonus award under the Management Incentive Plan or Executive Severance and Change-in-Control Plan, based on actual Company and Individual performance for eligible earnings paid in fiscal 2013 and for eligible earnings as a result of the accrued vacation that would have been paid out in fiscal 2014. On August 31, 2013, the bonus award with respect to fiscal 2013 would have been earned and payable in all scenarios without regard to any termination of employment and is disclosed in the Non-Equity Incentive column in the Summary Compensation Table above. For fiscal 2014, target Company and Individual performance is assumed.

(2)

“Health & Welfare Benefits” reflect the cost to the Company of the executive’s continued participation in the Company’s group benefit plans (consisting of medical and dental insurance coverage) at employee rates during his severance period. The estimated death benefit payable to the executive’s beneficiaries upon death is not included because the Company’s cost of providing this coverage is included in the Summary Compensation Table above. The life insurance proceeds that would be payable to the executive’s beneficiaries in the event of the executive’s death on August 31, 2013 are equal to two and one-half times the sum of the executives’ base salary and last paid annual bonus. No amount is included for the remaining period of disability coverage, because the Company’s estimated cost of providing that coverage is included in the Summary Compensation Table above. The disability proceeds that would be payable to an executive in the event of the executive’s permanent disability are equal to the executive’s base salary for six months plus 60% of the executive’s base salary and bonus until the executive reaches social security retirement age.

(3)

For Messrs. Wagner and Crawford, the amount shown also includes the present value of estimated benefits under the Select Senior Executive Retiree Medical Expense Plan, which is described above under “Additional Payments/Benefits Upon Retirement.”

(4)	Includes Company contributions to any retirement accounts and, to the extent that the executive has participated, benefits payable under the Company’s Deferred Compensation/Capital Accumulation Plans.

(5)

Unvested stock options, awarded under the Executive Stock Option Plan, are listed in the Outstanding Equity Awards in the 2013 Fiscal Year-End table above and will be exercisable from the vesting date through the earlier of August 31, 2018 (five years from the executive’s assumed termination due to retirement, or where applicable, disability or death) and the expiration of the 10-year term of the stock option (shorter exercise periods apply to any stock options granted prior to the individual’s promotion to the executive level).

(6)

Amounts shown above represent the value of performance shares at the actual performance for fiscal 2011 performance share grant and at target for the fiscal 2012 and 2013 grants, pro-rated for the portion of the performance period completed through August 31, 2013 (or “paid-through date” in the case of retirement). Upon retirement, Mr. Wasson would have also received the fiscal year 2014 performance share grant, pro-rated for the portion of the performance period completed through his “paid-through date” because his “paid-through date” is after the fiscal year 2014 award is made. Target level of performance is assumed.

(7)

In addition to the termination payments above, the executives, like other employees in the Company, are entitled to receive a payment for any accrued and unpaid vacation days following termination of employment for any of the reasons above. The following summarizes the value of accrued vacation days for each NEO.

Mr. Wasson	$448,385
Mr. Crawford	69,551
Mr. Miquelon	293,269
Mr. Wagner	263,590
Mr. Sabatino	33,231

2013 Proxy Statement	Walgreen Co. |	53

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of November 11, 2013, concerning the ownership of common stock by each person who is known by the Company to beneficially own more than 5% of the Company’s common stock, by each director and director nominee, by each executive officer named in the Summary Compensation Table above, and by all current directors and executive officers as a group. Beneficial ownership is determined according to the rules of the Securities and Exchange Commission and generally includes any shares over which a person possesses sole or shared power to vote or to direct the disposition of, as well as any shares that such person has the right to acquire within 60 days, including through the exercise of options or other rights. Except as otherwise noted, to the Company’s knowledge, the persons named possessed sole voting and investment power over such shares, and such shares are not subject to any pledge.

Name	Shares of Common Stock Owned(1)	Options Currently Exercisable or Exercisable within 60 Days	Total Shares of Common Stock Beneficially Owned(1)	Percent of Class
Janice M. Babiak	—	—	—	—
David J. Brailer	5,167	—	5,167	*
Kermit R. Crawford(1)	46,268	176,102	222,370	*
Steven A. Davis(2)	—	—	—	—
William C. Foote(2)	45,323	—	45,323	*
Mark P. Frissora	20,946	—	20,946	*
Ginger L. Graham(2)	—	—	—	—
Alan G. McNally(2)	60,425	60,000	120,425	*
Wade D. Miquelon(1)	82,739	219,784	302,523	*
Dominic P. Murphy(2)	798	—	798	*
Stefano Pessina(3)	72,959,594	—	72,959,594	7.7%
Thomas J. Sabatino, Jr.(1)	2,889	—	2,889	*
Nancy M. Schlichting(2)	—	—	—	—
Alejandro Silva(2)	400	—	400	*
James A. Skinner(2)	590	—	590	*
Mark A. Wagner(1)(4)	119,923	286,445	406,368	*
Gregory D. Wasson(1)	262,296	781,294	1,043,590	*
All current directors and executive officers as a group (26 individuals) (1)(2)(5)	74,132,852	2,035,020	76,167,872	8.0%

*	Less than 1% of the Company’s outstanding common stock.

(1)

Includes shares underlying vested restricted stock units subject to deferral under the Section 162(m) Deferred Compensation Plan in the following amounts: Mr. Wagner, 11,573 shares; Mr. Wasson, 109,779 shares; and all current directors and executive officers as a group, 123,350 shares. Does not include shares underlying restricted stock units and restricted stock units credited as dividends on restricted stock units issued under equity incentive plans which do not vest within 60 days of November 11, 2013. The table below presents such unvested restricted stock units separately, and in total with beneficially owned stock, as of November 11, 2013 for each executive officer of the Company and all current directors and executive officers as a group.

54	| Walgreen Co.	2013 Proxy Statement

Name	Restricted Stock Units	Shares of Common Stock Beneficially Owned	Total
Kermit R. Crawford	45,709	222,370	268,079
Wade D. Miquelon	45,410	302,523	347,933
Thomas J. Sabatino, Jr.	28,334	2,889	31,223
Mark A. Wagner	45,650	406,368	452,018
Gregory D. Wasson	187,710	1,043,590	1,231,300
All current directors and executive officers as a group	540,487	76,167,872	76,708,359

(2)

Does not include deferred stock units issued under the Walgreen Co. Nonemployee Director Stock Plan and 2013 Omnibus Incentive Plan. The table below shows units held separately, and in total with beneficially owned stock, by each non-employee director of the Company who held deferred stock units as of November 11, 2013.

Name	Deferred Stock Units	Shares of Common Stock Beneficially Owned	Total
Janice M. Babiak	5,348	—	5,348
David J. Brailer	12,096	5,167	17,263
Steven A. Davis	31,256	—	31,256
William C. Foote	37,557	45,323	82,880
Ginger L. Graham	15,306	—	15,306
Alan G. McNally	25,301	120,425	145,726
Dominic P. Murphy	2,892	798	3,690
Nancy M. Schlichting	46,811	—	46,811
Alejandro Silva	39,459	400	39,859
James A. Skinner	63,221	590	63,811

(3)

Based on information provided in a Schedule 13D filed with the SEC on August 8, 2012 by Stefano Pessina, Alliance Santé Participations S.A. (“ASP”) and NEWCIP S.A. and Form 4s filed by Mr. Pessina on April 19, 2013 and July 15, 2013, such shares are held of record by ASP, NEWCIP S.A. is the sole shareholder of ASP and Mr. Pessina holds 100% voting control over NEWCIP S.A. The principal business address of ASP and NEWCIP is 14, avenue du X Septembre, L-2550 Luxembourg, Grand Duchy of Luxembourg.

(4)	Does not include 587 shares beneficially owned by Mr. Wagner’s wife. Mr. Wagner disclaims any beneficial interest in these shares.

(5)	Does not include an aggregate of 837 shares held by family members of executive officers or directors, the beneficial ownership of which has been disclaimed by such executive officers or directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who beneficially own more than 10% of the Company’s common stock, to file initial reports of ownership and changes in ownership with the SEC. The SEC has established specific due dates for these reports, and the Company is required to disclose in this proxy statement any known late filings or failures to file. Based on a review of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that during fiscal 2013 all required reports were filed in a timely manner and disclosed all required transactions, with the exception of one Form 4 of Kathleen Wilson-Thompson, our Senior Vice President and Chief Human Resources Officer, which, due to an inadvertent error, did not timely reflect the acquisition of 250 shares of common stock by her spouse in his retirement account.

2013 Proxy Statement	Walgreen Co. |	55

Equity Compensation Plans

The following table summarizes information about Walgreen Co. common stock that may be issued upon the exercise of options, warrants and rights under all of the Walgreen Co. equity compensation plans as of August 31, 2013.

Plan category	A. Number of securities to be issued upon exercise of outstanding options, warrants and rights		B. Weighted-average exercise price of outstanding options, warrants and rights (4)	C. Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders(1)	38,450,034	(3)	$35.95	71,902,218
Equity compensation plans not approved by security holders(2)	8,326,090		$30.28	0

Total	46,776,124		$34.79	71,902,218

(1)

We have two active equity incentive plans, both of which have been approved by our shareholders: the 2013 Walgreen Co. Omnibus Incentive Plan and our 1982 Employee Stock Purchase Plan (“Employee Stock Purchase Plan”). As of August 31, 2013, we also had outstanding equity awards that may be settled for shares of our common stock under two other plans approved by our shareholders: the Executive Stock Option Plan (the “Former Option Plan”) and the Long-Term Performance Incentive Plan (the “Former Incentive Plan”).

The Omnibus Plan provides for incentive compensation to Walgreens non-employee directors, officers and employees and permits various stock-based awards including, but not limited to, stock options, restricted stock, restricted stock units, performance shares, performance units and stock appreciation rights. Pursuant to the Omnibus Plan, the number of authorized shares under the plan is reduced at two different rates depending on the type of award. Each share of common stock issuable upon the exercise of stock options or stock appreciation rights reduces the number of shares available for future delivery under the Omnibus Plan by one share, while each share of common stock issued pursuant to “full value awards” reduces the number of shares available for future delivery by three shares. “Full value awards” are awards, other than stock options, stock appreciation rights and awards where the participant has directly or indirectly paid the intrinsic value of the award, that are settled by the issuance of shares of common stock, including restricted stock units and performance shares. Awards that do not entitle the holder to receive or purchase shares, awards that are settled in cash, and awards that are granted in substitution for awards under a plan of an acquired company are not counted against the aggregate number of shares available for issuance under the Omnibus Plan. As of August 31, 2013, 56,454,498 shares were available for future issuance under this plan.

The Employee Stock Purchase Plan is tax-qualified Internal Revenue Code Section 423 stock purchase plan under which eligible employees are permitted to purchase shares of Walgreen Co. common stock at a 10% discount. As of August 31, 2013, 15,447,720 shares were available for future issuance under this plan.

Former Plans: The Omnibus Plan consolidated into a single plan several previously existing equity compensation plans: the Former Option Plan, the Former Incentive Plan, the Broad Based Employee Stock Option Plan and the Nonemployee Director Stock Plan (collectively, the “Former Plans”). Following shareholder approval on January 9, 2013, the effective date of the Omnibus Plan, no further grants may be made under the Former Plans and shares that were available for issuance under the Former Plans and not subject to outstanding awards became available for issuance (in addition to newly authorized shares) under the Omnibus Plan. Pursuant to the Omnibus Plan, shares that are subject to outstanding awards under the Omnibus Plan, Former Plans and the former Share Walgreens Stock Purchase/Option Plan that subsequently are cancelled, forfeited, lapsed or are otherwise terminated or settled without a distribution of shares become available for awards under the Omnibus Plan. The Former Stock Option Plan was an incentive compensation plan that permitted the grant of incentive stock options and nonqualified stock options to eligible employees. The Former Incentive Plan was an incentive compensation plan that permitted the grant of restricted stock, restricted stock units, performance units and performance shares. For additional information about our equity compensation plans, see Note 14 to the Consolidated Financial Statements included in our fiscal 2013 Annual Report.

(2)

We have equity awards that may be settled for shares of our common stock outstanding under the former Share Walgreens Stock Purchase/Option Plan (the “Former Share Walgreens Plan”) and under certain equity

56	| Walgreen Co.	2013 Proxy Statement

compensation plans and awards assumed by us in connection with our acquisition of drugstore.com, inc. in June 2011 that were not approved by our shareholders. The Former Share Walgreens Plan expired on September 30, 2012. As a result, no further awards may be granted under that plan.

The Former Share Walgreens Plan was a stock purchase and stock option incentive compensation plan that allowed eligible non-executive employees to buy stock (up to a specified percentage of base annual salary) during specific periods. For each share of common stock an employee purchased through the plan, the employee received from one to three options to purchase additional shares at a fixed price. The determination of the number of options was a function of the degree to which the Company attained pre-established performance goals. For options granted prior to October 1, 2005, the option price equaled the lesser of: (a) the average of the fair market value of a share of common stock on each of the first five trading days during the applicable period, or (b) the average of the fair market value of a share of common stock on each of the last five trading days during such period, with a floor price of not less than 15% of the fair market value of the stock on the last trading day of the applicable period. For options granted on or after October 1, 2005, the option price is the closing price of a share of common stock on the grant date. There is a two-year holding period on purchased shares, and, for grants made on or after October 31, 2008, options may be exercised after a three-year period. Unexercised options expire 10 years after the date of the grant, subject to earlier termination if the optionee’s employment ends. The outstanding options under this plan as of August 31, 2013 are reflected in the above table.

The above table does not include information for the equity compensation plans assumed by us in connection with our June 3, 2011 acquisition of drugstore.com, inc. In connection with that acquisition, we assumed outstanding unvested awards issued under various equity incentive plans maintained by drugstore.com. As of August 31, 2013, an aggregate of 75,022 shares were subject to outstanding awards under those plans, including options to acquire an aggregate of 39,358 shares with a weighted-average exercise price of $42.06 per share and stock appreciation rights with respect to an aggregate of 35,664 shares with a weighted-average exercise price of $35.01 per share. No additional awards may be granted under the drugstore.com plans.

(3)

Comprised of options to acquire 32,682,965 shares, 3,549,459 shares subject to outstanding restricted stock unit awards and 2,217,610 shares subject to outstanding performance share awards. The number of performance shares indicated reflects the target amount awarded for awards outstanding as of August 31, 2013; the actual number of shares issued will range between 0% and 150% of the target amount for awards granted in fiscal 2011, 2012 and 2013 based upon our performance relative to the applicable goals as determined by the Compensation Committee following the end of the applicable performance period.

(4)	Weighted average exercise price of outstanding options only. Restricted stock units and performance shares do not have an exercise price and, accordingly, are not included in this calculation.

Certain Relationships and Related Transactions

We engage in transactions, arrangements and relationships with many other entities, including vendors, healthcare industry participants, financial institutions and professional organizations, in the course of ordinary business activities. Some of our directors, executive officers and their respective immediate family members may be directors, officers, partners, employees or shareholders of these entities. It is the Company’s policy that the Nominating and Governance Committee review, approve or ratify any transaction in which Walgreens participates and in which any related person has a direct or indirect material interest if such transaction involves or is expected to involve payments of $120,000 or more in the aggregate per fiscal year. Related person transactions reviewed by the Nominating and Governance Committee pursuant to this policy typically are identified in questionnaires annually distributed to the Company’s directors and officers, certifications submitted periodically by Walgreens officers related to their compliance with the Company’s Code of Business Conduct, or in communications made by the related person to the general counsel or other law department personnel. Transactions that are not required to be disclosed pursuant to Item 404(a) of the Securities and Exchange Commission’s Regulation S-K are generally not subject to review by the Committee because: the amount involved in the transaction is less than $120,000; the related person’s only relationship to the other party involved in the transaction is as a director; the related person’s interest arises solely from the ownership of our stock and all holders of our stock received the same benefit on a pro rata basis; the transaction

2013 Proxy Statement	Walgreen Co. |	57

involves rates or charges determined by competitive bids; or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority. Absent special facts or circumstances, a related person is not considered to have a direct or indirect material interest in payments made pursuant to directors and officers insurance policies or our By-laws. In addition, compensation to our executive officers approved by our Compensation Committee and compensation to our directors disclosed in our proxy statement are not deemed to involve a related person transaction. This policy applies to transactions involving our directors and executive officers and their immediate family members required to be reported under Item 404(a) of Regulation S-K.

The Nominating and Governance Committee approves a related person transaction only if the Committee deems it to be in the best interests of the Company. No director may participate in the consideration of a related person transaction in which he or she or an immediate family member is involved. In making these determinations, the Committee will review and consider all relevant information available to it, including: the Company’s rationale for entering into a related person transaction and the potential benefits to the Company, the terms of the transaction, whether the transaction is in the ordinary course of the Company’s business, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case were the transaction entered into with a third party, the potential for an actual or apparent conflict of interest and any other information regarding the transaction or the related person that bear on the materiality of the related person transaction under applicable law and listing standards.

Gregory D. Wasson, the President and Chief Executive Officer and a director of the Company, has a brother who is employed by the Company in a non-executive officer position. Stewart B. Wasson serves as our Vice President, Health Systems Solutions Group and received fiscal 2013 compensation of more than $120,000. His compensation was comparable to other Company employees at a similar level.

Alliance Boots Arrangements and Transactions

On August 2, 2012, the Company completed the initial investment contemplated by the Purchase and Option Agreement dated June 18, 2012 by and among the Company, Alliance Boots, a private limited liability company incorporated under the laws of Switzerland, and AB Acquisitions Holdings Limited (the “Seller”), a private limited liability company incorporated under the laws of Gibraltar jointly controlled by Stefano Pessina and funds advised by KKR and certain of their respective affiliates (the “Purchase and Option Agreement”), which resulted in the acquisition by the Company of 45% of the issued and outstanding share capital of Alliance Boots in exchange for $4.025 billion in cash and approximately 83.4 million shares of Company common stock (such acquisition, the “First Step Transaction”). The Purchase and Option Agreement also provides, among other things and subject to the satisfaction or waiver of specified conditions, that the Company will have the right, but not the obligation, to acquire the remaining 55% interest in Alliance Boots (the “call option”) in exchange for £3.133 billion in cash, payable in British pounds sterling, and 144,333,468 shares of Company common stock, subject to certain specified adjustments (the “Second Step Transaction”). The call option is exercisable by Walgreens, in its sole discretion, at any time during the period beginning February 2, 2015 and ending on August 2, 2015. A summary of the Purchase and Option Agreement was included in, and a copy of the Purchase and Option Agreement was filed as an exhibit to, the Company’s Form 8-K filed with the Securities and Exchange Commission on June 19, 2012.

Following the completion of the First Step Transaction, Alliance Boots is owned 45% by the Company and 55% by the Seller. Messrs. Pessina and Murphy serve on the Board of Directors of Alliance Boots and the Seller, and the Seller was and remains jointly controlled by Mr. Pessina and funds advised by KKR and certain of their respective affiliates. In connection with the closing of the First Step Transaction, (i) the Company, KKR, KKR Sprint (European II) Limited, KKR Sprint (2006) Limited and KKR Sprint (KPE) Limited (the “KKR Investors”), Stefano Pessina and Alliance Santé Participations

58	| Walgreen Co.	2013 Proxy Statement

S.A. (together with Mr. Pessina, the “SP Investors”) and certain other direct or indirect shareholders of Alliance Boots receiving Company common stock in the transaction (together with the KKR Investors and the SP Investors, the “Investors”) entered into the Shareholders Agreement, dated as of August 2, 2012, described below, regarding, among other things, certain rights and obligations of the Investors with respect to the Company (including the right to designate Mr. Murphy and Mr. Pessina as nominees for election to the Company’s Board of Directors as described above) (the “Company Shareholders Agreement”) and (ii) the Company, Alliance Boots and the Seller entered into the Shareholders’ Agreement, dated as of August 2, 2012, described below, regarding, among other things, the ongoing governance of Alliance Boots following the closing of the First Step Transaction (the “AB Shareholders Agreement”).

Company Shareholders Agreement.  The Company Shareholders Agreement provides, among other things, that for so long as the SP Investors and the KKR Investors continue to meet certain Company common stock beneficial ownership thresholds and subject to certain other conditions, the SP Investors and the KKR Investors, respectively, will each be entitled to designate one nominee (the “SP Investor Designee” and the “KKR Investor Designee”, respectively) to the Board of Directors of the Company for inclusion in the Company’s slate of directors. The SP Investors and the KKR Investors, respectively, each are entitled to designate a replacement director to fill a vacancy resulting from the death, disability, removal or resignation of their prior designee, subject to the terms and conditions of the Company Shareholders Agreement. The SP Investors and the KKR Investors have agreed to, for so long as the SP Investors have the right to designate the SP Investor Designee (or Mr. Pessina continues to serve as Executive Chairperson or Chief Executive Officer of Alliance Boots) and for so long as the KKR Investors have the right to designate the KKR Investor Designee, respectively, vote all of their shares of common stock in accordance with the Company Board’s recommendation on matters submitted to a vote of the Company’s shareholders (including with respect to the election of directors). In addition, the Company Shareholders Agreement contains a lock-up provision that restricts the Investors’ ability to transfer their shares of common stock for certain periods (subject to certain exceptions for permitted transfers) and certain other transfer restrictions. The Company Shareholders Agreement also provides that, after the expiration of the lock-up restrictions, the Investors are permitted to transfer their shares of common stock, subject to certain volume limitations and certain other restrictions. The Company Shareholders Agreement provides the Investors with demand, “piggyback” and shelf registration rights with respect to the Investors’ shares of common stock, which rights are exercisable after the expiration of the lock-up restrictions. The Company Shareholders Agreement also contains certain standstill provisions that, among other things, and subject to certain exceptions, prohibit Mr. Pessina, KKR and their respective affiliates from acquiring additional shares of common stock above specified limits. The Company Shareholders Agreement contains certain restrictions on the ability of Mr. Pessina and his affiliates from competing with the Company. A summary of the Company Shareholders Agreement was included in, and a copy of the agreement was filed as an exhibit to, the Company’s Form 8-K filed with the Securities and Exchange Commission on August 6, 2012.

AB Shareholders Agreement.  The AB Shareholders Agreement provides that the Company will, among other things, be initially entitled to designate four directors to the Board of Directors of Alliance Boots, with such number of directors to be adjusted based on certain specified factors, including, among others, the Company’s beneficial ownership of Alliance Boots. The AB Shareholders Agreement also provides that the Company and the Seller, as shareholders of Alliance Boots, will have certain approval rights over certain significant actions of Alliance Boots, and will be subject to certain transfer restrictions with respect to the Alliance Boots shares owned by the Company. The AB Shareholders Agreement also contains mutual non-competition arrangements between the Company and Alliance Boots. Upon the closing of the First Step Transaction, Gregory D. Wasson, President and Chief Executive Officer and a director of Walgreens, Wade D. Miquelon, Executive Vice President, Chief Financial Officer and President, International, Thomas J. Sabatino, Jr., Executive Vice President, General Counsel and

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Corporate Secretary, and Robert G. Zimmerman, Senior Vice President, International and International Chief Administration Officer, became members of the Alliance Boots Board of Directors. The Walgreens executives do not receive non-employee director compensation for their service on the Alliance Boots Board. A summary of the AB Shareholders Agreement was included in, and a copy of the agreement was filed as an exhibit to, the Company’s Form 8-K filed with the Securities and Exchange Commission on August 6, 2012.

Commercial Transactions and Arrangements.  The Company and Alliance Boots and/or their respective affiliates have engaged, and expect to continue to engage, in commercial transactions and arrangements from time to time in connection with initiatives intended to help realize potential synergies across both companies. We and Alliance Boots established Walgreens Boots Alliance Development GmbH (“WBAD”) in 2012, a 50/50 global sourcing joint venture that we consolidate for financial reporting purposes. During our fiscal year ending August 31, 2013, in connection with the activities of WBAD and related purchasing synergy initiatives: (i) we made aggregate payments of $19.8 million to Alliance Boots and $15.2 million to WBAD; (ii) Alliance Boots made aggregate payments of $0.3 million to us and $4.0 million to WBAD; and (iii) WBAD made aggregate payments of $4.4 million to Alliance Boots and $4.2 million to us. In addition, we and Alliance Boots engage in related party sales transactions on select front end merchandise and goods not for resale on arm’s-length terms. During our fiscal year ending August 31, 2013, these transactions with Alliance Boots resulted in aggregate purchases by us of $13.5 million. We also reimbursed Alliance Boots for certain administrative costs of $4.4 million during fiscal 2013. At August 31, 2013, amounts owed by the Company to Alliance Boots were $8.1 million.

Secondment Agreement.  We entered into a Secondment Agreement with Alliance Boots Management Services Limited, an affiliate of Alliance Boots, in September 2013, pursuant to which Alliance Boots may second certain of its employees to us for particular assignments. During their service with us, the seconded employees will continue to be paid by and participate in the employee benefit plans of Alliance Boots. We will reimburse Alliance Boots for certain costs of each seconded employee’s compensation and benefits during the secondment period in accordance with the terms and conditions of this secondment agreement, a copy of which was filed as an exhibit to our fiscal 2013 Form 10-K. The compensation arrangements applicable to each seconded employee will be described in individual assignment letters. Alexander Gourlay, who served as Chief Executive of the Health & Beauty Division of Alliance Boots from January 2009 to September 2013, has been seconded to Walgreens pursuant to this secondment agreement and has served as our Executive Vice President, President of Customer Experience and Daily Living since October 1, 2013. Pursuant to his assignment letter with Alliance Boots Management Services Limited, Mr. Gourlay receives an annual salary of £572,000 (approximately $887,000 based on exchange rates as of August 31, 2013), subject to cost of living adjustments, and during his secondment will be eligible to participate in our Management Incentive Plan with a target bonus for fiscal 2014 equal to 100% of his salary. The final amount of any bonus will depend upon Walgreens performance determined by the Compensation Committee in accordance with the plan. Mr. Gourlay will receive certain other benefits, including relocation assistance, continued participation in certain Alliance Boots long-term incentive arrangements, potential payments to conform the effects of U.S. taxation to UK taxation, and a contribution to his Alliance Boots pension equal to 40% of his salary, in accordance with the terms and conditions of his assignment letter, a copy of which was filed as an exhibit to our fiscal 2013 Form 10-K.

Notes Offering.  As described above, Mr. Murphy, a member of our Board of Directors, is a Partner of KKR. KKR Capital Markets LLC, an affiliate of KKR, served as a co-managing underwriter in the underwriting syndicate for our public offering in September 2012 of $4.0 billion aggregate principal amount of debt securities on the same terms as other co-managing underwriters in the offering. KKR Capital Markets LLC underwrote 1.9% of the notes offered, which resulted in an aggregate underwriting discount to KKR Capital Markets LLC of $408,000.

60	| Walgreen Co.	2013 Proxy Statement

AmerisourceBergen Arrangements and Transactions

On March 18, 2013, the Company and Alliance Boots entered into a relationship with AmerisourceBergen Corporation (“ABC”) which includes, among other things, a pharmaceutical distribution contract between the Company and ABC (the “Distribution Agreement”), and an agreement governing the purchase by ABC of generic drugs through WBAD (the “Generics Agreement”). The Company owns a 45% equity interest in Alliance Boots and a call option that provides the Company the right, but not the obligation, to purchase the remaining 55% in the Second Step Transaction described above.

Framework Agreement.  In connection with the establishment of this relationship, the Company, Alliance Boots and ABC entered into a Framework Agreement dated as of March 18, 2013, pursuant to which (1) the Company and Alliance Boots together were granted the right to purchase a minority equity position in ABC, beginning with the right, but not the obligation, to purchase up to 19,859,795 shares of ABC common stock (approximately 7 percent of the then fully diluted equity of ABC, assuming the exercise in full of the Warrants described below) in open market transactions (the “Initial Open Market Shares”); (2) Walgreens Pharmacy Strategies, LLC (“Walgreens PS”), a wholly-owned subsidiary of the Company, and Alliance Boots Luxembourg S.à r.l. (“AB Luxembourg”), a wholly-owned subsidiary of Alliance Boots, were each issued (a) a warrant to purchase up to 11,348,456 shares of ABC common stock at an exercise price of $51.50 per share exercisable during a six-month period beginning in March 2016 (collectively, “Warrant 1”), and (b) a warrant to purchase up to 11,348,456 shares of ABC common stock at an exercise price of $52.50 per share exercisable during a six-month period beginning in March 2017 (collectively with Warrant 1, the “Warrants”). The exercisability of the Warrants is subject to acceleration in certain circumstances. The Warrants collectively represent approximately 16% of the outstanding ABC common stock on a fully-diluted basis, assuming exercise in full of the Warrants. The Framework Agreement also provides that, if at any time during the period when Warrant 1 is exercisable the market price of ABC common stock is less than the then-applicable exercise price of Warrant 1, the holders of Warrant 1 will have the right to acquire in open market transactions up to an aggregate total 14,185,570 additional shares of ABC common stock (the “Additional Open Market Shares”, and together with the Initial Open Market Shares, the “Open Market Purchase Rights”), which represents approximately 5% of the outstanding ABC common stock on a fully-diluted basis, assuming exercise in full of the Warrants. The number of shares issuable upon the exercise of Warrant 1 would be reduced on a one-for-one basis by any acquisitions of Additional Open Market Shares.

If at any time the Generics Agreement has been terminated (1) by ABC because of a material breach by, or insolvency of, WBAD or (2) by mutual agreement of ABC and WBAD or for certain legal reasons, ABC may cancel any unexercised Warrants and Open Market Purchase Rights. In the case of the foregoing clause (2), if ABC cancels any unexercised Warrants and Open Market Purchase Rights, the Company may cause the term of the Distribution Agreement to be reduced to the greater of (a) a four-year term and (b) two years from the date it elects to exercise this right. In addition, in the event that the Distribution Agreement is terminated by the Company because of a material breach by ABC, the Framework Agreement provides for the manner in which the transactions contemplated by the Framework Agreement would be unwound.

The parties and affiliated entities also entered into certain related agreements governing relations between and among the parties thereto, including (1) an AmerisourceBergen Shareholders Agreement, dated as of March 18, 2013 (the “ABC Shareholders Agreement”); (2) the Transaction Rights Agreement described below; and (3) the Limited Liability Company Agreement of WAB Holdings LLC, a newly-formed limited liability company (“WAB Holdings”) jointly owned by the Company and Alliance Boots for the purpose of acquiring and holding ABC common stock. Please refer to the Company’s Form 8-K filed with the Securities and Exchange Commission on March 20, 2013, including the agreements filed as exhibits thereto, for more detailed information regarding the Framework Agreement and each of these agreements.

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ABC Shareholders Agreement.  The ABC Shareholders Agreement sets forth certain governance arrangements and contains various provisions relating to the acquisition of additional equity interests in ABC, prohibitions on taking certain actions relating to ABC, stock purchase rights, transfer restrictions, board representation, voting arrangements, registration rights and other matters. Pursuant to the ABC Shareholders Agreement, upon the Company and Alliance Boots, together with their respective wholly-owned subsidiaries and WAB Holdings (collectively, the “Investors”), collectively owning 5% percent or more of the ABC common stock, the Company will be entitled to designate one director to the Board of Directors of ABC (the “Board”). In addition, upon the later to occur of (1) the exercise in full of Warrant 1 and (2) the acquisition in full by the Investors of the Initial Open Market Shares, the Company will be entitled to designate a second director to the Board (subject to certain rights of Alliance Boots in respect of selecting such designee). If the Investors divest equity securities of ABC such that they collectively own less than 14%, but at least 5%, of the ABC common stock, the Company will no longer be entitled to designate two directors to the Board and will only be entitled to designate one director to the Board. If the Investors divest equity securities of ABC such that they collectively own less than 5% of the ABC common stock, the Company would no longer be entitled to designate any directors to the Board.

For so long as the Company has the right to designate a director to the Board, subject to certain exceptions, including matters related to acquisition proposals, the Investors will be obligated to vote all of their shares of ABC common stock in accordance with the recommendation of the Board on all matters submitted to a vote of ABC’s stockholders (including the election of directors). The ABC Shareholders Agreement contains, among other things, certain restrictions on the Investors’ ability to transfer the Warrants and their shares of ABC common stock. The ABC Shareholders Agreement further provides that the Company and Alliance Boots cannot transfer ABC common stock or other voting securities to certain prohibited transferees and in other specified circumstances. The ABC Shareholders Agreement also contains certain standstill provisions that, among other things, and subject to certain exceptions, prohibit the Investors and their respective affiliates from acquiring additional shares of ABC common stock. The ABC Shareholders Agreement also provides that from and after the expiration of the transfer restrictions set forth in the ABC Shareholders Agreement, the Investors will be granted certain registration rights with respect to ABC common stock. In addition, pursuant to the terms of the ABC Shareholders Agreement, the Company and Alliance Boots have preemptive rights to purchase their respective proportionate share of equity securities in future issuances of equity securities by ABC. These purchase rights do not apply to issuances in connection with conversions of certain convertible securities, equity compensation plan awards and certain other types of issuances. The ABC Shareholders Agreement will, subject to certain exceptions, terminate when the Investors’ collective beneficial ownership of ABC common stock decreases to less than 5%.

The Transaction Rights Agreement and WAB Holdings LLC Agreement.  In connection with entering into the Framework Agreement, the ABC Shareholders Agreement and the issuance of the Warrants, the Company, Walgreens PS, Alliance Boots, AB Luxembourg and WAB Holdings entered into a Transaction Rights Agreement, dated as of March 18, 2013 (the “Transaction Rights Agreement”). The Transaction Rights Agreement provides, among other things, that, in general, unless and until the Company fails to complete the Second Step Transaction, WAB Holdings will be the sole vehicle through which the Company and Alliance Boots acquire equity securities of ABC (other than the Warrants, which were issued by ABC to each of Walgreens PS and AB Luxembourg), including, without limitation, any Initial Open Market Shares. If the Warrants become exercisable prior to the completion or failure of the Second Step Transaction, the Transaction Rights Agreement (together with the Limited Liability Company Agreement of WAB Holdings (the “LLC Agreement”), entered into by Walgreens PS and AB Luxembourg on March 18, 2013), provides that WAB Holdings will acquire 100% of the Warrants from Walgreens PS and AB Luxembourg, in exchange for a payment by WAB Holdings equal to the fair market value of the Warrants as of their date of issuance (the “Warrants Transfer”).

62	| Walgreen Co.	2013 Proxy Statement

The LLC Agreement provides that, subject to certain exceptions, WAB Holdings will be managed by a board of managers, comprised of two managers selected by Walgreens PS and two managers selected by AB Luxembourg. Under the LLC Agreement, Walgreens PS agreed to provide WAB Holdings with funding in connection with any acquisition of ABC common stock pursuant to the arrangements described above, including the Initial Open Market Shares, as well as to complete the Warrants Transfer. Walgreens PS provided WAB Holdings with $224 million of funding during the Company’s fiscal year ending August 31, 2013. The LLC Agreement also provides that, upon certain events, including (at the election of AB Luxembourg (an “Equity Transfer Election”)) the failure to complete the Second Step Transaction, AB Luxembourg will pay to Walgreens PS an amount equal to approximately 50% of the aggregate amount of funding theretofore provided by Walgreens PS to WAB Holdings to acquire ABC equity securities (including pursuant to the Warrants Transfer), plus interest, following which WAB Holdings will dissolve, resulting in each of Walgreens PS and AB Luxembourg receiving 50% of the ABC equity securities and other assets (if any) then held by WAB Holdings (a “50/50 Dissolution”). In the event of the failure to complete the Second Step Transaction, if AB Luxembourg does not make the Equity Transfer Election, Walgreens PS would thereafter solely own 100% of the ABC equity securities and other assets (if any) held by WAB Holdings, and either (1) AB Luxembourg will be required to make a payment to Walgreens PS or (2) Walgreens PS will be required to make a payment to AB Luxembourg, in either case in an amount calculated to achieve the same economic outcome (based on the then-current market price of ABC common stock) as a 50/50 Dissolution for each of AB Luxembourg and Walgreens PS.

The Transaction Rights Agreement also provides that, following a failure to complete the Second Step Transaction, subject to certain exceptions and to the extent the standstill provisions of the ABC Shareholders Agreement are still applicable, each of the Company and Alliance Boots will not acquire equity securities of ABC if such acquisition would cause its beneficial ownership of ABC common stock to exceed its pro rata share of the applicable standstill level under the ABC Shareholders Agreement. The Transaction Rights Agreement also provides that, if the Company fails to complete the Second Step Transaction, to the extent that the Company is entitled under the ABC Shareholders Agreement to designate two directors to the Board, the second director will be an executive officer of Alliance Boots, designated by the board of directors of the Company in consultation with and at the direction of Alliance Boots.

Certain Indemnification Arrangements.  Our By-laws include certain indemnification provisions that are deemed to be contractual in nature with each of our directors and executive officers. These provisions generally require us to indemnify each director or officer, and advance expenses to them, in connection with their participation in legal proceedings arising out of their service to us. In addition, our By-laws provide that we may indemnify other employees and agents of the Company and advance expenses to them in certain circumstances. Information about our material legal proceedings is included in our periodic reports filed with the SEC.

PROPOSAL 2

Say-on-Pay – An Advisory Vote to Approve the Compensation of our Named Executive Officers

Shareholders are being asked to approve, on an advisory basis, the compensation of our named executive officers, as disclosed under Securities and Exchange Commission rules, including the Compensation Discussion and Analysis, the compensation tables and related material included in this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives you, as a shareholder, the opportunity to express your views on our named executive officers’ compensation. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our named executive officers described in this proxy statement.

As described in more detail above under “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate talented executives, reward Company

2013 Proxy Statement	Walgreen Co. |	63

and individual performance, and link the interest of the Company’s senior executives to the interests of the Company’s shareholders. The Compensation Committee oversees our executive compensation program, including the compensation of our named executive officers. All members of our Compensation Committee are independent directors, within the meaning of applicable stock exchange listing standards, and the Compensation Committee engages and receives advice from an independent compensation consultant.

Our executive compensation program incorporates policies and practices that are designed to ensure that it is strongly aligned with our goals and strategies and promotes responsible pay and governance practices. These policies and practices are discussed in detail under “Compensation Discussion and Analysis” and include:

•	Paying for Performance: most executive compensation is variable and dependent on achievement of business results and/or subject to market fluctuation, and there are no guaranteed bonuses;

•

Aligning Executive and Shareholder Interests:  most of our incentive compensation is equity-based, and we have substantial share ownership guidelines and stock holding requirements for executives that promote alignment of their interests with shareholders’ interests;

•

Encouraging Long-Term Decision-Making:  our long-term incentive program is 100% stock-based; stock options vest after three years and typically may be exercised over ten years, restricted stock units vest after three years, if the pre-established performance threshold is achieved in the first year, and the value of performance shares, if any, is determined based on the Company’s performance over a three-year period;

•

Rewarding Achievement of the Company’s Business Goals:  amounts available for annual incentive awards are based on Company performance compared to pre-set targets established by the Compensation Committee; individual awards take account of business unit and individual executive performance relative to their goals; and

•

Avoiding Incentives to Take Excessive Risk:  we review annually the risk profile of our compensation programs and have tools in place to mitigate risks to the Company, such as limits on incentive awards, use of multiple performance measures in our incentive plans, substantial share ownership guidelines and an executive incentive compensation recoupment (“clawback”) policy.

At the same time, the Company’s executive compensation program excludes practices that would be contrary to the Company’s compensation philosophy and contrary to shareholders’ interests. For example, the Company’s current executive compensation program: does not allow executives to engage in short sales, hedging or trading in put and call options with respect to the Company’s securities; does not provide excessive perquisites; and does not provide for tax gross-up for any perquisites or benefits. Our named executive officers are employed “at will” and the Executive Severance and Change in Control Plan does not provide for any “springing” employment agreements. Our executives are not entitled to any excise tax payment or tax gross-up for any change in control related payments. In addition, we review our compensation plans and programs on an ongoing basis, and periodically make adjustments taking into account evolving best practices, competitive conditions and other factors.

Please read “Compensation Discussion and Analysis” beginning on page 24 and the executive compensation tables and accompanying disclosure beginning on page 42 for additional details about our executive compensation programs, including information about the fiscal 2013 compensation of our named executive officers.

64	| Walgreen Co.	2013 Proxy Statement

We are asking our shareholders to support our named executive officer compensation as described in this proxy statement. Our Compensation Committee and our Board believe our overall process effectively implements our compensation philosophy and achieves our goals. Accordingly, we ask you to vote FOR the following resolution at our Annual Meeting:

“RESOLVED, that Walgreen Co.’s shareholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the executive compensation tables and related narrative discussion.”

This vote on the named executive officer compensation is advisory, and therefore will not be binding on the Company and will not affect, limit or augment any existing compensation or awards. However, we value our shareholders’ opinions and the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

The Board of Directors unanimously recommends that shareholders vote FOR the approval of this proposal. Proxies solicited by the Board will be so voted unless shareholders specify a contrary choice in their voting instructions.

The following Audit Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

Audit Committee Report

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the audited financial statements with management;

•

Discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and

•

Received the written disclosures and the letter from Deloitte & Touche LLP pursuant to applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Committee concerning independence, and discussed with Deloitte & Touche LLP its independence from the Company.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2013.

Janice M. Babiak, Chair
David J. Brailer
Nancy M. Schlichting
Alejandro Silva

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Independent Registered Public Accounting Firm Fees and Services

Fees Paid to Principal Accountant

All fees billed by Deloitte & Touche LLP, our independent registered public accounting firm, for services rendered to us during fiscal years 2013 and 2012 were as follows:

	Fiscal 2013	Fiscal 2012
Audit Fees(1)	$4,349,000	$2,965,000
Audit-Related Fees(2)	350,000	—
Tax Fees:(3)
Compliance(4)	1,050,000	654,000
Planning and Advice(5)	1,651,000	618,000
All Other Fees	—	—

Total Fees	$7,400,000	$4,237,000

(1)

Audit fees cover: professional services performed by Deloitte in the audit of the Company’s annual financial statements included in the annual report on Form 10-K; audit of the effectiveness of internal control over financial reporting; the review of financial statements included in the Company’s quarterly reports on Form 10-Q; evaluating the accounting and financial reporting aspects of the Company’s investment in Alliance Boots; and services normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-related fees consist of fees billed for services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. Such services include audits related to strategic initiatives. There were no audit-related fees approved during fiscal years 2013 or 2012 pursuant to the de minimis exception under Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

(3)

Tax fees consist of fees billed for professional services performed by Deloitte with respect to tax compliance and tax planning and advice. Total tax fees were $2,701,000 in fiscal 2013 and $1,272,000 in fiscal 2012. There were no tax fees approved during fiscal years 2013 or 2012 pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

(4)

Includes assistance with tax return preparation and related compliance matters, including accounting methods and tax credits. Fiscal 2013 includes $356,000 of services related to Walgreens Boots Alliance Development GmbH a 50/50 global sourcing joint venture that we consolidate for financial reporting purposes.

(5)	Includes tax planning advice and assistance with tax audits. Fiscal 2013 include $1,329,000 of services related to Walgreens Boots Alliance Development GmbH.

Pre-Approval of Services Provided By the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the Company’s independent registered public accounting firm and has established a policy concerning the preapproval of services performed by the Company’s independent registered public accounting firm. Each proposed engagement not specifically identified by the SEC as impairing independence is evaluated for independence implications prior to entering into a contract with the independent registered public accounting firm for such services. The Audit Committee has approved in advance certain permitted services whose scope is consistent with auditor independence. These services are: (i) statutory audits of Company subsidiaries; (ii) services associated with SEC registration statements, other documents filed with the SEC or other documents issued in connection with securities offerings (for example, comfort letters or consents); (iii) consultations related to adoption of new accounting or auditing pronouncements, disclosure requirements or other accounting related regulations; and (iv) audits of employee benefit plans. If the project is in a permitted category, it is considered pre-approved by the Audit Committee. All other services require specific pre-approval by the Audit Committee. Engagements with total fees less than $100,000 require the approval of one member of the Audit Committee. Engagements with total fees greater than $100,000 require the approval of the full

66	| Walgreen Co.	2013 Proxy Statement

Audit Committee. On a quarterly basis, the Audit Committee reviews a summary listing all service fees, along with a description of the nature of the engagement.

All audit, audit-related and tax services performed by Deloitte for the Company and its consolidated subsidiaries in fiscal 2013 were pre-approved by the Audit Committee in accordance with the regulations of the SEC. The Audit Committee considered and determined that the provision of non-audit services by Deloitte during fiscal 2013 was compatible with maintaining auditor independence.

PROPOSAL 3

Ratification of the Appointment of the Independent Registered Public Accounting Firm

In accordance with the Audit Committee’s charter, the Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2014. Deloitte has been the Company’s independent registered public accounting firm since May 2002, and is considered by management to be well-qualified.

Shareholder ratification of the Audit Committee’s selection of Deloitte as the Company’s independent registered public accounting firm is not required by the Company’s By-laws or otherwise. The Board of Directors, however, is submitting the selection of Deloitte to the shareholders for ratification. In the event the shareholders do not ratify the appointment of Deloitte, the selection of an independent registered public accounting firm will be determined by the Audit Committee after careful consideration of any information submitted by the shareholders. In addition, even if the shareholders ratify the selection of Deloitte, the Audit Committee may in its discretion appoint a different independent accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

Representatives of Deloitte are expected to be present at the Annual Meeting to respond to shareholders’ questions and to have the opportunity to make any statements they consider appropriate.

The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote is required for the approval of this proposal.

The Board of Directors unanimously recommends that shareholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm. Proxies solicited by the Board will be so voted unless shareholders specify a contrary choice in their voting instructions.

PROPOSAL 4

Shareholder Proposal Regarding an Executive Equity Retention Policy

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, the beneficial owner of more than $2,000 of the Company’s common stock, has notified us that he intends to present a proposal at the Annual Meeting. The proposal is set forth below. Walgreens accepts no responsibility for the accuracy of the proposal or the proponent’s supporting statement. Your Board recommends that you vote AGAINST this proposal.

Shareholder Proposal:

4 – Executives To Retain Significant Stock

Resolved: Shareholders urge that our executive pay committee adopt a policy requiring senior executives to retain a significant percentage of shares acquired through equity pay programs until reaching normal retirement age and to report to shareholders regarding the policy before our Company’s next annual meeting. For the purpose of this policy, normal retirement age would be an age of at least 60

2013 Proxy Statement	Walgreen Co. |	67

and determined by our executive pay committee. Shareholders recommend that the committee adopt a share retention percentage requirement of 25% of net after-tax shares.

This single unified policy shall prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. Otherwise our directors would be able to avoid the impact of this proposal. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate our Company’s existing contractual obligations or the terms of any pay or benefit plan currently in effect.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company’s long-term success. A Conference Board Task Force report on executive pay stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

This proposal should also be more favorably evaluated due to our Company’s clearly improvable environmental, social and corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, negatively flagged our company for Related Party Transactions, Board Integrity and Risk Management Expertise. GMI also negatively flagged Walgreen for Golden Parachutes, Performance Targets, Internal Pay Equity, Severance Vesting, Dilution Concerns, CEO Shareholding to Pay Multiple and CEO Perks.

The Department of Justice reached an $80 million settlement with Walgreen over violations that allowed tens of thousands of powerful painkillers, such as oxycodone, to illegally wind up in the hands of addicts and drug dealers.

Walgreen was ordered to pay $16 million to resolve a California cities lawsuit alleging Walgreen tossed pesticides, paint and pharmaceutical waste into local landfills. Six California counties claimed that 600 Walgreen stores unlawfully disposed of hazardous materials for six-years. Walgreen also unlawfully disposed of confidential customer records.

The U. S. Drug Enforcement Administration said it was probing Walgreen pharmacies in connection with a wide-ranging investigation of the diversion of prescription drugs for illicit use. The DEA issued the pharmacies notifications requiring them to prove why they should be allowed to keep their licenses.

The U. S. Department of Justice said that Walgreen would pay $7 million to resolve allegations it illegally tried to get federal health care beneficiaries to switch their prescriptions to Walgreen pharmacies.

Returning to the core topic of this proposal from the context of our clearly improvable corporate performance, please vote to protect shareholder value:

Executives To Retain Significant Stock – Proposal 4

Board’s Statement in Opposition:

This proposal is similar to a proposal submitted by the same proponent at the Company’s January 2012 Annual Meeting that was rejected by our shareholders. The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

The Board recognizes the importance of aligning the interests of our senior executives with those of our shareholders.  The Board believes that the Company’s existing compensation policies and practices, which include share ownership and retention requirements, a “clawback” policy designed to allow the Company to recoup incentive compensation if there is a financial statement restatement or misconduct including fraud, a prohibition on hedging, and long-term, equity-based incentive

68	| Walgreen Co.	2013 Proxy Statement

compensation with vesting periods over multiple years as a significant component of total compensation, strike the appropriate balance. These policies and practices have been carefully designed to align the interests of senior executives with those of shareholders and encourage a focus on the long-term performance of the Company, while enabling the Company to attract and retain talented executives. The Board believes that adoption of this proposal, which would apply to all future equity awards to all senior executives in a rigid “one-size-fits-all” approach, would upset this balance, and is inadvisable and not in the best interest of the Company and its shareholders.

As described under “Compensation Discussion and Analysis,” the Company has adopted share ownership guidelines that apply not only to all executive officers, but to all corporate officers who serve at a Vice President or more senior level. These guidelines require varying levels of ownership and retention of Company stock, depending on an executive’s position. For example, the Company’s Chief Executive Officer is required to own at least the lesser of a number of shares with a market value of at least five times his annual base salary and 230,000 shares, and each Executive Vice President is required to own at least the lesser of a number of shares with a market value of at least three times his or her annual base salary and 60,000 shares. Each officer is required to meet the applicable ownership threshold within five years of adoption of the policy or, if later, his or her election. The requisite ownership level must then be retained throughout the officer’s service to the Company. More details regarding the share ownership guidelines are set forth above under “Executive Compensation – Compensation Discussion and Analysis — Share Ownership Guidelines of Senior Executives”. These share ownership guidelines are periodically reviewed by the Compensation Committee. As of November 15, 2013, each of the Company’s named executive officers had met or exceeded his or her stock ownership requirements or, using reasonable assumptions, was on track to achieve his or her stock ownership objective within the prescribed time frame.

The Company’s “clawback” policy and its policy regarding hedging transactions complement the objectives of its share ownership guidelines. The Company maintains a “clawback” policy applicable to all officers that is designed to enable the Company to recoup incentive compensation paid if there is a restatement or misconduct, including fraud. In addition, officers are not permitted, as a matter of policy, to sell short, enter into derivative contracts on, or engage in hedging or monetization transactions that hedge the economic risk of their ownership of Walgreens shares.

The Company’s compensation practices encourage a focus on long-term performance.  As described in considerable detail in this proxy statement, a substantial portion of our executives’ compensation depends on the Company’s long-term performance. Long-term incentive awards include performance shares, fixed-price stock options and restricted stock units. These components work together to incentivize the achievement of the Company’s long-term strategic objectives, align financial awards with the economic interests of shareholders and promote retention of the leadership talent that is critical to our success. At any particular time, our executives hold significant unvested equity awards. Performance share awards are contingent upon achieving performance goals over a three-year period. Shares are only awarded under this program if performance thresholds are met. Stock options are granted at fair market value on the date of the grant with a three-year cliff vesting requirement, and the executive realizes no value unless the Company’s stock price increases and the executive remains with the Company until the options vest. Similarly, an executive may only realize appreciation from restricted stock units, which have a three-year cliff vesting requirement and a Company performance requirement, if the value of the Company’s stock rises and the executive remains with the Company until the units vest. Shares are only awarded under this program if Company performance thresholds are met.

This shareholder proposal fails to strike a reasonable balance between incentivizing desired management behavior and permitting executives to manage their own financial affairs.  Because equity compensation is by far the largest element of compensation for our executive officers, Company stock makes up a substantial proportion of their net worth. Further, a share retention requirement that can

2013 Proxy Statement	Walgreen Co. |	69

continue for years after an executive is no longer employed by the Company, such as the one proposed, could significantly lessen the incentive value of equity awards. The proposal also could result in the value of an executive’s equity holdings being dramatically affected by matters unrelated to the Company’s performance or the actions taken during the period of the executive’s employment.

This shareholder proposal would unduly restrict the ability of the Compensation Committee to design an effective and competitive compensation program.  Our Board opposes this shareholder proposal because our directors believe that our Compensation Committee, which consists entirely of independent directors and is the governing body best suited to formulate executive compensation principles and practices that reflect the interests of shareholders, must have the flexibility to structure effective and competitive compensation programs. The proposal’s significant restrictions on an executive’s ability to exercise and realize the value of equity awards could hinder the Company’s ability to attract and retain executive talent. The Board believes it is important that the Company have the ability to attract, retain and motivate a talented and experienced leadership team by having an executive compensation program that is competitive and designed to foster achievement of the strategic, operational and financial goals of the Company. Adopting rigid policies that limit our Compensation Committee’s ability to design effective and competitive compensation programs will not help us to achieve our goals and would place the Company at a competitive disadvantage in recruiting, retaining and motivating senior executives.

The Board of Directors unanimously recommends that shareholders vote AGAINST this shareholder proposal. Proxies solicited by the Board will be so voted unless shareholders specify a contrary choice in their voting instructions.

PROPOSAL 5

Shareholder Proposal Regarding Proxy Access

CtW Investment Group, 1900 L Street, NW, Suite 900, Washington, D.C. 20036, the beneficial owner of more than $2,000 of the Company’s common stock, has notified us that it intends to present a proposal at the Annual Meeting. The proposal is set forth below. Walgreens accepts no responsibility for the accuracy of the proposal or the proponent’s supporting statement. Your Board recommends that you vote AGAINST this proposal.

Shareholder Proposal:

Resolved: The shareholders of Walgreens hereby ask our Board to adopt a “proxy access” bylaw, with conforming amendments to related bylaws, that require Walgreens to include in any proxy materials prepared for a shareholder meeting at which directors will be elected, the name, Disclosure and Statement (as defined herein) of any person nominated for election to the Board by a shareholder or group thereof (the “Nominator”) that meets the criteria set out below. Walgreens shall allow shareholders to vote on such nominee(s) on Walgreens’ proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed 20 percent of the number of directors then serving. This bylaw should provide that a Nominator must:

(a) Have beneficially owned 3 percent or more of Walgreens’ outstanding common stock continuously for at least three years before the nomination is submitted;

(b) Give Walgreens written notice within the time period identified in Walgreens’ bylaws, of information required by the bylaws and any rules of the Securities and Exchange Commission about (i) the nominee, including his or her consent to being named in the proxy materials, to serving as a director if elected, and to public disclosure of data required by Walgreens’ bylaws; and (ii) the Nominator, including proof of ownership of the required shares (the “Disclosure”); and

70	| Walgreen Co.	2013 Proxy Statement

(c) Certify that (i) it assumes liability stemming from any legal violation arising out of the Nominator’s communications with shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable legal requirements in its own soliciting material; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at Walgreens

The Nominator may submit with the Disclosure a supporting statement not exceeding 500 words (the “Statement”). The Board shall adopt procedures for timely resolving disputes over whether the notice of a nomination, Disclosure and Statement satisfy the bylaw and any applicable regulations, and the priority to be given to multiple nominations exceeding the 20 percent limit.

Supporting Statement

The process proposed here adopts the strict 3 percent and 3-year eligibility threshold the SEC adopted in its now-vacated 2010 proxy access rule. The 20 percent limit on shareholder-nominated candidates will prevent abuse, we believe, and is the limit that Hewlett-Packard’s board proposed to its shareholders in 2013 in a proxy access bylaw that was overwhelmingly adopted.

We believe long-term Walgreens owners should have a more meaningful voice in nominating and electing directors. We think that the need for board oversight is particularly important at this time, given the seemingly significant changes in Walgreens’ strategic focus, as evidenced by the pending transaction with Alliance Boots and the recent acquisition of a stake in drug wholesaler AmerisourceBergen.

Board’s Statement in Opposition:

The Board of Directors has carefully considered this shareholder proposal and recommends that shareholders vote AGAINST this proposal for the reasons set forth below.

Proxy access is a procedure designed to facilitate company-financed proxy contests in director elections, pitting the Board’s nominees against one or more candidates nominated by a shareholder meeting minimal eligibility requirements. The Board recommends that you vote against this proposal because it ignores the effective voice shareholders already have, undercuts the critical role of the independent Nominating and Governance Committee, and would introduce an unnecessary and potentially expensive and destabilizing dynamic into the Board election process. In short, the proposal advances a solution for a problem that does not exist at our Company, and does so at the risk of considerable harm to our Company.

This proposal advances a solution for a problem that does not exist at our Company, as Walgreens corporate governance policies and practices provide shareholders with the ability to effectively voice their opinions and ensure that the Board of Directors is accountable to shareholders.  For example:

•	All directors are elected annually;

•	Directors are elected by a majority vote standard and shareholders have cumulative voting rights in the election of directors;

•	We have an independent, non-executive Chairman of the Board;

•	Shareholders are able to call a special shareholders’ meeting in accordance with the conditions set forth in our By-laws;

•	Shareholders are able to act by written consent in accordance with the conditions set forth in our By-laws;

2013 Proxy Statement	Walgreen Co. |	71

•	Shareholders are able to:

¡	Communicate with any director, any Board committee or the full Board, as discussed under “Communications with the Board of Directors” above;

¡	Propose director nominees to the Nominating and Governance Committee;

¡

Submit proposals for consideration at an Annual Meeting and for inclusion in Walgreens proxy statement for that meeting, subject to certain conditions and the rules and regulations of the Securities and Exchange Commission; and

¡	Submit proposals, including nominations of director candidates, directly at an annual meeting, subject to the conditions set forth in our By-laws;

•

We have no supermajority shareholder voting requirements in our By-laws. In addition, our board recommended, and shareholders approved, an amendment to our Articles of Incorporation in 2011 that removed various super-majority vote requirements from our charter.

•

We do not have a “poison pill”. Moreover, our Corporate Governance Guidelines provide that any future “poison pill” adopted would terminate if not approved by our shareholders prior to or within twelve months after adoption; and

•	We recently enhanced our shareholder engagement program and are committed to fostering open and honest dialogue with our shareholders.

The proposal would undermine the important role of the independent Nominating and Governance Committee.

Allowing shareholders to nominate competing candidates for director in our proxy statement would seriously undercut the role of the independent Nominating and Governance Committee and our Board in one of the most crucial elements of corporate governance, the election of directors. An effective board of directors is composed of individuals with a diverse and complementary blend of experiences, skills and perspectives. Our independent Nominating and Governance Committee and our Board of Directors are best situated to assess the particular qualifications of potential director nominees and determine whether they will contribute to an effective and well-rounded Board that operates openly and collaboratively and represents the interests of all shareholders, not just those with special interests.

•

The Nominating and Governance Committee, which is comprised of independent, non-management directors who owe fiduciary duties to act in the best interests of all shareholders, has developed criteria and a process for identifying and recommending director candidates for election by our shareholders, which are described in our Corporate Governance Guidelines and discussed above under “Direction Selection Process.”

•

As part of this process, shareholders can recommend prospective director candidates for the Nominating and Governance Committee’s consideration as discussed above under “Direction Selection Process” and “Consideration of Director Candidates for Next Year’s Annual Meeting.” Nominees proposed by shareholders for the Committee’s consideration are evaluated and considered in the same manner as a nominee recommended by a Board member, management, search firm or other source.

This process is carefully designed to identify and nominate director candidates who possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business and who can contribute to the overall effectiveness of our Board. The Committee also carefully reviews and considers the independence of potential nominees, which for the Company is a complex undertaking in light of the broad scope of the Company’s business and the resulting risk that nominees, their family members or affiliated entities may do business with the Company. Shareholders already have

72	| Walgreen Co.	2013 Proxy Statement

a voice in this process and the ability to nominate potential directors for consideration by the Committee. Through this process, we believe that our Nominating and Governance Committee and Board achieve the optimal balance of directors and best serve Walgreens and all of our shareholders.

This proxy access proposal would enable a holder of as little as 3% of our outstanding shares to completely bypass this process by placing directly into nomination candidates who may fail to meet the independence or other qualifications established by the Board, fail to contribute to the desired mix of perspectives, or fail to represent the interests of shareholders as a whole.

The proposal could have a number of other significant adverse consequences.

The Board believes that proxy access may have a number of significant adverse consequences and could harm our Company, Board of Directors and shareholders by:

•  Creating an Uneven Playing Field and Increasing Company Costs.  In the absence of proxy access, the playing field is level, in that a shareholder seeking to elect its own nominee to the Board would, like the Company, need to undertake the expense of soliciting proxies on its nominee’s behalf. We see little reason why a shareholder owning 3% of the outstanding shares of the Company (which at today’s share price would represent over $1.5 billion worth of shares) should not, if the shareholder has a legitimate interest in having representation on the Board, bear the expense of soliciting proxies. Moreover, in a contested election, we would likely feel compelled to undertake an additional and potentially expensive campaign in support of Board-nominated candidates and to inform shareholders of the reasons the shareholder nominee(s) should not be elected.

•  Encouraging Short-Termism.  The Board believes that dealing with contested elections every year would not only be highly distracting to the Board and management, but could also encourage a short-term focus to the management of the business that would not be in the interests of our shareholders. Encouraging short-termism and distracting the Board and management from their responsibilities are very high costs to pay for a regime for which there is not a demonstrated need.

•  Increasing the Influence of Special Interest Groups.  Proxy access allows a shareholder with a special interest to use the proxy access process to promote a specific agenda rather than the interests of all shareholders, creating the risk of politicizing the Board election process at virtually no cost to the proponent. The election of a shareholder-nominated director via the proposed proxy access process, particularly one representing a narrow interest, risks disrupting the Board and preventing the Board from effectively promoting the long-term interests of all shareholders.

•  Significantly Disrupting Company and Board Operations.  With proxy access, contested director elections could become routine. Divisive proxy contests could occur every year and substantially disrupt company affairs and the effective functioning of our Board of Directors without adding significant value to the current process. This could harm us in various ways, including the potential for high annual turnover leading to an inexperienced board that lacks sufficient knowledge and understanding of our current and past business to provide meaningful and effective oversight of our operations and long-term strategies. Abrupt changes in the composition of our Board of Directors could impair our ability to develop, refine, monitor and execute our long-term plans. In addition, our management and directors would be required to divert their time from managing and overseeing Company business to focusing on proxy contests in the election of directors. Indeed, the United States Court of Appeals for the District of Columbia overturned the SEC’s proxy access rule precisely because it determined that the SEC had not adequately assessed the expense and distraction proxy contests would entail.

•  Discouraging Highly Qualified Director Candidates from Serving.  The prospect of routinely standing for election in a contested situation may deter highly qualified individuals from Board service. The prospect of a perennial campaign also may cause incumbent directors to become excessively risk

2013 Proxy Statement	Walgreen Co. |	73

averse, thereby impairing their ability to provide sound and prudent guidance with respect to our operations and interests. Under the process overseen by the Nominating and Governance Committee, we currently have a well-functioning team of directors with a diverse range of expertise and experience.

*    *    *    *

The Board believes that the current measures the Company employs for the nomination and election of Directors have led to a Board that is responsive to shareholder input and promotes a strategy of long-term value creation. Disruption of the Board’s functioning could adversely affect the pursuit of our long-term strategy and put shareholder value at risk. For the foregoing reasons, we believe that this proposal is unnecessary, involves the risk of considerable harm to our Company, and is not in the best interests of our shareholders.

The Board of Directors unanimously recommends that shareholders vote AGAINST this shareholder proposal. Proxies solicited by the Board will be so voted unless shareholders specify a contrary choice in their voting instructions.

Householding

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name receive only one Notice of Internet Availability of Proxy Materials, or if applicable, only one proxy statement and Annual Report, unless one or more of these shareholders notifies the Company that they would like to continue to receive individual copies. This reduces printing costs and postage fees. If, because of multiple accounts, you are still receiving multiple copies of the Company’s Notice of Internet Availability of Proxy Materials, or if applicable, proxy statement and Annual Report at a single address and wish to receive a single copy, or if you participate in householding and wish to receive a separate copy of the Annual Report or proxy statement, or prefer to receive separate copies of future materials, and your shares are registered directly through the Company’s transfer agent, please contact Wells Fargo Bank, N.A., at (888) 368-7346, or inform them in writing at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120-4100. If your shares are held through a brokerage account, please contact your broker directly.

Shareholders who participate in householding will continue to receive separate proxy cards to vote their shares. Shareholders that receive the Notice of Internet Availability of Proxy Materials will receive instructions on how to vote their shares via the Internet. Householding does not in any way affect dividend check mailings.

Shareholder Proposals for the Next Annual Meeting

Shareholders may submit proposals appropriate for shareholder action at the Company’s Annual Meeting consistent with the regulations of the SEC. For proposals to be considered for inclusion in the Company’s proxy statement for its Annual Meeting to be held in January 2015, the proposals must be received by the Company no later than July 28, 2014 and be submitted in accordance with applicable SEC rules and regulations. Such proposals must be delivered to Walgreen Co., Attention: Corporate Secretary, 108 Wilmot Road, Deerfield, Illinois 60015.

Shareholder proposals that are not intended for inclusion in the Company’s proxy statement may be brought before an Annual Meeting in accordance with the advance notice procedures described in the Company’s By-laws. For the Annual Meeting to be held in January 2015, the Corporate Secretary must receive notice of the proposal on or after September 10, 2014 and no later than October 10, 2014. Shareholder proposals must be in proper written form and must meet the detailed disclosure requirements set forth in the Company’s By-laws, including a description of the proposal, the relationship between the proposing shareholder and the underlying beneficial owner, if any, and such parties’ stock holdings and

74	| Walgreen Co.	2013 Proxy Statement

derivative positions in the Company’s securities. The Company’s By-laws also require that shareholder proposals concerning nomination of directors provide additional disclosure, including information the Company deems appropriate to ascertain the nominee’s qualifications to serve on the Company’s Board of Directors, disclosure of compensation arrangements between the nominee, the nominating shareholder and the underlying beneficial owner, if any, and other information required to comply with the proxy rules and applicable law.

By order of the Board of Directors,

THOMAS J. SABATINO, JR.
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on January 8, 2014:

The Notice and Proxy Statement and fiscal 2013 Annual Report are available at www.proxyvote.com.

The Company also has made available on its website at investor.walgreens.com its fiscal 2013 Annual Report on Form 10-K, as filed with the SEC, including the financial statements and schedules. The Company will furnish, on written request and without charge, a printed copy of the Annual Report on Form 10-K to each person whose proxy is solicited and to each person representing that, as of the record date for the meeting, he or she was a beneficial owner of shares entitled to be voted at the meeting. Such written request should be directed to Walgreen Co., c/o Shareholder Relations, Mail Stop #1833, 108 Wilmot Road, Deerfield, Illinois 60015.

2013 Proxy Statement	Walgreen Co. |	75

108 WILMOT ROAD DEERFIELD, IL 60015	INSTRUCTIONS FOR VOTING BY THE INTERNET, TELEPHONE OR MAIL
Walgreen Co. encourages you to take advantage of convenient voting methods. Please take this opportunity to use one of the three voting methods below. Voting is easier than ever.
Proxies submitted by telephone or the Internet must be received by 11:59 PM, Eastern Time, on January 7, 2014.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time on January 7, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time on January 7, 2014. Have your proxy card in hand when you access the web site and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Walgreen Co., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, for delivery prior to the meeting date.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M61821-TBD	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

WALGREEN CO.
If you wish to vote in accordance with the Board of Directors recommendations, just sign below.
The Board of Directors recommends that you vote FOR all nominees for director. (Your proxy holders will vote FOR the election of the following nominees unless you indicate otherwise.)
1.	Election of 13 Directors:

	Nominees:		For	Against	Abstain

	1a.	Janice M. Babiak	☐	☐	☐

	1b.	David J. Brailer	☐	☐	☐

	1c.	Steven A. Davis	☐	☐	☐

	1d.	William C. Foote	☐	☐	☐

	1e.	Mark P. Frissora	☐	☐	☐

	1f.	Ginger L. Graham	☐	☐	☐

	1g.	Alan G. McNally	☐	☐	☐

	1h.	Dominic P. Murphy	☐	☐	☐

	1i.	Stefano Pessina	☐	☐	☐

	1j.	Nancy M. Schlichting	☐	☐	☐

	1k.	Alejandro Silva	☐	☐	☐

	1l.	James A. Skinner	☐	☐	☐

	1m.	Gregory D. Wasson	☐	☐	☐

Vote on Proposals
The Board of Directors recommends that you vote FOR proposals 2 and 3. (Your proxy holders will vote FOR each of the following proposals unless you indicate otherwise.)		For	Against	Abstain
2.	Advisory vote to approve named executive officer compensation.	☐	☐	☐
3.	Ratify the appointment of Deloitte & Touche LLP as Walgreen Co.’s independent registered public accounting firm.	☐	☐	☐
The Board of Directors recommends that you vote AGAINST proposals 4 and 5. (Your proxy holders will vote AGAINST proposals 4 and 5 unless you indicate otherwise.)

4.	Shareholder proposal regarding an executive equity retention policy.	☐	☐	☐
5.	Shareholder proposal regarding proxy access.	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign your name(s) as it appear(s) on this proxy. Joint owners should each sign. If signing for a corporation or partnership, or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

ANNUAL MEETING

The Walgreen Co. Annual Meeting of Shareholders will be held January 8, 2014, at 2:00 PM, Central Standard Time, in the Grand Ballroom of Navy Pier. A map detailing directions to the meeting is shown at right. An admission ticket is included in this mailing. You will not be admitted without a ticket. Please note that backpacks and suitcases will not be permitted in the meeting.

Shareholders should use Entrance 2, Lobby 3 for access to the Grand Ballroom. Please follow posted signs. A shuttle service will run from the Navy Pier main entrance and parking garages to Entrance 2, Lobby 3. If you require assistance, wheelchairs will be available at the base of the elevators as you enter Lobby 3.

Note: Navy Pier is undergoing improvements and parking is limited. We highly recommend taking public transportation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on January 8, 2014:

The Notice and Proxy Statement and fiscal 2013 Annual Report are available at www.proxyvote.com.

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M61822-TBD

WALGREEN CO.
Annual Meeting Proxy Card

Proxy solicited on behalf of the Board of Directors

The shareholder hereby appoints JAMES A. SKINNER, STEVEN A. DAVIS and GREGORY D. WASSON, or any of them, with full power of substitution, as attorneys and proxies to vote all shares of common stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of WALGREEN CO. (and any adjournment thereof) to be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois, on Wednesday, January 8, 2014 upon the matters referred to on the reverse side and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting or any adjournment thereof.

This proxy, when properly executed, will be voted as directed. If no direction is specified, this proxy will be voted FOR proposals 1, 2 and 3, AGAINST proposals 4 and 5, and in the discretion of the proxyholders on such other matters as may properly come before the meeting or any adjournment thereof. The proxyholders reserve the right in their discretion to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)